    As filed with the Securities and Exchange Commission on November 4, 1996
                                                  Registration Number: 333-14223

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        ------------------------------

                               Amendment No. 1 to
                                    Form S-4
                          Registration Statement Under
                           The Securities Act of 1933

                        ------------------------------

                            Hancock Holding Company
             (Exact name of Registrant as specified in its charter)

          MISSISSIPPI                          6022                          64-0693170
(State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)     Classification Code Number)        Identification Number)

                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CHARLES A. WEBB, JR.
                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:

                              CARL J. CHANEY, ESQ.
                         WATKINS LUDLAM & STENNIS, P.A.
                              POST OFFICE BOX 427
                             633 NORTH STATE STREET
                          JACKSON, MISSISSIPPI  39202
                                 (601) 949-4974
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

        If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



                          -------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            HANCOCK HOLDING COMPANY

  CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE PROSPECTUS/PROXY STATEMENT
           OF INFORMATION REQUIRED BY PART I OF FORM S-4 PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

         Item                                               Prospectus/Proxy Statement Heading or Location
         ----                                               ----------------------------------------------
1.       Forepart of Registration Statement and             Forepart of Registration Statement; Outside Front
         Outside Front Cover Page of Prospectus             Cover Page of Prospectus/Proxy Statement

2.       Inside Front and Outside Back Cover Pages of       Inside Front Cover Page of Prospectus/Proxy Statement;
         Prospectus                                         Available Information; Table of Contents

3.       Risk Factors, Ratio of Earnings to Fixed           Summary
         Charges and Other Information

4.       Terms of the Transaction                           Summary; General Information; Information
                                                            Concerning the Merger; Description of HHC Capital Stock;
                                                            Comparative Rights of Shareholders

5.       Pro Forma Financial Information                    Unaudited Pro Forma Combined Financial Statements

6.       Material Contacts with the Company Being           Summary; Information Concerning the Merger
         Acquired

7.       Additional Information Required for Reoffering     Not Applicable
         by Persons and Parties Deemed to be
         Underwriters

8.       Interest of Named Experts and Counsel              Not Applicable

9.       Disclosure of Commission Position on               Not Applicable
         Indemnification for Securities Act Liabilities

10.      Information with Respect to S-3 Registrants        Available Information; Documents Incorporated by Reference;
                                                            Summary; Certain Information
                                                            Concerning HHC

11.      Incorporation of Certain Information by            Available Information; Documents Incorporated by
         Reference                                          Reference

12.      Information with Respect to S-2 or S-3             Not Applicable
         Registrants

13.      Incorporation of Certain Information by            Not Applicable
         Reference

14.      Information with Respect to Registrants Other      Not Applicable
         than S-2 or S-3 Registrants

15.      Information with Respect to S-3 Companies          Not Applicable

16.      Information with Respect to S-2 or S-3             Not Applicable
         Companies

17.      Information with Respect to Companies Other        Summary; Selected Financial Data of SNB; Stock
         than S-2 or S-3 Companies                          Prices and Dividends of SNB; Certain Information Concerning
                                                            SNB; Index to Financial Statements

18.      Information if Proxies, Consents, or               Notice of Special Meeting of Shareholders;
         Authorizations are to be Solicited                 Summary; Purpose of the Special Meeting;
                                                            Solicitation, Voting and Revocation of Proxies;
                                                            Shares Entitled to Vote; Quorum; Vote Required;
                                                            Information Concerning the Merger; Certain
                                                            Information Concerning SNB; Documents Incorporated
                                                            by Reference


19.      Information if Proxies, Consents, or               Not Applicable
         Authorizations are not to be Solicited or
         in an Exchange Offer

                             [SOUTHEAST LETTERHEAD]



                                                             November 8, 1996


Dear Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of Southeast National Bank, a national banking association, ("SNB") to be held at SNB, 1855 S. Morrison Blvd., Hammond, Louisiana, on Tuesday, January 7, 1997, at 1:00 p.m., local time.


         At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and related Bank Merger Agreement (collectively, the "Merger Agreement") pursuant to which (a) SNB will be merged with and into Hancock Bank of Louisiana (the "Bank Merger") and (b) each outstanding share of SNB common stock will be converted into the right to receive 0.2345 shares of Hancock Holding Company ("HHC") common stock and $7.9652 in cash; provided, however, each holder of SNB common stock who would otherwise receive 25 or fewer shares of HHC common stock shall not receive HHC common stock but rather shall be entitled to receive ($16.70) for each share of SNB common stock, however, depending on the value of the HHC common stock at closing, the per share value of the consideration to be received by the de minimus shareholders ($16.70) may be greater or less than the per share value payable to the non-de minimus shareholders, in accordance with the Merger Agreement. Unless you dissent from the Bank Merger, your SNB common stock will be converted into HHC common stock on a tax deferred basis, except to the extent you receive cash.


         Details of the proposed transaction are set forth in the accompanying Prospectus/Proxy Statement, which you should read carefully. Only those shareholders of record at the close of business on November 1, 1996, will be entitled to notice of and to vote at the Special Meeting.


         Your Board of Directors unanimously recommends your approval of the Bank Merger. Furthermore, SNB's financial advisor, Chaffe & Associates, Inc. ("Chaffe"), has issued its opinion to the effect that, as of the date of such opinion and based upon the considerations and subject to the limitations described therein, the terms of the Bank Merger are fair, from a financial point of view, to the shareholders of SNB. Among the factors considered by your Board in recommending the Bank Merger were the financial terms of the Merger Agreement, the liquidity it will afford SNB's shareholders, and the likelihood and potential adverse impact of increased competition for SNB in their market area if SNB remains independent. For these reasons, your Board of Directors believes that the proposed Bank Merger is in the best interests of SNB and its shareholders, and urges that you vote "FOR" the proposed Bank Merger by signing, dating and returning the enclosed form of proxy promptly, whether or not you plan to attend the Special Meeting. The prompt return of your signed proxy, regardless of the number of shares you hold, will assist SNB in reducing the expense of additional proxy solicitation. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of SNB or by execution and delivery of a later dated proxy. If you attend the Special Meeting you may, if you wish, revoke your proxy and vote in person on all matters brought before the Special Meeting.





                                                         Very truly yours,



                                                         Reginald R. Harper
                                                         President

                            SOUTHEAST NATIONAL BANK
                             1855 S. Morrison Blvd.
                            Hammond, Louisiana 70403
                                 (504) 542-9700

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         Notice is hereby given that a Special Meeting of Shareholders of Southeast National Bank, a national banking association ("SNB") will be held at SNB, 1855 S. Morrison Blvd., Hammond, Louisiana, on Tuesday, January 7, 1997, at 1:00 p.m., local time:


         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and related Bank Merger Agreement (collectively, the "Merger Agreement") pursuant to which (a) SNB will be merged with and into Hancock Bank of Louisiana (the "Bank Merger") and (b) each outstanding share of SNB common stock will be converted into the right to receive 0.2345 shares of Hancock Holding Company ("HHC") common stock and $7.9652 in cash; provided, however, each holder of SNB common stock who would otherwise receive 25 or fewer shares of HHC common stock shall not receive HHC common stock but rather shall be entitled to receive $16.70 for each share of SNB common stock, however, depending on the value of the HHC common stock at closing, the per share value of the consideration to be received by the de minimus shareholders ($16.70) may be greater or less than the per share value payable to the non-de minimus shareholders, in accordance with the Merger Agreement. Unless you dissent from the Bank Merger, your SNB common stock will be converted into HHC common stock on a tax-free basis, except to the extent you receive cash; and


         2. To transact such other business as may properly come before the meeting and any adjournment thereof.

         Only those shareholders of record at the close of business on November 1, 1996 will be entitled to notice of and to vote at the special meeting.

         DISSENTING SHAREHOLDERS OF SNB WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE NATIONAL BANKING ACT WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES OF SNB.



                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            Luther Simon, Cashier


Hammond, Louisiana
November 8, 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY NOTICE TO THE SECRETARY OF SNB OR BY EXECUTION AND DELIVERY OF A LATER DATED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                   PROXY STATEMENT OF SOUTHEAST NATIONAL BANK

                        Special Meeting of Shareholders
                     to be held on Tuesday, January 7, 1997

                     -----------------------------------

                     PROSPECTUS OF HANCOCK HOLDING COMPANY

                         104,460 Shares of Common Stock
                               ($3.33 Par Value)

         Hancock Holding Company, a Mississippi corporation ("HHC"), has filed a Registration Statement on Form S-4 to register 104,460 shares of HHC's common stock, $3.33 par value ("HHC Common Stock"), under the Securities Act of 1933 to be issued in connection with a proposed merger of Southeast National Bank, a national banking association ("SNB") with and into Hancock Bank of Louisiana, a Louisiana state chartered bank ("Hancock Bank") (the "Bank Merger").

         This document constitutes a Proxy Statement of SNB in connection with the transactions described herein and a Prospectus of HHC with respect to the shares of HHC Common Stock to be issued if the Bank Merger is consummated.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HHC OR SNB. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE NOR SHALL THERE BE ANY SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION, OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY OFFER OR SALE MADE HEREUNDER NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HHC OR SNB SINCE THE DATE HEREOF.

                     -----------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     -----------------------------------

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

        The date of this Prospectus/Proxy Statement is November 8, 1996.

                             AVAILABLE INFORMATION

         HHC is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 300 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including HHC, with the Commission at http://www.sec.gov.

         This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 of HHC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933 as amended (the "Securities Act"), relating to the shares of HHC common stock offered hereby. This Prospectus/Joint Proxy Statement does not include all of the information and undertakings in the Registration Statement and exhibits thereto. For further information about HHC and the shares of common stock offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus/Joint Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         Except for the historical information contained herein, the matters discussed in this Prospectus/Proxy Statement are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, regulatory and technological factors affecting HHC's operations, markets, services, products and prices, and other factors discussed in HHC's filings with the SEC.

         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE FROM CHARLES A. WEBB, JR., CORPORATE SECRETARY, HANCOCK HOLDING COMPANY, ONE HANCOCK PLAZA, GULFPORT, MISSISSIPPI 39501 (601) 868-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 27, 1996. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by HHC pursuant to the Exchange Act are hereby incorporated by reference:

         1. HHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;
         2. The Proxy Statement of HHC for its Annual Meeting of Shareholders held on February 22, 1996;
         3. HHC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;
         4. HHC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and
         5. All other reports filed by HHC pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1995.

         All documents filed by HHC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded. The audited financial statements of HHC incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "CERTAIN INFORMATION CONCERNING HHC."

                               TABLE OF CONTENTS


SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         The Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . .   2
         Purpose of the Special Meeting . . . . . . . . . . . . . . . . . .   2
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Recommendation of Boards of Directors  . . . . . . . . . . . . . .   2
         Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Basis for the Terms of the Bank Merger . . . . . . . . . . . . . .   3
         Conversion of SNB Stock  . . . . . . . . . . . . . . . . . . . . .   3
         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .   3
         Regulatory Approvals and Other Conditions to the Bank Merger . . .   4
         Waiver, Amendment and Termination  . . . . . . . . . . . . . . . .   4
         Interests of Certain Persons in the Bank Merger  . . . . . . . . .   4
         Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . .   5
         Material Federal Income Tax Consequences . . . . . . . . . . . . .   5
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .   5
         Comparative Per Share Data (Unaudited) . . . . . . . . . . . . . .   7
         Recent Stock Prices  . . . . . . . . . . . . . . . . . . . . . . .   8
         Effect of the Bank Merger on Rights of Shareholders  . . . . . . .   9
         Resales of HHC Common Stock by Affiliates  . . . . . . . . . . . .   9
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .   9

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Purpose of the Special Meeting . . . . . . . . . . . . . . . . . .   9
         Solicitation, Voting and Revocation of Proxies . . . . . . . . . .  10
         Shares Entitled to Vote; Quorum; Vote Required . . . . . . . . . .  10
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . .  10

INFORMATION CONCERNING THE BANK MERGER  . . . . . . . . . . . . . . . . . .  11
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Background of and Reasons for the Bank Merger  . . . . . . . . . .  11
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . .  11
         Conversion of SNB Common Stock . . . . . . . . . . . . . . . . . .  12
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .  13
         Regulatory Approvals and Other Conditions to the Bank Merger . . .  14
         Conduct of Business Prior to the Effective Date  . . . . . . . . .  16
         Waiver, Amendment and Termination  . . . . . . . . . . . . . . . .  17
         Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . .  17
         Interests of Certain Persons in the Bank Merger  . . . . . . . . .  18
         Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . .  18
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Status Under Federal Securities Laws; Certain Restrictions
         on Resales of Securities  . . . . . . . . . . . . . . . . . . . .   18
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .  19

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER . . . . . . . .  19

DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

CERTAIN INFORMATION CONCERNING SNB  . . . . . . . . . . . . . . . . . . . .  26
         Principal Business . . . . . . . . . . . . . . . . . . . . . . . .  26
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Seasonality of Business and Customers  . . . . . . . . . . . . . .  26

         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . .  27
         Stock Prices and Dividends . . . . . . . . . . . . . . . . . . . .  27
         Security Ownership of Principal Shareholders and Management  . . .  28

SNB MANAGEMENT'S DISCUSSION AND ANALYSISOF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

CERTAIN STATISTICAL INFORMATION . . . . . . . . . . . . . . . . . . . . . .  43

MANAGEMENT OF SNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Board of Directors . . . . . . . . . . . . . . . . . . . . . . . .  46
         Executive Officers of SNB  . . . . . . . . . . . . . . . . . . . .  46
         Compensation Pursuant to Plans . . . . . . . . . . . . . . . . . .  46
         Transactions with Management . . . . . . . . . . . . . . . . . . .  47

CERTAIN INFORMATION CONCERNING HHC  . . . . . . . . . . . . . . . . . . . .  47
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Merger and Acquisition History . . . . . . . . . . . . . . . . . .  47
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Changes in Control . . . . . . . . . . . . . . . . . . . . . . . .  48
         Additional Information . . . . . . . . . . . . . . . . . . . . . .  50

DESCRIPTION OF HHC CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . .  50
         Authorized and Outstanding Stock . . . . . . . . . . . . . . . . .  50
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Dividend Rights  . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . .  51
         Fully Paid and Nonassessable . . . . . . . . . . . . . . . . . . .  51
         Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . .  51
         Limitation of Liability of Directors . . . . . . . . . . . . . . .  51
         Indemnification of Directors, Officers and Employees . . . . . . .  51
         Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Changes in Control . . . . . . . . . . . . . . . . . . . . . . . .  51

COMPARISON RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . .  52
         Authorized Capital . . . . . . . . . . . . . . . . . . . . . . . .  52
         Board of Directors . . . . . . . . . . . . . . . . . . . . . . . .  52
         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . .  53
         Vacancies in the Board of Directors  . . . . . . . . . . . . . . .  53
         Amendment of the Articles of Incorporation . . . . . . . . . . . .  53
         Amendment of Bylaws  . . . . . . . . . . . . . . . . . . . . . . .  53
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . .  54
         Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . .  54
         Reports to Shareholders  . . . . . . . . . . . . . . . . . . . . .  54
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Redemption and Retirement  . . . . . . . . . . . . . . . . . . . .  55
         Stockholders' Inspection Rights  . . . . . . . . . . . . . . . . .  55
         Limitation of Liability of Directors . . . . . . . . . . . . . . .  55
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Super Majority Voting Requirements; Business Combinations  . . . .  56
         Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . .  57

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

INDEX TO SNB FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .   F-1

APPENDIX A -- Agreement and Plan of Reorganization  . . . . . . . . . . .   A-1

APPENDIX B -- Fairness Opinion of Chaffee & Associates, Inc.  . . . . . .   B-1

APPENDIX C -- Excerpts from 12 USC Section 214a . . . . . . . . . . . . .   C-1

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The summary is necessarily incomplete and is qualified in its entirety by reference to detailed information contained elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

THE COMPANY

         Hancock Holding Company. HHC is a bank holding company chartered, organized and existing under and pursuant to the laws of the State of Mississippi with its principal executive office located at One Hancock Plaza, Gulfport, Mississippi 39501. The telephone number of HHC's principal executive office is (601) 868-4000. HHC owns all of the issued and outstanding common stock of Hancock Bank of Louisiana ("Hancock Bank"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business in Baton Rouge, Louisiana. HHC also owns all of the issued and outstanding common stock of Hancock Bank ("Hancock Bank MS"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business in Gulfport, Mississippi. HHC was organized on April 6, 1984, for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, and acquiring all the stock of Hancock Bank MS. At June 30, 1996, HHC had total consolidated assets of approximately $2.3 billion and shareholders' equity of approximately $234.4 million. Of HHC's $2.3 billion in assets as of June 30, 1996, approximately $0.8 billion were in Louisiana and approximately $1.5 billion were in Mississippi. See "CERTAIN INFORMATION CONCERNING HHC."

THE BANKS

         Hancock Bank of Louisiana. Hancock Bank, a Louisiana state chartered bank organized in August 1990, is a wholly-owned subsidiary of HHC. Hancock Bank is community oriented and focuses primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in its market area. Hancock Bank's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank while successfully retaining the local appeal and level of service of a community bank. At June 30, 1996, Hancock Bank's services were delivered through a network of 23 full-service locations, including a main office in Baton Rouge and 22 branches located throughout East Baton Rouge and Washington Parishes. At June 30, 1996, Hancock Bank had total assets of approximately $685.9 million and total deposits of approximately $576.2 million. Hancock Bank's principal executive offices are located at One American Place, 301 Main Street, Baton Rouge, Louisiana, and its telephone number is (504) 292-0336. See "CERTAIN INFORMATION CONCERNING HHC."

         HHC and Hancock Bank have entered into an Agreement and Plan of Reorganization dated June 19, 1996 with Community Bancshares, Inc. ("CBI") and Community State Bank, Independence, Louisiana ("Community"). Under the proposed transaction, CBI would be merged with and into HHC and Community would be merged with and into Hancock Bank with the four (4) offices of Community becoming branches of Hancock Bank. The proposed merger is expected to be consummated in the fourth quarter of 1996. At June 30, 1996, Community had approximately $91.1 million in total assets and $79.4 million in total deposits.

         Southeast National Bank. SNB is a national banking association chartered on July 23, 1984. SNB provides traditional consumer and commercial deposit and loan services to the individuals, families and businesses in Tangipahoa Parish, Louisiana. SNB's services are delivered through a network of 2 full-service locations, including a main office in Hammond and 1 branch in Ponchatoula. In addition to traditional bank services, SNB offers VISA/Mastercard through its correspondent relationship with First National Bank of Commerce, New Orleans, Louisiana. At June 30, 1996, Bank had total assets of approximately $37.1 million and total deposits of approximately $33.0 million. SNB's principal executive office is located at 1855 S. Morrison Blvd., Hammond, Louisiana, and its telephone number is (504) 542-9700. See "CERTAIN INFORMATION CONCERNING SNB."

THE SPECIAL MEETING

         A special meeting of the shareholders of SNB will be held at the offices of SNB, 1855 S. Morrison Blvd., Hammond, Louisiana, on Tuesday, January 7, 1997 at 1:00 p.m., local time (the "Special Meeting"). Only record holders of common stock, $5.00 par value, of SNB ("SNB Common Stock") on November 1, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 456,518 shares of SNB Common Stock outstanding.

PURPOSE OF THE SPECIAL MEETING


         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and related Bank Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) SNB will be merged with and into Hancock Bank (the "Bank Merger") and (b) each outstanding share of SNB Common Stock will be converted into the right to receive 0.2345 shares of HHC common stock, $3.33 par value ("HHC Common Stock") and $7.9652 in cash; provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not be entitled to receive HHC Common Stock but rather shall be entitled to receive $16.70 for each share of SNB Common Stock, however, depending on the value of the HHC Common Stock at closing, the par share value of the consideration to be received by the de minimus shareholders ($16.70) may be greater or less than the per share value payable to the non-de minimus shareholders; provided further, in the event the aggregate amount of cash to be paid, including cash in lieu of fractional shares, cash paid to those SNB shareholders who would otherwise receive 25 or fewer shares of HHC Common Stock, and cash paid to dissenting shareholders who perfect their rights, exceeds 49% of the aggregate consideration, the exchange ratio shall be adjusted proportionately to ensure that the maximum aggregate amount of cash to be paid does not exceed $3,735,760 (49% of the aggregate consideration), all in accordance with the Merger Agreement. See "GENERAL INFORMATION -- Purpose of the Special Meeting."


VOTE REQUIRED

         Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of SNB Common Sock, in person or by proxy, at the Special Meeting. Each shareholder of SNB Common Stock is entitled to one vote for each share owned by him. As of the Record Date, directors and executive officers of SNB and its affiliates were the beneficial owners of approximately 20.35% of the outstanding SNB Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Bank Merger, certain directors and shareholders of SNB have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such director or shareholder to vote his shares of SNB Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the 10 persons who have executed Joinder Agreements beneficially owned an aggregate of 20.35% of the outstanding SNB Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote; Quorum; Vote Required."

RECOMMENDATION OF BOARDS OF DIRECTORS

         The Board of Directors of SNB believes that the Merger Agreement is in the best interests of the shareholders and recommends that the shareholders vote "FOR" the approval and adoption of the Merger Agreement. SNB's Board of Directors believes that the terms of the Merger Agreement will provide significant value to all SNB shareholders and will enable them to participate in opportunities for growth that SNB's Board of Directors believes the Bank Merger makes possible. In recommending the Merger Agreement to the shareholders, SNB's Board of Directors considered, among other factors, the financial terms of the Merger Agreement, the liquidity it will afford SNB's shareholders, and the likelihood and potential adverse impact of increased competition for SNB in its market area if SNB remains independent. See "INFORMATION CONCERNING THE BANK MERGER -- Background of and Reasons for the Bank Merger."


FAIRNESS OPINION



         The Board of Directors of SNB has received the written opinion of Chaffe, SNB' financial advisor, that based upon and subject to the procedures, matters and limitations described in its opinion and such other matters as it considers relevant as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to SNB's shareholders. The opinion of Chaffe is attached hereto as Appendix B and should be read in its entirety. See "INFORMATION CONCERNING THE BANK MERGER -- Opinion of Financial Advisor."

BASIS FOR THE TERMS OF THE BANK MERGER

         A number of factors in addition to those stated above were considered by the Board of Directors of SNB in approving the terms of the Merger Agreement, including, without limitation, information concerning the business, financial condition, results of operations and prospects of SNB, HHC and Hancock Bank; the ability of the combined entity to compete in the relevant banking markets; the proposed treatment of the SNB Common Stock in the Bank Merger; the market price of HHC Common Stock; the absence of an active trading market for SNB Common Stock; the federal tax consequences of the Merger Agreement to SNB's shareholders, to the extent HHC Common Stock is received, for federal income tax purposes; the financial terms of other business combinations in the banking industry; and certain non- monetary factors. See "INFORMATION CONCERNING THE BANK MERGER -- Background of and Reasons for the Bank Merger."

CONVERSION OF SNB STOCK


         On the Effective Date, as defined in "SUMMARY - Regulatory Approvals and Other Conditions to the Bank Merger," each share of HHC Common Stock issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of HHC Common Stock, $3.33 par value. Each share of $5.00 par value SNB Common Stock, issued and outstanding immediately prior to the Effective Date will be converted into the right to receive 0.2345 shares of HHC common stock, $3.33 par value and $7.9652 in cash; provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not be entitled to receive HHC Common Stock but rather shall be entitled to receive $16.70 for each share of SNB Common Stock, however, depending on the value of the HHC Common Stock at closing, the par share value of the consideration to be received by the de minimus shareholders ($16.70) may be greater or less than the per share value payable to the non-de minimus shareholders; provided further, in the event the aggregate amount of cash to be paid, including cash in lieu of fractional shares, cash paid to those SNB shareholders who would otherwise receive 25 or fewer shares of HHC Common Stock, and cash paid to dissenting shareholders who perfect their rights, exceeds 49% of the aggregate consideration, the exchange ratio shall be adjusted proportionately to ensure that the maximum aggregate amount of cash to be paid does not exceed $3,735,760 (49% of the aggregate consideration), all in accordance with the Merger Agreement. See "GENERAL INFORMATION -- Purpose of the Special Meeting."


         As a result of the Bank Merger, all shares of SNB Common Stock will be canceled and each holder of a certificate (a "Certificate") representing any share(s) of SNB Common Stock will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the HHC Common Stock and/or the cash as described above, and cash for fractional shares of HHC Common Stock upon the surrender of such Certificate. No fractional shares of HHC Common Stock will be issued in connection with the Bank Merger. In lieu of the issuance of any fractional share of HHC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of $37.25.

EXCHANGE OF CERTIFICATES

         HHC will deposit with Hancock Bank MS Trust Department, as exchange agent (the "Exchange Agent"), certificates representing the shares of HHC Common Stock and cash to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of SNB Common Stock. HHC will cause the Exchange Agent to mail to each holder of SNB Common Stock a letter of transmittal which will specify terms of the delivery of the SNB certificates to the Exchange Agent along with instructions for effecting the surrender of the certificates in exchange for certificates representing shares of HHC Common Stock and/or cash, and cash in lieu of fractional shares.

         No dividends on HHC Common Stock will be paid with respect to any shares of SNB Common Stock represented by a certificate until such certificate is surrendered for exchange.

         On or after the Effective Date, there will be no transfers on the stock transfer books of SNB of the shares of SNB Common Stock which were outstanding immediately prior to the Effective Date.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE BANK MERGER

         The Bank Merger is subject to approval by the Federal Deposit Insurance Corporation ("FDIC") and the Office of Financial Institutions, State of Louisiana ("OFI"). There can be no assurance whether such approvals will be given, or will be given without unacceptable conditions and, if given, the timing of such approvals. After approval by the SNB shareholders, consummation of the Bank Merger is also subject to a number of conditions included in the Merger Agreement. See "INFORMATION CONCERNING THE BANK MERGER -- Regulatory Approvals and Other Conditions to the Bank Merger."

         The Bank Merger will become effective on the date the OFI issues a Certificate of Merger and following the satisfaction or waiver of all conditions set forth in the Merger Agreement (the "Effective Date").

WAIVER, AMENDMENT AND TERMINATION

         SNB and HHC may waive their respective rights, power or privileges under the Merger Agreement subject to certain conditions specified in the Merger Agreement. The Merger Agreement cannot be amended or modified except pursuant to a written agreement subscribed by duly authorized representatives of SNB and HHC. The Merger Agreement cannot be assigned without the express written consent of both HHC and SNB.

         The Merger Agreement may be terminated either before or after approval by SNB's shareholders (i) at any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of the Board of Directors of HHC, Hancock Bank and SNB; (ii) by HHC in writing or by SNB in writing, if the Bank Merger has not become effective on or before March 31, 1997, unless the absence of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations required thereby to be performed on or prior to the Effective Date; (iii) by HHC, Hancock Bank or SNB in the event of a breach by the other party (a) of any covenant or agreement contained in the Merger Agreement or (b) of any representation or warranty in the Merger Agreement under certain specified circumstances; (iv) by HHC, Hancock Bank or SNB at any time after the FRB, FDIC, OFI, Office of the Comptroller of the Currency ("OCC") or the United States Department of Justice has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Bank Merger and the time period for all appeals or requests for reconsideration has run; (v) by SNB, HHC or Hancock Bank if the Bank Merger is not approved by the required vote of SNB's shareholders; or (vi) by HHC if holders of ten percent or more of the outstanding SNB Common Stock exercise statutory rights of dissent and appraisal pursuant to 12 U.S.C. Section 214a(b).

         Except under certain circumstances specified in the Merger Agreement, upon termination, there will be no liability on the part of either party or their respective directors, officers, employees, agents or shareholders.

INTERESTS OF CERTAIN PERSONS IN THE BANK MERGER

         Certain members of SNB's management and Board of Directors have interests in the Bank Merger in addition to their interests as shareholders of SNB generally. Those interests relate to continued employment with Hancock Bank and employee benefits that will be provided by Hancock Bank. See "INFORMATION

CONCERNING THE BANK MERGER -- Interests of Certain Persons in the Bank Merger" and "-- Employee Benefits."

EMPLOYEE BENEFITS

         SNB's Group Health and Life Benefit Plan will be continued through the Effective Date of the Bank Merger. Thereafter, all retained employees will be eligible to participate based on the provisions in the Hancock Bank MS's Medical Benefit Plan. The ninety-day employment period will be waived for eligible retained employees in accordance with Hancock Bank MS's Plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel provided such pre-existing medical conditions were covered at Closing under SNB's Group Health Benefit Plan. SNB's 401K Plan (the "Plan") will remain operative and in effect through the Effective Date of the Bank Merger. The Plan will be terminated as of the Effective Date of the Bank Merger and distributed to employees of SNB in accordance with the terms of the Plan after the normal and customary contributions have been made consistent with past practices. All termination costs will be paid from the Plan's assets. All retained employees will be eligible to enter the Hancock Bank MS Profit Sharing Plan, Hancock Bank MS 401K Plan, and Hancock Bank MS Pension Plan based on the provisions set forth in the respective plans. Hancock Bank MS 401K Plan currently does not have a provision which allows for roll over funds from other qualified plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank MS Profit Sharing Plan, for eligibility purposes for the Hancock Bank MS 401K Plan, and for vesting and eligibility purposes for the Hancock Bank MS Pension Plan. All other SNB benefit plans will continue through the Effective Date of the Bank Merger. Thereafter, all retained employees will be eligible to participate in all Hancock Bank MS employment benefit plans not set forth above based on the provisions set forth in the plans with full credit for all prior service.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The Bank Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and each SNB shareholder who receives HHC Common Stock in the Bank Merger will not recognize gain or loss, except with respect to the receipt of cash (i) as part of the SNB Exchange Ratio, (ii) in lieu of fractional shares of HHC Common Stock, or (iii) pursuant to the exercise of dissenters' rights. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER."

DISSENTERS' RIGHTS

         By complying with the specific procedures required by the National Bank Act and described herein dissenting shareholders of SNB may be entitled to be paid the value of their shares, if the Bank Merger is consummated, in lieu of the consideration to be received in the Bank Merger by the non-dissenting shareholders of SNB. See "DISSENTERS' RIGHTS."

SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR SNB AND HHC

     The following selected consolidated financial information of SNB and HHC should be read in conjunction with the consolidated financial statements of SNB and HHC and the notes thereto, included elsewhere, or incorporated by reference herein.

     The following selected unaudited pro forma financial information is presented assuming the proposed mergers of SNB and CBI with and into HHC will be accounted for using the purchase method of accounting. The unaudited pro forma finanical information assumes the mergers were consummated on January 1, 1995 and January 1, 1996, respectively, and subject to the purchase adjustments reflects the combination of the historical consolidated financial statements of the respective companies commencing as of each such date. The merger of SNB is scheduled for January of 1997 and CBI's merger is scheduled for November 1996. The unaudited pro forma information does not purport to represent what HHC's, SNB's and CBI's combined results of operations would have been if the respective mergers had occurred as of the dates indicated or will be for any future period. The selected unaudited pro forma financial information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and notes thereto, included elsewhere herein.

                                             SIX MONTHS ENDED
                                                 JUNE 30,                              YEARS ENDED DECEMBER 31,
                                          --------------------        ----------------------------------------------------------
                                            1996        1995            1995        1994         1993         1992        1991
                                          -------      -------        -------      -------     --------      -------     -------
SOUTHEAST NATIONAL BANK (HISTORICAL)
  INCOME STATEMENT DATA:
   Net interest income                       $874          $805         $1,634       $1,531       $1,538       $1,307      $1,042
   Provision for loan losses                    0             0           (134)           0            0            0          60
   Net income                                 258           278            712          464          609          222         207
  BALANCE SHEET DATA:
   Total assets (period end)              $37,082       $32,889        $34,598      $31,279      $30,520      $31,751     $32,653
   Net Loans                               23,751        20,549         21,565       20,331       17,932       15,888      16,840
   Deposits                                32,975        29,049         30,450       28,017       27,380       29,224      30,267
   Stockholders' equity (period end)        3,813         3,551          3,809        3,026        2,898        2,289       2,067
  PER SHARE DATA:
   Earnings Per Share                       $0.56         $0.60          $1.56        $1.02        $1.33        $0.49       $0.45
   Dividends Declared                        0.50          0.00           0.50         0.00         0.00         0.00        0.00
   Dividends Paid                            0.50          0.00           0.50         0.00         0.00         0.00        0.00
   Shares Outstanding                     456,518       456,518        456,518      456,518      456,518      456,518     456,518
  SELECTED RATIOS:
   Return on Average Assets                  1.39%         1.69%          2.02%        1.49%        1.49%        0.47%       0.45%
   Return on Average Equity                 13.53%        15.66%         19.36%       15.52%       17.93%        6.98%       7.28%
   Equity to Assets                         10.28%        10.80%         11.01%        9.67%        9.50%        7.21%       6.33%
   Dividend Payout                          88.47%         0.00%         32.06%        0.00%        0.00%        0.00%       0.00%

HANCOCK HOLDING COMPANY (HISTORICAL)
  INCOME STATEMENT DATA:
   Net interest income                    $52,496       $49,252       $100,367      $86,282      $85,319      $81,819     $62,702
   Provision for loan losses                1,801         1,177          4,425        1,998        4,632        7,978       5,003
   Net income                              15,800        13,392         27,017       23,130       24,862       21,410      13,883
  BALANCE SHEET DATA:
   Total assets (period end)           $2,276,357    $2,207,190     $2,234,286   $2,026,929   $1,988,125   $1,899,709  $1,719,805
   Net Loans                            1,070,561       993,125      1,034,977      925,665      921,925      839,613     812,161
   Deposits                             1,939,115     1,901,514      1,927,681    1,775,664    1,759,189    1,693,255   1,512,365
   Stockholders' equity (period end)      234,447       214,962        224,179      182,277      166,712      148,822     132,731
  PER SHARE DATA:
   Earnings Per Share                       $1.78         $1.51          $3.05        $2.86        $3.07        $2.65       $2.08
   Dividends Declared                        0.50          0.46           0.96         0.92         0.90         0.68        0.60
   Dividends Paid                            0.50          0.46           0.96         0.92         0.90         0.68        0.60
   Shares Outstanding                       8,880         8,879          8,853        8,099        8,093        8,093       6,665
  SELECTED RATIOS:
   Return on Average Assets                  1.37%         1.23%          1.22%        1.13%        1.27%        1.17%       0.84%
   Return on Average Equity                 14.09%        12.62%         12.50%       13.22%       15.61%       15.18%      13.09%
   Equity to Assets                         10.30%         9.74%         10.03%        8.99%        8.39%        7.83%       7.72%
   Dividend Payout                          28.55%        30.99%         32.06%       31.90%       28.03%       24.82%      25.25%

HANCOCK HOLDING COMPANY (PRO FORMA)
(Unaudited)
  INCOME STATEMENT DATA:
   Net interest income                    $54,664       $50,623       $104,673
   Provision for loan losses                1,821         1,177          4,291
   Net income                              15,996        13,290         27,309
  BALANCE SHEET DATA:
   Total assets (period end)           $2,409,862    $2,272,961     $2,303,422
   Net Loans                            1,130,654     1,047,527      1,091,432
   Deposits                             2,051,510     2,004,338      2,040,381
   Stockholders' equity (period end)      254,631       227,618        237,358
  PER SHARE DATA:
   Earnings Per Share                       $1.70         $1.41          $2.90
   Dividends Declared                        0.50          0.46           0.96
   Dividends Paid                            0.50          0.46           0.96
   Shares Outstanding                       9,432         9,431          9,405
  SELECTED RATIOS:
   Return on Average Assets                  1.34%         1.20%          1.21%
   Return on Average Equity                 12.83%        12.26%         12.28%
   Equity to Assets                         10.57%        10.01%         10.30%
   Dividend Payout                          29.48%        32.64%         33.06%
   Shares Outstanding                       9,432         9,432          9,405        8,651        8,645        8,645       7,217
   Book Value                              $27.00        $24.13         $25.24        $0.00        $0.00        $0.00       $0.00
   EPS                                      $1.70         $1.41          $2.90        $0.00        $0.00        $0.00       $0.00
SOUTHEAST
(Unaudited)
  INCOME STATEMENT DATA:
   Net interest income                       $785          $799         $1,480       $1,528       $1,538       $1,307      $1,042
   Provision for loan losses                    0             0           (134)           0            0            0          60
   Net income                                 258           273            671          463          609          222         207
  BALANCE SHEET DATA:
   Total assets (period end)              $37,081       $32,882        $34,538      $31,279      $30,520      $31,751     $32,653
   Stockholders' equity (period end)        3,812         3,544          3,749        3,026        2,898        2,289       2,067
  SELECTED RATIOS:
   Return on Average Assets                                               2.02%        1.49%        1.49%        0.47%       0.45%
   Return on Average Equity                                              19.36%       15.52%       17.93%        6.98%       7.28%
   Equity to Assets                                                      10.85%        9.67%        9.50%        7.21%       6.33%

COMPARATIVE PER SHARE DATA (UNAUDITED)


                                                    HISTORICAL                      PRO FORMA               SNB
                                           ----------------------------           with CBI and           PRO FORMA
                                              HHC                SNB                   SNB               EQUIVALENT
                                           --------            --------           -------------         ------------
PER COMMON SHARE:
NET INCOME
   For the six months
    ended June 30,
     1996                                     $1.78               $0.56                 $1.70               $0.40 *
     1995                                      1.51                0.60                  1.41                0.33 *
   For the years ended
     December 31, 1995                        $3.05               $1.56                 $2.90               $0.68 *

CASH DIVIDENDS PAID
   For the six months
    ended June 30,
     1996                                     $0.50               $0.50                 $0.50               $0.12 *
     1995                                      0.46                0.00                  0.46                0.11 *
   For the years ended
     December 31, 1995                        $0.96               $0.50                 $0.96               $0.23 *
     December 31, 1994                         0.92                0.00                  0.92                0.22 *
     December 31, 1993                         0.90                0.00                  0.90                0.21 *
     December 31, 1992                         0.68                0.00                  0.68                0.16 *
     December 31, 1991                         0.60                0.00                  0.60                0.14 *

BOOK VALUE
   June 30,
     1996                                    $26.40               $8.35                $27.00               $6.33
     1995                                     24.21                7.78                 24.82                5.82
   December 31, 1995                          25.24                8.34                 25.95                6.09

* SNB pro forma equivalents were calculated by taking HHC historical amounts and multiplying times the stock conversion rate of 0.2345.

RECENT STOCK PRICES

         There is no established public trading market for the SNB Common Stock. The SNB Common Stock is not traded on any exchange and is not quoted on an automated system of a registered securities association. Since January 1, 1994 SNB paid cash dividends on SNB Common Stock in the aggregate amount of $1.00 per share. See "CERTAIN INFORMATION CONCERNING SNB -- Stock Prices and Dividends."

         HHC Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "HBHC." The following table sets forth the per share high and low sale prices of HHC Common Stock as reported on the NASDAQ National Market System for the periods indicated. These prices do not reflect retail mark-ups, mark-downs or commissions. The following table also gives the amount of cash dividends paid on HHC Common Stock for the time periods indicated.

                                      HIGH BID                 LOW BID                    CASH
                                      OR LAST                  OR LAST                  DIVIDENDS
                                    SALE PRICE                SALE PRICE                  PAID
                                    -----------               ----------                ---------

1994
1st Quarter                           $33.00                     $28.50                    $0.23
2nd Quarter                           $29.75                     $26.25                    $0.23
3rd Quarter                           $30.00                     $28.00                    $0.23
4th Quarter                           $30.00                     $28.50                    $0.23

1995

1st Quarter                           $30.25                     $28.75                    $0.23
2nd Quarter                           $31.75                     $29.25                    $0.23
3rd Quarter                           $36.75                     $30.75                    $0.25
4th Quarter                           $38.00                     $35.50                    $0.25

1996

1st Quarter                           $37.50                     $35.75                    $0.25
2nd Quarter                           $40.50                     $36.25                    $0.25
3rd Quarter                           $38.00                     $36.25                    $0.25

         The parties entered into the Merger Agreement as of Wednesday, July 31, 1996. On Tuesday, July 30, 1996, the reported closing sales price of HHC Common Stock was $36.75. On November 1, 1996, the reported closing sales price was $40.50. On June 30, 1996, HHC's 9,021,901 outstanding shares of common stock were owned by 4,534 shareholders of record.

         As a bank holding company, HHC depends on dividend payments from its subsidiary banks, Hancock Bank and Hancock Bank MS, in order to meet its obligations and to pay dividends. The payment of dividends from the banks to HHC is regulated and restricted by the bank's primary regulators. Information about restrictions on the ability of HHC to pay dividends is contained in Item 1 of HHC's 1995 Annual Report on Form 10-K under the caption "Federal Regulation", which information is incorporated herein by reference.

EFFECT OF THE BANK MERGER ON RIGHTS OF SHAREHOLDERS

         Certain differences exist in the rights of holders of HHC Common Stock and holders of SNB Common Stock. These differences relate primarily to the number, term and removal of directors; changes in control of HHC; indemnification of directors, officers and employees of HHC; and amending the Articles of Incorporation and Bylaws of HHC and SNB. See "CERTAIN INFORMATION CONCERNING HHC," "DESCRIPTION OF HHC CAPITAL STOCK" and "COMPARATIVE RIGHTS OF SHAREHOLDERS."

RESALES OF HHC COMMON STOCK BY AFFILIATES

         The HHC Common Stock to be issued in connection with the Bank Merger has been registered under the Securities Act and will be freely transferable, except that certain resale restrictions apply to the sale or transfer of HHC Common Stock issued pursuant to the Merger Agreement to directors, officers, and other affiliates of SNB. See "INFORMATION CONCERNING THE BANK MERGER -- Status Under Federal Securities Laws; Certain Restrictions on Resales of Securities."

ACCOUNTING TREATMENT

         HHC and SNB intend to account for the Bank Merger as a purchase transaction under generally accepted accounting principles. Accordingly, the earnings of SNB will be combined with the earnings of Hancock Bank from and after the Effective Date of the Bank Merger and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods. See "INFORMATION CONCERNING THE BANK MERGER -- Accounting Treatment."


                              GENERAL INFORMATION

INTRODUCTION

         This Prospectus/Proxy Statement is being furnished on or about November 8, 1996 to the shareholders of SNB in connection with the solicitation of proxies on behalf of the Board of Directors of SNB for use at a Special Meeting of the Shareholders of SNB, to be held at the offices of SNB, 1855 S. Morrison Blvd., Hammond, Louisiana, on January 7, 1997, at 1:00 p.m., local time, and at any adjournment thereof. A Notice of Special Meeting for SNB is attached hereto and a proxy card relating to the Special Meeting accompanies this Prospectus/Proxy Statement.

PURPOSE OF THE SPECIAL MEETING


         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and related Bank Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) SNB will be merged with and into Hancock Bank (the "Bank Merger") and (b) each outstanding share of SNB Common Stock will be converted into the right to receive 0.2345 shares of HHC common stock, $3.33 par value ("HHC Common Stock") and $7.9652 in cash; provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not be entitled to receive HHC Common Stock but rather shall be entitled to receive $16.70 for each share of SNB Common Stock, however, depending on the value of the HHC Common Stock at closing, the par share value of the consideration to be received by the de minimus shareholders ($16.70) may be greater or less than the per share value payable to the non-de minimus shareholders; provided further, in the event the aggregate amount of cash to be paid, including cash in lieu of fractional shares, cash paid to those SNB shareholders who would otherwise receive 25 or fewer shares of HHC Common Stock, and cash paid to dissenting shareholders who perfect their rights, exceeds 49% of the aggregate consideration, the exchange ratio shall be adjusted proportionately to ensure that the maximum aggregate amount of cash to be paid does not exceed $3,735,760 (49% of the aggregate consideration), all in accordance with the Merger Agreement. See "GENERAL INFORMATION -- Purpose of the Special Meeting."

SOLICITATION, VOTING AND REVOCATION OF PROXIES

         When a proxy in the form accompanying this Prospectus/Proxy Statement is properly executed and returned, the shares voted thereby will be voted in accordance with the instructions marked thereon. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE BANK MERGER.

         No matters are expected to be considered at the Special Meeting other than the proposal to approve the Merger Agreement, but if any other matters should properly come before the Special Meeting, it is intended that proxies in the form accompanying this Prospectus/Proxy Statement will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies.

         Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy: (i) by submitting a subsequently dated proxy;
(ii) by giving written notice of such revocation to the Secretary of SNB, provided that such notice is received by such Secretary at the principal offices of SNB prior to the date of the Special Meeting, or (iii) upon request, if such shareholder is present at the Special Meeting and advises the inspector(s) of election that he is revoking a proxy. Mere attendance at the Special Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken prior to receipt of such revocation.

         The cost of soliciting these proxies, including any and all professional fees paid to attorneys and accountants in connection with the preparation and filing with the SEC of this Prospectus/Proxy Statement and other proxy materials, and the cost of printing and mailing these proxy materials, will be borne by SNB. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram by directors, officers and employees of SNB. Such officers, directors and employees will continue to receive any compensation from SNB to which they are entitled by virtue of their employment or status as an officer or director, but will not receive any additional fee, compensation, or other remuneration for soliciting proxies in connection with the Special Meeting.

SHARES ENTITLED TO VOTE; QUORUM; VOTE REQUIRED

         The Board of Directors of SNB have fixed the close of business on November 1, 1996, as the record date for the determination of SNB shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 456,518 shares of SNB Common Stock outstanding. Each share of SNB Common Stock is entitled to one vote on all matters to come before the Special Meeting.

         With respect to all matters to come before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of SNB Common Stock is necessary to constitute a quorum.

VOTE REQUIRED

         Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of SNB Common Sock, in person or by proxy, at the Special Meeting. Each shareholder of SNB Common Stock is entitled to one vote for each share owned by him. As of the Record Date, directors and executive officers of SNB and their affiliates were the beneficial owners of approximately 20.35% of the outstanding SNB Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Bank Merger, certain directors and shareholders of SNB have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such director or shareholder to vote his shares of SNB Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the 10 persons who have executed Joinder Agreements beneficially owned an aggregate of 20.35% of the outstanding SNB Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote; Quorum; Vote Required."


                     INFORMATION CONCERNING THE BANK MERGER

GENERAL

         The transactions contemplated by the Merger Agreement are to be effected in accordance with the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

         The ultimate result of the transactions contemplated by the Merger Agreement will be that the business and properties of SNB will become the business and properties of HHC and Hancock Bank with all the banking facilities of SNB becoming branches of Hancock Bank and the shareholders of SNB will become shareholders of HHC (except for holders of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock, and dissenting shareholders who will receive cash in exchange for their shares of SNB Common Stock).

BACKGROUND OF AND REASONS FOR THE BANK MERGER

         Background. During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. SNB and its Board of Directors concluded that they could best serve their shareholders, employees, customers and communities by combining with a regional banking organization, provided that SNB could obtain a fair price for its shareholders. Accordingly, in the spring of 1996, representatives of SNB and HHC entered into extensive negotiations which ultimately led to the execution of a Letter of Intent on July 18, 1996. After further negotiations, the parties entered into the Merger Agreement dated as of July 31, 1996.

         Reasons for the Merger. In deciding to enter into the Merger Agreement, the Board of Directors of SNB, after considering various alternatives, concluded that the Merger Agreement was in the best interest of SNB and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interests in SNB for participation in the ownership of a regional banking organization operating on a multi-state basis.

         The Board of Directors also concluded that the shareholders of SNB would benefit additionally from the Bank Merger in that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

         SNB's Board of Directors consulted with their financial and other advisors, as well as with SNB's management and considered a number of factors, including, but not limited to, the following: (i) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (ii) the market for SNB's services and the competitive pressures existing in SNB's market area; (iii) the outlook for SNB in the financial institutions industry; (iv) the amount and type of consideration to be received by SNB's shareholders pursuant to the Merger Agreement; (v) the fact that HHC Common Stock to be received pursuant to the Merger Agreement will be listed for trading on the NASDAQ National Market and should provide SNB's shareholders with liquidity that is currently unavailable to them; (vi) recent changes in the regulatory environment will result in SNB facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; and (vii) the Bank Merger is expected to qualify as tax-free reorganizations so that neither SNB nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction upon consummation of the Bank Merger. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER."

         SNB's Board of Directors assigned no specific or relative weight to the foregoing factors in its considerations. SNB's Board of Directors believes that the Merger Agreement will provide significant value to all SNB shareholders and will enable them to participate in opportunities for growth that SNB's Board of Directors believes the Bank Merger makes possible.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF SNB HAS APPROVED THE MERGER AGREEMENT AND BANK MERGER, BELIEVE THAT THE BANK MERGER IS IN THE BEST INTEREST OF SNB'S SHAREHOLDERS, AND RECOMMENDS THAT ALL SHAREHOLDERS OF SNB VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.


OPINION OF FINANCIAL ADVISOR



          SNB retained Chaffe to act as its financial advisor in connection with the Bank Merger in August, 1996. Chaffe was selected by SNB's Board of Directors as the financial advisor on the basis of Chaffe's experience and expertise in transactions similar to the Bank Merger and Chaffe's reputation in the banking and investment communities. Chaffe is a recognized investment banking firm and is experienced in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes. Chaffe is frequently retained to perform similar services for other banks and bank holding companies.



         In connection with Chaffe's engagement to act as SNB's financial advisor with respect to the Bank Merger, SNB instructed Chaffe to evaluate the fairness to SNB's shareholders, from a financial point of view, of the Exchange Ratio, pursuant to the provisions of the Merger Agreement, and to conduct such investigations as Chaffe deemed appropriate for such purposes. SNB did not place any limitations on the scope or manner of Chaffe's investigation and review. The Exchange Ratio to be received by SNB's shareholders in the Bank Merger was determined by SNB and HHC in their negotiations.



         Chaffe rendered its opinion to SNB's Board on November 1, 1996, to the effect that, based upon and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated and based upon such other matters as Chaffe considered relevant, on the date thereof, the Exchange Ratio was fair, from a financial point of view, to the holders of SNB Common Stock (the "Fairness Opinion").



         The full text of Chaffe's Fairness Opinion is attached hereto as Appendix B and is incorporated by reference. The summary description of the Fairness Opinion set forth herein is qualified in its entirety by reference to Appendix B. SNB's shareholders are urged to read the Fairness Opinion in its entirety in connection with the Proxy Statement/ Prospectus for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Chaffe. Chaffe's opinion relates only to the Exchange Ratio to be received by SNB's shareholders, from a financial point of view, and does not constitute a recommendation to any SNB shareholder as to how such shareholder should vote at the Special Meeting.



         In connection with rendering its opinion, Chaffe, among other things:
(i) reviewed the Proxy Statement/Prospectus in substantially the form to be sent to shareholders, including a copy of the Merger Agreement; (ii) reviewed and analyzed certain publicly-available financial statements and other information of SNB and HHC, respectively; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning SNB, prepared by the management of SNB, including budget projections; (iv) discussed the past and current operations and financial condition, and the prospects of HHC and SNB with senior executives of HHC and SNB, respectively; (v) reviewed the historical prices and trading volumes of the shares of HHC Common Stock and SNB Common Stock; (vi) compared the financial performance of SNB and HHC, and the prices and trading activity of the SNB Common Stock and HHC Common Stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the Merger; (viii) considered a number of valuation methods, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (ix) performed such other studies and analyses as Chaffe deemed appropriate to its opinion.



         In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information, and all other information reviewed by it for the purposes of its opinion. Chaffe did not make or obtain an independent review of SNB's or HHC's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on SNB and HHC for information as to the adequacy of their respective loan loss reserves and values of other real estate owned. With respect to SNB's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SNB of future financial performance of SNB. HHC did not allow Chaffe to review any information other than publicly-available information. The Fairness Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date thereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the holders of SNB Common Stock.



         The following is a summary of selected analyses performed by Chaffe in connection with its Fairness Opinion. The summary set forth below does not purport to be a complete description of the analyses performed in this regard, but does include all material analyses.



         ANALYSIS OF SELECTED FINANCIAL DATA. Chaffe analyzed the historical performances of SNB and HHC, and considered the current financial conditions, operations and prospects for each company. Chaffe noted strengths of SNB, including its consistent profitability and strong capital position. Chaffe also noted SNB's high overhead expense relative to its peers. In regard to HHC, Chaffe noted as of September 30, 1996, the return on average assets, annualized for 1996, was 1.39%, and the return on average equity, also annualized for 1996, was approximately 14.04%. HHC's efficiency ratio year-to-date in 1996 improved to approximately 59.98%, from the 1995 ratio of 63.01%. Its Tier 1 equity to total assets as of September 30, 1996 was 9.83%, and its ratio of nonperforming assets to total assets for that date was 0.38%. Chaffe also reviewed HHC's history of bank acquisitions over the past 60 months, including the recently announced transaction with Community Bancshares, Inc., Independence, Louisiana.



         STOCK PRICE AND DIVIDEND REVIEW. Chaffe reviewed certain historical market information for SNB Common Stock and noted that no independent market exists for these shares. In addition, Chaffe reviewed the trading prices of HHC Common Stock from January 1, 1995 to October 31, 1996, and noted that as of October 31, 1996, the closing price of HHC Common Stock was $39.75, near its 52-week high of $41.00. Chaffe also compared the prices of HHC versus the NASDAQ Bank index from January 1, 1995 to October 31, 1996.



         Chaffe reviewed the dividend histories and current dividend levels of SNB and HHC, and noted that SNB's and HHC's annual dividend per share were $0.50 and $1.00, respectively. Chaffe determined that as of October 30, 1996, based on the exchange ratio outlined in the Merger Agreement each share of SNB Common Stock would receive an annual dividend on the portion of remuneration received in HHC Common Stock of $0.23.



         ANALYSIS OF SELECTED MERGER TRANSACTIONS. In order to obtain a valuation range for SNB, Chaffe performed an analysis of prices paid for selected banks with characteristics comparable to SNB, although Chaffe noted no transaction was identical to the Bank Merger then proposed. Comparable transactions were considered to be transactions announced in the United States for the period October 30, 1995 through October 30, 1996, in which the sellers had total assets between $5 million and $60 million, a tangible equity ratio between 9% and 13%, a return on average assets between 1.00% and 2.00%, and nonperforming assets less than 1.5% of total assets. In addition, Chaffe performed an analysis of prices paid for a similar group of selected banks, limited in geographic areas to sixteen states in the southern United States. Finally, Chaffe performed an analysis of prices paid for substantially all Louisiana banks sold during the period October 30, 1995 through October 30, 1996. With respect to each of these groups of transactions and the proposed Bank Merger, Chaffe compared the prices to be received by the peer groups as a multiple of their tangible equity, their earnings per share for the four quarters prior to the announcement of such a transaction, their premium over tangible equity to core deposits, and their total assets. The following table summarizes certain results of this analysis.



                                  Hancock/           U.S.                SOUTHERN           LOUISIANA
                                  Southeast       PEER GROUP           PEER GROUP           PEER GROUP
                                  ---------       ----------           ----------           ----------
Seller Total Assets ($000's)
o   Mean                                           $36,958               $36,149            $171,956
o   Median                        $38,368          $36,144               $36,144            $112,508
Seller Tangible Equity             10.39%           10.28%                 9.94%               9.32%
Seller YTD ROAA                     1.47%            1.39%                 1.37%               1.14%
Seller YTD ROAE                    14.23%           14.03%                13.96%              13.46%
Seller NPA/Assets                   0.76%            0.23%                 0.26%               0.76%
Price/Tangible Equity               1.98x            1.61x                 1.58x               2.13x
Price/4-Quarter EPS                14.46x           11.78x                11.77x              16.55x
Price-Tangible Equity/
   Core Deposits                   12.53%            8.94%                 8.94%              13.06%
Price/Assets                       20.55%           17.04%                17.34%              19.53%



         DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis of SNB, Chaffe determined the net present value for the SNB Common Stock based on the stream of after-tax cash flows of SNB. This stream of after-tax cash flows was based on annualized figures for SNB as of September 30, 1996, and included assumptions relating to earnings and growth thereafter based on information from the management of SNB. Chaffe reviewed these forecasts and assessed the likelihood of SNB achieving such forecasts. Chaffe then discounted these cash flow streams assuming an estimated required rate of return for SNB of 15.9%.



         In arriving at its Fairness Opinion, Chaffe did not rely on any single analysis, but relied on a combination of factors derived from all of the analytical procedures employed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Conclusions based on these analyses are not necessarily mathematical. Chaffe believes that the summary set forth above and Chaffe's analysis must be considered as a whole and that selecting portions of its analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or necessarily reflect the prices at which businesses actually may be sold. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.



         Neither Chaffe nor any of its officers or employees has any interest in the Common Stock of SNB or HHC. SNB has paid Chaffe approximately $9,500 in fees plus out-of-pocket expenses for its services, including its services in rendering the Fairness Opinion. For any other services requested of Chaffe by SNB, SNB has agreed to pay Chaffe on an hourly basis. The fees received by Chaffe in connection with its services to SNB were not dependent or contingent upon the occurrence or lack thereof of any transaction.



         SNB has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, and its officers, directors, shareholders, employees, attorneys, agents and representatives, and the successor and assigns of each of the foregoing parties from and against any person claiming to have relied on Chaffe's advice or services, or the performance or nonperformance thereof, or claiming to have been entitled to some benefit therefrom, or claiming that such services were not adequately performed, and all related damage, claim, demand, expense or cost of any kind or nature, including reasonable attorney fees and expenses, arising directly or indirectly, from or in any way related to, the opinions or any other services performed by Chaffe, provided that Chaffe has not been negligent or guilty of reckless or willful misconduct in connection with the opinion, or any other services.


CONVERSION OF SNB COMMON STOCK

         The Merger Agreement between HHC, Hancock Bank, SNB provides as follows:

                 i. On the Effective Date, each share of Common Stock, $3.33 par value, of HHC issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of Common Stock, $3.33 par value, of HHC.


                 ii. On the Effective Date, each share of Common Stock, $5.00 par value of SNB issued and outstanding immediately prior to the Effective Date will, by virtue of the Bank Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.2345 shares of HHC Common Stock and $7.9652 in cash; provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not receive HHC Common Stock but rather shall be entitled to receive $16.70 for each share of SNB Common Stock, however, depending on the value of the HHC Common Stock at closing, the par share value of the consideration to be received by the de minimus shareholders ($16.70) may be greater or less than the per share value payable to the non-de minimus shareholders;


                 iii. As a result of the Bank Merger and without any action on the part of the holder thereof, all shares of SNB Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a Certificate representing any shares of SNB Common Stock will thereafter cease to have any rights with respect to such shares of SNB Common Stock, except the right to receive, without interest, the HHC Common Stock and/or cash in accordance with
                          Section 3.1(b) of the Merger Agreement and cash for fractional shares of HHC Common Stock in accordance with Section 3.2(e) of the Merger Agreement upon the surrender of such Certificate.

         No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional part of a share of HHC's Common Stock multiplied by $37.25.

EFFECTIVE DATE

         The closing (the "Closing") of the transactions contemplated by the Merger Agreement will take place at Hancock Bank's office at 3854 American Way in Baton Rouge, Louisiana on a date that is mutually agreed to by HHC and SNB ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement filed with the SEC is declared effective, or such later date as may be agreed to by SNB and HHC.

         Immediately upon consummation of the Closing, or on such other later date as the parties may agree, the Bank Merger Agreement will be certified, executed, acknowledged and delivered to the OFI for filing pursuant to and in accordance with the provisions of Section 6:352 of the Louisiana Banking Laws. The Bank Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

EXCHANGE OF CERTIFICATES

         As of the Effective Date, HHC will deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of SNB Common Stock, pursuant to the Merger Agreement, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of SNB Common Stock.

         Promptly after the Effective Date, HHC will cause the Exchange Agent to mail to each holder of record of a Certificate(s) of SNB Common Stock (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under 12 USC Section 214a and has not subsequently lost, withdrawn or forfeited such rights):

         0.1 A letter of transmittal which will specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as HHC may reasonably specify; and

         0.2 Instructions for use in effecting the surrender of the Certificates in exchange for Certificates representing shares of HHC Common Stock and/or cash, and cash in lieu of fractional shares.

         Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of HHC Common Stock; and (ii) a check representing the amount of cash and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificates surrendered, after giving effect to any required withholding tax, and the Certificate so surrendered shall then be canceled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of SNB Common Stock which is not registered in the transfer records of SNB, a certificate representing the proper number of shares of HHC Common Stock together with a check for the cash component of the Exchange Ratio and cash to be paid in lieu of fractional shares, if any, may be issued to such a transferee if the Certificate representing such SNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         No dividends on HHC Common Stock will be paid with respect to any shares of SNB Common Stock represented by a certificate until such certificate is surrendered for exchange as described above. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

         On or after the Effective Date, there will be no transfers on the stock transfer books of SNB of the shares of SNB Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to HHC, they will be canceled and exchanged for certificates for shares of HHC Common Stock and/or cash, as appropriate, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to the Merger Agreement. Certificates surrendered for exchange by any person constituting an "affiliate" of SNB for purposes of Rule 145(c) under the Securities Act will not be exchanged until HHC has received a written agreement from such person as provided in the Merger Agreement.

         No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash payments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of $37.25.

         In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of HHC Common Stock as provided in the Merger Agreement, deliverable in respect thereof pursuant to the Merger Agreement.

         In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Date, SNB or HHC changes the number of shares of SNB Common Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio will be appropriately adjusted.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE BANK MERGER

         The Bank Merger is subject to approval by the FDIC and the OFI.
On or about September 16 and 19, 1996, Hancock Bank filed with the FDIC and the OFI, respectively, an application seeking approval to merger SNB into Hancock Bank. As of the date of this Prospectus/Proxy Statement, neither the FDIC nor the OFI had approved the application for the Bank Merger. The Bank Merger cannot be consummated for thirty days after approval thereof by the FDIC, and during such period, the Justice Department may challenge the merger of SNB into Hancock Bank on antitrust grounds.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Bank Merger or as to the date of such regulatory approval or other action. HHC and SNB are not aware of any governmental approvals or actions that are required in order to consummate the Bank Merger except as described herein. Should such other approval or action be required, it is contemplated that HHC and SNB would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to the receipt of all necessary regulatory approvals, the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of SNB, consummation of the Bank Merger is subject to the satisfaction of certain other conditions on or before the Effective Date of the Bank Merger. Generally, such additional conditions include, among others, the following: (i) the Prospectus/Proxy Statement must have been filed with the SEC and must have been cleared thereby or otherwise authorized for mailing, and the Registration Statement must have been filed with and declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order; (ii) no action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement and no governmental agency shall have given notice that consummation of the Bank Merger would constitute a violation of any law; and (iii) SNB has received from Watkins Ludlam & Stennis, P.A., an opinion of counsel as to certain tax aspects of the transactions contemplated by the Merger Agreement.

         The obligations of SNB to effect the Bank Merger are subject to conditions as set forth in Article 8 of the Merger Agreement, to the effect, among others, as follows: (i) Each of the representations and warranties of HHC in the Merger Agreement is true and correct in all material respects on and as of the Closing; (ii) HHC has in all material respects performed all obligations required by the Merger Agreement to be performed prior to the Closing; (iii) there has not been a material adverse change in the financial condition, results of operations or business of HHC; and (iv) SNB has received from Watkins Ludlam & Stennis, P.A., special counsel to HHC, an opinion dated as of the Closing Date to the effect, among others, that HHC is duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; Hancock Bank is duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; HHC and Hancock Bank had and have corporate authority to make, execute and deliver the Merger Agreement and it has been duly authorized and approved by all necessary corporate action of HHC and Hancock Bank and is as of the Closing its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general; all required regulatory approvals have been obtained; to such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC relating to the participation in or consummation of the Merger Agreement by HHC and consummation will not violate any other contract, agreement, charter or by-law provision of HHC; and all shares of HHC Common Stock to be issued in the Bank Merger have been duly authorized and when issued will be validly and legally issued, fully paid and non-assessable and will be free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

         The obligations of HHC to effect the Bank Merger are subject to certain conditions as set forth in Article 8 of the Merger Agreement to the effect, among others, as follows: (i) Each of the representations and warranties of SNB contained in the Merger Agreement is true and correct in all material respects on and as of the Closing; (ii) SNB have in all material respects performed all obligations required by the Merger Agreement to be performed prior to the Closing; (iii) there has not been a material adverse change in the financial condition, results of operations or business of SNB; and (iv) HHC has received from SNB's legal counsel an opinion dated as of the Closing Date to the effect, among others, that SNB is duly incorporated, validly existing and in good standing under the laws of the United States of America, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; SNB had and have corporate authority to make, execute and deliver the Merger Agreement and it has been duly authorized and approved by all necessary corporate action of SNB and has been duly executed and delivered and as of the Closing Date is its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general; to such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatening against SNB relating to the participation in or consummation of the Merger Agreement by SNB and consummation will not violate any other contract, agreement, charter or by-law of SNB, and SNB has complied with all laws and regulations relating to dissenter's rights and all stock in SNB will be acquired by HHC pursuant to the terms of the Merger Agreement.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

         Pursuant to the Merger Agreement, between the date thereof and the Effective Date, SNB will use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it. Furthermore, SNB has agreed to operate its business solely in the ordinary course and to comply with all applicable laws, regulations and rules. Without the prior written consent of HHC, SNB has agreed not to: (i) Amend or otherwise change its respective Articles of Incorporation or Bylaws, as each such document is in effect on the date of the Merger Agreement; (ii) Issue or sell, or authorize for issuance or sale, any additional shares of any class of capital stock of SNB; (iii) Issue, grant or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating SNB to issue securities; (iv) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, in the event the Closing occurs on a date which will not allow the SNB shareholders who will receive HHC Common Stock to be of record for purposes of receiving HHC's first quarter 1997 dividend, then SNB may, to the extent lawfully permitted, declare and pay dividends for the purpose of allowing SNB shareholders to receive 25% of the normal and customary annual dividend in an amount not to exceed $.125 per outstanding share of SNB Common Stock; (v) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively; (vi) authorize any capital expenditures which, individually or in aggregate, exceed $20,000, provided, however, SNB may purchase a tail on the current SNB directors and officers policy for a three year period; (vii) except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber any assets of SNB; (viii) excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto; (ix) amend its Articles of Incorporation or Bylaws, or establish or add any automated teller machines or branch or other banking offices or take any action that will materially and adversely affect the ability of any party to the Merger Agreement to obtain the approvals necessary for consummation of the transactions contemplated thereby or that would materially and adversely affect SNB's ability to perform its covenants and agreements thereunder; (x) acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing; (xi) enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer or key employee or representative of SNB, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC; (xii) enter into, extend, or renew any lease for office or other space; (xiii) except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of SNB; (xiv) grant any increase in compensation to any director, officer, employee or representative of SNB except in the ordinary course of business consistent with past practice, provided, however, SNB may: (i) provide for a 3% contribution of payroll to SNB's 401-K Plan in an amount not to exceed $13,300; (ii) declare and pay employee bonuses in an amount not to exceed $12,000 in the aggregate; and (iii) declare and pay director bonuses in an amount not to exceed $1,000 per director; (xv) take any action or omit to take any action which would cause any of SNB's representations or warranties to be untrue or misleading in any material respect or any covenant of SNB under the Merger Agreement incapable of being performed; or (xvi) agree in writing or otherwise to do any of the foregoing.

         In addition, between the date of the Merger Agreement and the Effective Date, SNB will not authorize nor knowingly permit any of its officers, directors, employees, representatives, agents or other persons controlled by SNB to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity, or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, SNB except as contemplated by the Merger Agreement. SNB will promptly communicate to HHC the identity and terms of any proposal which it may receive with respect to any such transaction.

WAIVER, AMENDMENT AND TERMINATION

         SNB and HHC may waive their respective rights, powers or privileges under the Merger Agreement provided, however, that any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement subscribed by both SNB and HHC.

         The Merger Agreement may be terminated either before or after approval of the Merger Agreement by SNB's shareholders upon the occurrence of certain events including, among others, the following: (i) at any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of the Board of Directors of SNB, HHC and Hancock Bank; (ii) by either HHC or SNB, in writing, if the Bank Merger has not become effective on or before March 31, 1997, unless such expiration date has been mutually extended or unless the absence of such effectiveness is due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations required by the Merger Agreement to be performed on or prior to the Effective Date; (iii) by either party to the Merger Agreement in the event of a breach by the other party (a) of any covenant or agreement contained therein or (b) of any representation or warranty therein, if the facts constituting such breach reflect a material adverse change in the financial condition, results of operations or business taken as a whole, of the breaching party, which in either case cannot be or is not cured within sixty (60) days after written notice of such breach is given to the party committing such breach, or in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of the Merger Agreement; (iv) by HHC, Hancock Bank or SNB at any time after the FRB, FDIC, OCC, OFI or United States Department of Justice has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Bank Merger and the time period for all appeals or requests for reconsideration has run; (v) by SNB, HHC or Hancock Bank if the Bank Merger is not approved by the required vote of SNB's shareholders; and (vi) by HHC if holders of ten percent or more of the outstanding SNB Common Stock exercise statutory rights of dissent and appraisal pursuant to 12 USC Section 214a.

         Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents, or shareholders unless there has been an intentional breach of the Merger Agreement prior to the date of termination.

AGREEMENT NOT TO COMPETE

         Except for SNB directors Ronald A. Curet, Floyd H. Stark and Alexandre Theriot, Jr., each director of SNB has agreed that for a period of two (2) years after the Effective Date, they will not, directly or indirectly: (i) serve on the Board of Directors or in any similar capacity of any financial institution which has an office located in Tangipahoa Parish, Louisiana, and
(ii) participate as an investor in, or an advisor to, any financial institution in the process of organizing with an office located in or proposed to be located in Tangipahoa Parish, Louisiana. Director and President Reginald R. Harper has agreed that for a period of one (1) year after the Effective Date, he will not, directly or indirectly: (i) serve on a Board of Directors or as an officer or employee or in any similar capacity of any financial institution which has an office located in or proposed to be located in Tangipahoa Parish,

Louisiana; and (ii) participate as an investor in or an advisor to, any financial institution in the process of organizing with an office located in or proposed to be located in Tangipahoa Parish, Louisiana.

INTERESTS OF CERTAIN PERSONS IN THE BANK MERGER

         The President and executive officers of SNB will become officers of Hancock Bank following the Bank Merger. In addition, Reginald Harper, Luther Simon and Vivian Brown will receive merger incentive payments in the aggregate amount of $42,500 within twelve months of the successful merger of SNB with Hancock Bank.

EMPLOYEE BENEFITS

         SNB's Group Health and Life Benefit Plan will be continued through the Effective Date of the Bank Merger. Thereafter, all retained employees will be eligible to participate in Hancock Bank MS's Medical Benefit Plan based on the provisions in the Plan. The ninety-day employment period will be waived for eligible retained employees in accordance with Hancock Bank MS's Plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel provided such pre-existing medical conditions were covered at Closing under SNB's Group Health and Life Benefit Plan. SNB's 401K Plan will remain operative and in effect through the Effective Date of the Bank Merger. The Plan will be terminated as of the Effective Date of the Bank Merger and distributed to employees of SNB in accordance with the terms of the Plan after the normal and customary contributions have been made consistent with past practices. All termination costs will be paid from the Plan's assets. All retained employees will be eligible to enter the Hancock Bank MS Profit Sharing Plan, Hancock Bank MS 401K Plan, and Hancock Bank MS Pension Plan based on the provisions set forth in the respective plans. Hancock Bank MS 401K Plan currently does not have a provision which allows for roll over funds from other qualified plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank MS Profit Sharing Plan, for eligibility purposes for the Hancock Bank MS 401K Plan, and for vesting and eligibility purposes for the Hancock Bank MS Pension Plan. All other SNB benefit plans will continue through the Effective Date of the Bank Merger. Thereafter, all retained employees will be eligible to participate in all Hancock Bank MS employment benefit plans not set forth above based on the provisions set forth in the plans with full credit for all prior service.

EXPENSES

         HHC and SNB have each agreed to pay their respective costs, fees and expenses incurred in connection with or incidental to the Merger Agreement, including without limitation any fees and disbursements to their respective accountants and counsel. HHC is responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Bank Merger and the issuance of the HHC Common Stock. SNB is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its shareholders' meeting and obtaining shareholder approval of the Merger Agreement and the Bank Merger.

STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES OF SECURITIES

         The shares of HHC Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended, ("Securities Act") thereby allowing such shares to be sold without restriction by shareholders of SNB who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of SNB and who do not become affiliates of HHC. The shares of HHC Common Stock to be issued to affiliates of SNB may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. HHC will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

         Prior to the Effective Date of the Bank Merger, each such person deemed an affiliate of SNB will deliver to HHC a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of HHC Common Stock acquired in the Bank Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she will not sell, pledge, transfer, or otherwise dispose of such shares of HHC Common Stock in violation of the Securities Act or the rule and regulations thereunder.

ACCOUNTING TREATMENT

         HHC and SNB intend to account for the Bank Merger as a purchase transaction under generally accepted accounting principles. Accordingly, the earnings of SNB will be combined with the earnings of Hancock Bank from and after the Effective Date of the Bank Merger and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods. See "INFORMATION CONCERNING THE BANK MERGER -- Accounting Treatment."


          MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE BANK MERGER

         Set forth below is a discussion of material federal income tax consequences of the Bank Merger. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to a decision whether to vote for the approval of the Merger Agreement and related Mergers. The discussion is based on current provisions of the Code, regulations thereunder, and applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

         HHC and SNB expect the Bank Merger to be a tax-free reorganizations for federal income tax purposes so that no gain or loss will be recognized by SNB's shareholders, except to the extent of cash consideration received by shareholders in exchange for SNB Common Stock, fractional shares, or payments received by shareholders upon exercise of their statutory dissenters' rights.

         Consummation of the Bank Merger is conditioned upon receipt by SNB of an opinion from Watkins Ludlam & Stennis, P.A., to the following effects, among others:

         (i) The Bank Merger will constitute a reorganization under Section 368 of the Code.

         (ii) No material gain or loss will be recognized by HHC, Hancock Bank or SNB as a result of the Bank Merger.

         (iii) No gain or loss will be recognized by a shareholder of SNB who receives solely HHC Common Stock in exchange for his SNB Common Stock. However, because both HHC Common Stock and other consideration will be transferred in exchange for shares of SNB Common Stock, then, in general, such a shareholder will be required to recognize gain. The amount of gain recognized will not exceed the amount of cash received in the exchange.

         (iv) Cash received in the Bank Merger by a shareholder of SNB in lieu of a fractional share interest in HHC Common Stock will be treated under Section 302 of the Code as having been received by shareholder in exchange for such fractional share, and the shareholder generally will recognize gain or loss in such exchange equal to the difference between the cash received and the shareholder's basis allocable to the fractional share. If a fractional share of HHC Common Stock would constitute a capital asset in the hands of the shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

         (v) A shareholder of SNB who perfects his statutory dissenters' rights and who receives solely cash in exchange for his SNB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of SNB Common Stock, subject to the provisions and limitations of Sections 302 and 306 of the Code. After such distribution, if the former shareholder does not actually or constructively own any SNB Common Stock and if such stock is not treated as "Section 306 stock," the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the SNB Common Stock so redeemed.

         (vi) A shareholder of SNB who would otherwise receive 25 or fewer shares of HHC Common Stock and who receives solely cash in exchange for his SNB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of SNB Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder does not actually or constructively own any SNB Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the SNB Common Stock so redeemed.

         In connection with the foregoing opinion, counsel will make such factual assumptions as are customary in similar tax opinions, and such factual assumptions may be confirmed by certificates signed by appropriate officers of HHC, Hancock Bank and SNB. The foregoing opinion cannot be relied upon if any such factual assumptions is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Bank Merger has been requested, and the opinion will not be binding upon the Internal Revenue Service or the courts. If the Bank Merger are consummated, and it is later determined that the Bank Merger did not qualify as a tax-free reorganization under the Code, shareholders of SNB will, in general, recognize taxable gain or loss in the Bank Merger equal to the difference between the fair market value of the consideration received in the Bank Merger and their basis in their SNB Common Stock.

         THE FOREGOING ANALYSIS OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. SHAREHOLDERS OF SNB ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BANK MERGER AND OF OWNERSHIP OF HHC COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.


                               DISSENTERS' RIGHTS


         Any holder of record of shares of Common Stock of SNB who follows the procedures specified in Section 214a of Title 12 of the United States Code is entitled to have the "value" of his shares at the time of the meeting appraised as set forth in Section 214a and to receive in cash the amount so determined.
A copy of Section 214a is attached to this Prospectus/Proxy Statement as Appendix C. The following discussion of appraisal rights is qualified in its entirety by reference to Appendix C.

         The address to which dissenting Stockholders should send any communication regarding their rights is: Southeast National Bank, P. O. Drawer 2488, Hammond, Louisiana, 70404-2488, Attention: Reginald Harper. All communications of dissenting Stockholders should be signed by or on behalf of the dissenting Stockholder in the form in which his shares are registered on the books of the SNB.

         If a holder of shares of the Common Stock of SNB elects to exercise his rights to an appraisal under Section 214a, such shareholder must do one of the following:

         (i) Vote against approval of the Merger Agreement at the meeting and, within 30 days after the effective time of the Bank Merger, make written request for payment and accompany such written request by surrender of the shareholder's stock certificate; or

         (ii) Give notice in writing to SNB at or prior to the meeting that the shareholder dissents from the Merger Agreement and, within 30 days after the effective time of the Bank Merger, make written request for payment and accompany such written request by surrender of the shareholder's stock certificates.

         In order to be considered as having voted against approval of the Merger Agreement, a shareholder must personally vote against approval or deliver a proxy (which is not revoked prior to the meeting) containing directions to vote the shares represented thereby against approval of the Merger Agreement. A mere failure to vote will not be considered a vote against the approval of the Merger Agreement.

         In order to be considered as having given notice in writing to SNB at or prior to the meeting that the shareholder dissents from the Merger Agreement, a shareholder must deliver a written notice to SNB before the taking of the vote with respect to the Merger Agreement, which notice must reasonably inform SNB of the identity of the shareholder and that the shareholder intends thereby to dissent from the Merger Agreement and must be executed by or for the holder of record. In addition, a shareholder who wishes to be considered as having delivered notice of dissent must not deliver a proxy in favor of the Merger Agreement. A failure to deliver such proxy will satisfy this condition, but voting in favor of, or delivering a proxy (which is not revoked prior to the meeting) containing directions to vote the shares represented thereby in favor of approval of, the Merger Agreement (or not containing directions as to how the shares represented thereby are to be voted), will nullify any previously filed notice of dissent and constitute a waiver of such shareholder's right of appraisal.

         In the event the Merger Agreement is approved, in order to maintain a shareholder's rights of appraisal a shareholder who gave notice of dissent prior to the meeting or who voted against approval at the meeting must make written request for payment within 30 days after the conversion and accompany such request by surrender of the shareholder's stock certificates. Such written request for payment should reasonably inform SNB of the identity of the shareholder and that the shareholder intends thereby to request payment pursuant to the right of appraisal and must be executed by or for the holder of record. Requests for payment should be addressed to Reginald Harper as provided above. If stock certificates are sent by mail, it is recommended that registered or certified mail, return receipt requested, be used.

         If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the notice of dissent and/or request for payment should be made in such capacity; and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such notice and/or request should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the notice and/or request for a shareholder of record; however, the agent must identify the record owner or owners.

         In general, a shareholder may not exercise the right of appraisal with respect to less than all shares owned by such shareholder. However, a record owner, such as a broker, who holds shares as a nominee for others, may exercise his right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners.

         In the event the Merger Agreement is approved, within five days after the effective time of the Bank Merger, the resulting state bank will give to each shareholder who gave timely notice of dissent or who voted against approval of the Merger Agreement a notice of the effective time and of the actions required in order to maintain each such shareholder's appraisal rights.

         The value of a dissenting Shareholder's shares is to be determined by an appraisal made by a committee of three persons, one chosen by the dissenting Shareholder(s), one by the Directors of the Resulting Bank and one by the two appraisers so selected. All expenses incurred in connection with such an appraisal will be allocated equally between the Resulting Bank and the dissenting Shareholder(s). SNB will bear the costs of appraisal proceedings. If any appraiser is not selected within ninety (90) days of consummation of the consolidation, or the appraisers fail within such period to determine a value, or if a dissenting Shareholder is dissatisfied with the appraised value and appeals within five (5) days of notice of the appraisal, the Comptroller will make a final determination of value, which will be binding on all parties. The expenses of the Comptroller in making such a reappraisal or appraisal, as the case may be, will be paid by the Resulting Bank.

              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements are presented, assuming the mergers of SNB and CBI with and into HHC will be accounted for using the purchase method of accounting and subject to the purchase adjustments noted below, to reflect the combination of the historical consolidated financial statements of the respective companies for the following periods. The unaudited pro forma combined balance sheet assumes the mergers were consumated on June 30, 1996. The unaudited pro forma combined statements of income assumes the mergers were consumated on January 1, 1996 and January 1, 1995 respectively. The unaudited pro forma combined financial statements give effect of the issuance of approximately 104,500 shares of HHC Common Stock and the payment of approximately $3.7 million in cash in connection with the merger of SNB and of the issuance of approximately 447,000 shares of HHC Common Stock and the payment of approximately $5.6 million in cash in connection with the merger of CBI.

     The unaudited pro forma information does not purport to represent what HHC's, SNB's and CBI's combined results of operations actually would have been if the respective mergers had occurred as of the dates indicated or will be for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of SNB and HHC contained elsewhere or incorporated by reference herein.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 1996
(Amounts in thousands)

                                                                                               SNB
                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS
                                                                                    -------------------------
                                                      HHC            SNB             DEBITS           CREDITS           CBI
                                                    --------      --------          --------        ----------        --------
ASSETS:
   Cash and due from banks                        $  145,223        $2,148                           3,735 (A)           $6,121
   Interest bearing time deposits with other banks     2,945           492                                                    0
   Securities available-for-sale                     108,169         5,262                                                    0
   Securities held-to-maturity                       807,932         3,381                              77 (B)           43,078
   Federal funds sold and securities purchased
       under agreements to resell                     72,175           200                                                3,450
   Loans, net of unearned income                   1,070,561        23,751                                               36,342
       Less:  Reserve for loan losses                (17,698)         (381)                                                (475)
                                                  ----------       -------                                              -------
           Loans, net                              1,052,863        23,370                                               35,867
   Property and equipment                             38,599         1,457                  43 (B)                        1,423
   Other real estate                                     749           288                                                  213
   Other assets                                       47,702           483               3,834 (A)                          984
                                                  ----------       -------                                              -------
     TOTAL ASSETS                                 $2,276,357       $37,081                                              $91,136
                                                  ----------       -------                                              -------

LIABILITIES:
  Deposits:
     Non-interest bearing demand                  $  483,335       $ 5,514                                              $15,132
     Interest bearing savings, NOW, money market
        and other time                             1,455,780        27,461                                               64,288
                                                  ----------       -------                                              -------
          Total Deposits                           1,939,115        32,975                                               79,420
  Federal funds purchased and securities sold
      under agreements to repurchase                  82,732             0                                                    0
  Other liabilities                                   18,028           294                  12 (C)                          744
   Long-term bonds and notes                           2,035             0                                                    0
                                                  ----------       -------                                              -------
     TOTAL LIABILITES                              2,041,910        33,269                                               80,164
                                                  ----------       -------                                              -------
MINORITY INTEREST                                          0             0                                                  161

STOCKHOLDERS' EQUITY
  Common Stock                                        30,043         2,282               2,282 (A)     348 (A)              437
  Capital surplus                                    130,000         1,439               1,439 (A)   3,541 (A)            2,664
  Undivided profits                                   75,107           153                 153 (A)                        7,710
  Unrealized loss on securities available for sale      (703)          (62)                  0          62 (A)                0
                                                  ----------       -------              ------      ------              -------
     TOTAL STOCKHOLDERS' EQUITY                      234,447         3,812                                               10,811
                                                  ----------       -------                                              -------
     TOTAL LIABILITIES AND EQUITY                 $2,276,357       $37,081              $7,763      $7,763              $91,136
                                                  ----------       -------              ------      ------              -------
                                                                                CBI
                                                                             PRO FORMA
                                                                             ADJUSTMENTS
                                                                    --------------------------------           PRO FORMA
                                                                    DEBITS                   CREDITS              HHC
                                                                    -------                  -------           ----------
ASSETS:
   Cash and due from banks                                                                     5,626 (D)       $  144,131
   Interest bearing time deposits with other banks                                                                  3,437
   Securities available-for-sale                                                                                  113,431
   Securities held-to-maturity                                                                   400 (E)          853,914
   Federal funds sold and securities purchased
       under agreements to resell                                                                                  75,825
   Loans, net of unearned income                                                                                1,130,654
       Less:  Reserve for loan losses                                                                             (18,554)
                                                                                                               ----------
           Loans, net                                                                                           1,112,100
   Property and equipment                                               110 (E)                                    41,632
   Other real estate                                                                                                1,250
   Other assets                                                      11,139 (D)                                    64,142
                                                                                                               ----------
     TOTAL ASSETS                                                                                              $2,409,862
                                                                                                               ----------

LIABILITIES:
  Deposits:
     Non-interest bearing demand                                                                                 $503,981
     Interest bearing savings, NOW, money market
        and other time                                                                                          1,547,529
                                                                                                               ----------
          Total Deposits                                                                                        2,051,510
  Federal funds purchased and securities sold
      under agreements to repurchase                                                                               82,732
  Other liabilities                                                     100 (F)                                    18,954
   Long-term bonds and notes                                                                                        2,035
                                                                                                               ----------
     TOTAL LIABILITES                                                                                           2,155,231
                                                                                                               ----------

MINORITY INTEREST                                                       161 (A)                                         0

STOCKHOLDERS' EQUITY
  Common Stock                                                          437 (D)                1,487 (D)           31,878
  Capital surplus                                                     2,664 (D)               14,808 (D)          148,349
  Undivided profits                                                   7,710 (D)                                    75,107
  Unrealized loss on securities available-for-sale                                                 0 (D)             (703)
     TOTAL STOCKHOLDERS' EQUITY                                                              -------              254,631
                                                                                                               ----------
     TOTAL LIABILITIES AND EQUITY                                   $22,321                  $22,321           $2,409,862
                                                                    -------                  -------           ----------

NOTES
(A) To record the issuance of approximately 104,500 shares of HHC stock and approximately $3.7 million in cash in connection with the acquisition of CBI under the purchase method of accounting resulting in goodwill of approximately $3.8 million and the elimination of the capital of SNB.

(B) To record estimated market value adjustment to the securities portfolio and land of SNB.

(C) To record deferred taxes associated with market adjustments to SNB's securities portfolio.

(D) To record the issuance of approximately 447,000 shares of HHC stock and approximately $5.6 million in cash in connection with the acquisition of CBI under the purchase method of accounting resulting in goodwill of approximately $11.1 million and the elimination of the capital and minority interest accounts of CBI.

(E) To record estimated market value adjustment to the securities portfolio and land of CBI.

(F) To record deferred taxes associated with market adjustments to CBI's securities portfolio.

HANCOCK HOLDING COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
SIX MONTHS ENDED JUNE 30, 1996
(Amounts in thousands except per share data)


                                                                                               PRO FORMA
                                                                                               ADJUSTMENTS
                                                                                        -------------------------
                                                               HHC          SNB         DEBITS            CREDITS       COMMUNITY
                                                             -------        -----       ------            -------       ---------
INTEREST INCOME
    Interest and fees on Loans                               $51,858       $1,111                                        $1,629
    Interest on securities:
        U.S. Treasury securities                               7,160            0                                             0
        U.S. government securities and obligations
                of U.S. government agencies                   17,108          243                                         1,202
        Obligations of state and political subdivisions        1,734            0                                           103
    Interest on federal funds sold and securities
                purchased under agreements to resell           3,534           21         93 (G)                            124
    Interest on time deposits and other interest               3,358            3                                             0
                                                             -------       ------                                        ------
         TOTAL INTEREST INCOME                                84,752        1,378                                         3,058
                                                             -------       ------                                        ------

INTEREST EXPENSE
    Interest on deposits                                      30,276          588                                         1,442
    Interest on federal funds purchased and
        securities sold under agreements to repurchase         1,829            5                                             0
    Interest on bonds, notes and other                           151            0                                             0
                                                             -------       ------                                        ------
         TOTAL INTEREST EXPENSE                               32,256          593                                         1,442
                                                             -------       ------                                        ------

NET INTEREST INCOME                                           52,496          785                                         1,616
    Provision for possible loan losses                         1,801            0                                            20
                                                             -------       ------                                        ------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                             50,695          785                                         1,596
                                                             -------       ------                                        ------

NONINTEREST EXPENSE
    Service charges on deposits                                8,356          204                                           415
    Trust fees                                                 1,153            0                                             0
    Other charges, fees and operating income                   2,797          112                                           115
    Securities gains (losses)                                    (34)          12                                            65
                                                             -------       ------                                        ------
         TOTAL NONINTEREST INCOME                             12,272          328                                           595
                                                             -------       ------                                        ------

NONINTEREST EXPENSE
    Salaries and employee benefits                            20,770          313                                           690
    Occupancy and equipment expense, net                       7,604          116                                           283
    Other operating expenses                                  11,036          340        128 (H)                            352
                                                             -------       ------                                        ------
         TOTAL NONINTEREST EXPENSE                            39,410          769                                         1,325
                                                             -------       ------                                        ------

EARNINGS BEFORE INCOME TAXES                                  23,557          344                                           866
    Income tax expense                                         7,757           86          0                33 (I)          275
                                                             -------       ------        ---                --           ------

NET EARNINGS                                                 $15,800       $  258        221                33           $  591
                                                             -------       ------        ---                --           ------
EARNINGS PER SHARE                                             $1.78       $ 0.56                                        $ 6.66
AVERAGE SHARES                                                 8,880          457                                            87
                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                              ---------------------------      PRO FORMA
                                                                DEBITS            CREDITS         HHC
                                                              ----------          -------       -------
INTEREST INCOME
    Interest and fees on Loans                                                                  $54,598
    Interest on securities:
        U.S. Treasury securities                                                                $ 7,160
        U.S. government securities and obligations
                of U.S. government agencies                                                      18,553
        Obligations of state and political subdivisions                                           1,837
    Interest on federal funds sold and securities
                purchased under agreements to resell           140 (J)                            3,446
    Interest on time deposits and other interest                                                  3,361
                                                                                                -------
         TOTAL INTEREST INCOME                                                                   88,955
                                                                                                -------

INTEREST EXPENSE
    Interest on deposits                                                                         32,306
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                                            1,834
    Interest on bonds, notes and other                                                              151
                                                                                                -------
         TOTAL INTEREST EXPENSE                                                                  34,291
                                                                                                -------

NET INTEREST INCOME                                                                              54,664
    Provision for possible loan losses                                                            1,821
                                                                                                -------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                                                52,843
                                                                                                -------

NONINTEREST EXPENSE
    Service charges on deposits                                                                   8,975
    Trust fees                                                                                    1,153
    Other charges, fees and operating income                                                      3,024
    Securities gains (losses)                                                                        43
                                                                                                -------
         TOTAL NONINTEREST INCOME                                                                13,195
                                                                                                -------

NONINTEREST EXPENSE
    Salaries and employee benefits                                                               21,773
    Occupancy and equipment expense, net                                                          8,003
    Other operating expenses                                  375 (K)                            12,231
                                                                                                -------
         TOTAL NONINTEREST EXPENSE                                                               42,007
                                                                                                -------

EARNINGS BEFORE INCOME TAXES                                                                     24,031
    Income tax expense                                          0                   50 (L)        8,035
                                                              ---                   --          -------

NET EARNINGS                                                  515                   50          $15,996
                                                              ---                   --          -------
EARNINGS PER SHARE                                                                              $  1.70
AVERAGE SHARES                                                                                    9,432


NOTES
(G) To record imputed interest of 5.00% on the $3.7 million cash portion of the purchase price which assumes a reduction in federal fund sold balances.

(H) To record amortization of goodwill over 15 years using a straight line basis.

(I)  To record the tax effect of the pro forma adjustments.

(J) To record imputed interest of 5.00% on the $5.6 million cash portion of the purchase price which assumes a reduction in federal fund sold balances.

(K) To record amortization of goodwill over 15 years using a straight line basis.

(L)  To record the tax effect of the pro forma adjustments.

HANCOCK HOLDING COMPANY
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
YEAR ENDED DECEMBER 31, 1995
(Amounts in thousands except per share data)

                                                                                                               PRO FORMA
                                                                                                               ADJUSTMENTS
                                                                                                        -------------------------
                                                                     HHC               SNB              DEBITS            CREDITS
                                                                   -------            -----             ------            -------
INTEREST INCOME
    Interest and fees on Loans                                     $97,626           $2,104
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                         48,294              419
        Obligations of state and political subdivisions              3,527                0
    Interest on federal funds sold and securities
                purchased under agreements to resell                 5,820              145               185 (G)
    Interest on time deposits and other interest                     6,262                0
                                                                   -------           ------
            TOTAL INTEREST INCOME                                  161,529            2,668
                                                                   -------           ------

INTEREST EXPENSE
    Interest on deposits                                            57,612            1,035
    Interest on federal funds purchased and
        securities sold under agreements to repurchase               3,082                0
    Interest on bonds, notes and other                                 468                0
                                                                   -------           ------
            TOTAL INTEREST EXPENSE                                  61,162            1,035
                                                                   -------           ------

NET INTEREST INCOME                                                100,367            1,633
    Provision for possible loan losses                               4,425             (134)
                                                                   -------           ------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                   95,942            1,767
                                                                   -------           ------

NONINTEREST EXPENSE
    Service charges on deposits                                     15,040              381
    Trust fees                                                       2,525                0
    Other charges, fees and operating income                         6,440               57
    Securities gains (losses)                                          (49)               2
                                                                   -------           ------
            TOTAL NONINTEREST INCOME                                23,956              440
                                                                   -------           ------

NONINTEREST EXPENSE
    Salaries and employee benefits                                  41,319              684
    Occupancy and equipment expense, net                            13,720              167
    Other operating expenses                                        24,777              684               255 (H)
                                                                   -------           ------
            TOTAL NONINTEREST EXPENSE                               79,816            1,535
                                                                   -------           ------

EARNINGS BEFORE INCOME TAXES                                        40,082              672
    INCOME TAX EXPENSE                                              13,065              (40)                0                65 (I)
                                                                   -------           ------              ----               ---
NET EARNINGS                                                       $27,017           $  712              $440               $65
                                                                   -------           ------              ----               ---
EARNINGS PER SHARE                                                 $  3.05           $ 1.56
AVERAGE SHARES                                                       8,853              457
                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                                    -----------------------                            PRO FORMA
                                                                     CBI             DEBITS            CREDITS             HHC
                                                                    ------           ------            -------           -------
INTEREST INCOME
    Interest and fees on Loans                                      $3,012                                             $102,742
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                          2,296                                               51,009
        Obligations of state and political subdivisions                171                                                3,698
    Interest on federal funds sold and securities
                purchased under agreements to resell                   268              280 (J)                           5,768
    Interest on time deposits and other interest                         0                                                6,262
                                                                    ------                                             --------
            TOTAL INTEREST INCOME                                    5,747                                              169,479
                                                                    ------                                             --------

INTEREST EXPENSE
    Interest on deposits                                             2,602                                               61,249
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                   7                                                3,089
    Interest on bonds, notes and other                                   0                                                  468
                                                                    ------                                             --------
            TOTAL INTEREST EXPENSE                                   2,609                                               64,806
                                                                    ------                                             --------

NET INTEREST INCOME                                                  3,138                                              104,673
    Provision for possible loan losses                                   0                                                4,291
                                                                    ------                                             --------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                    3,138                                              100,382
                                                                    ------                                             --------

NONINTEREST EXPENSE
    Service charges on deposits                                        851                                               16,272
    Trust fees                                                           0                                                2,525
    Other charges, fees and operating income                            90                                                6,587
    Securities gains (losses)                                            9                                                  (38)
                                                                    ------                                             --------
            TOTAL NONINTEREST INCOME                                   950                                               25,346
                                                                    ------                                             --------

NONINTEREST EXPENSE
    Salaries and employee benefits                                   1,459                                               43,462
    Occupancy and equipment expense, net                               576                                               14,463
    Other operating expenses                                           835              750 (K)                          27,301
                                                                    ------                                             --------
            TOTAL NONINTEREST EXPENSE                                2,870                                               85,226
                                                                    ------                                             --------

EARNINGS BEFORE INCOME TAXES                                         1,218                                               40,502
    Income tax expense                                                 333                0               100 (L)        13,193
                                                                    ------           ------              ----          --------

NET EARNINGS                                                        $  885           $1,030              $100          $ 27,309
                                                                    ------           ------              ----          --------
EARNINGS PER SHARE                                                  $ 9.96                                             $   2.90
AVERAGE SHARES                                                          87                                                9,405

NOTES
(G) To record imputed interest of 5.00% on the $3.7 million cash portion of the purchase price which assumes a reduction in federal fund sold balances.

(H) To record amortization of goodwill over 15 years using a straight line basis.

(I)  To record the tax effect of the pro forma adjustments.

(J) To record imputed interest of 5.00% on the $5.6 million cash portion of the purchase price which assumes a reduction in federal fund sold balances.

(K) To record amortization of goodwill over 15 years using a straight line basis.

(L)  To record the tax effect of the pro forma adjustments.

                       CERTAIN INFORMATION CONCERNING SNB

PRINCIPAL BUSINESS

         Southeast National Bank. SNB, organized on July 23, 1984, provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in Tangipahoa Parish, Louisiana. SNB also provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in the certain portion of the neighboring parish of Livingston. SNB's services are delivered through a network of two (2) full service locations, including a main office in Hammond and one (1) branch located in Ponchatoula, Louisiana. In addition to traditional bank services, SNB offers VISA/Mastercard through its correspondent relationship with First National Bank of Commerce, New Orleans, Louisiana. SNB's deposits are insured by the FDIC. At June 30, 1996, SNB had total assets of approximately $37.1 million and total deposit liabilities of approximately $33.0 million. SNB's principal executive office is located at 1855 S. Morrison Blvd., Hammond, Louisiana 70403 and its telephone number is (504) 542-9700.

COMPETITION

         SNB's primary market area, Tangipahoa Parish, has a current population of approximately 91,972.

         Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. SNB competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with SNB for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in SNB's primary market area, including those located in the surrounding parishes.

         Currently, all state banks organized under the law of the State of Louisiana and all national banks domiciled in Louisiana are permitted to establish branches on a statewide basis. Louisiana's banking laws also permit bank holding companies domiciled in any other state to acquire Louisiana banks and bank holding companies. Unless state legislatures elect otherwise, under recent federal banking legislation, banks will be allowed to establish interstate branches beginning June 1, 1997.

         At present, several bank holding companies with greater resources than those of SNB have acquired banks or established branches in SNB's market area and are continuing to do so. The size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than would be appropriate for SNB. SNB has also experienced some competitive pressure on the interest rates that it is able to charge on its new loans.

SEASONALITY OF BUSINESS AND CUSTOMERS

         SNB's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of SNB's loans is concentrated within a single industry or group of related industries. Historically, the business of SNB has not been seasonal in nature and management of SNB does not anticipate any seasonal trends in the future. SNB does not rely on foreign sources of funds or income.

EMPLOYEES

         As of the date of this Prospectus/Proxy Statement, SNB has, in the aggregate, approximately 23 full-time employees and 4 part-time employees. None of such employees are represented by labor unions. Management of SNB considers its relationship with its employees to be good.

PROPERTY

         SNB has two offices located in Tangipahoa Parish, Louisiana, including the executive offices of SNB, located at 1855 S. Morrison Blvd., Hammond, Louisiana 70403. All of the offices are owned by SNB and are not subject to any mortgages or encumbrances. All of the premises on which the offices are located, with the exception of the premises for the Ponchatoula branch, are owned by SNB and are not subject to any mortgages or encumbrances. The premises on which the Ponchatoula branch is located is leased per a lease agreement effective on September 1, 1985 which expires on March 31, 2014.

LEGAL PROCEEDINGS

         SNB normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against SNB. As of June 30, 1996, SNB did not have any litigation pending other than ordinary routine litigation incidental to their business that was not material in amount in respect of SNB's assets on a consolidated basis.

STOCK PRICES AND DIVIDENDS

         Market Prices. There is no established public trading market for the SNB Common Stock. These securities are not traded on any exchange and are not quoted on an automated system of a registered securities association.

         At the Record Date, there were 451 shareholders of record of SNB Common Stock and 456,518 shares of SNB Common Stock issued and outstanding.

         SNB Cash Dividends. In 1994, SNB did not pay a cash dividend on its Common Stock. In 1995, SNB paid a cash dividend of $0.50 per share on its Common Stock for a total cash dividend payment of $228,259, and year-to-date 1996, SNB has paid a cash dividend of $0.50 per share for a total cash dividend payment of $228,259.

         Federal bank regulatory authorities have the power under the Financial Institutions Supervisory Act to prohibit a bank from engaging in an unsafe or unsound practice. The payment of a dividend by a bank could, depending on the financial condition of the bank and other factors, be deemed an unsafe or unsound practice. The ability of SNB to pay dividends to its shareholders in the future is dependent upon the financial condition of SNB.

         Under the Merger Agreement, SNB is prohibited from declaring or paying any dividends on SNB Common Stock, unless the Merger Agreement is terminated; provided however, in the event the Closing occurs on a date which will not allow the SNB shareholders who will receive HHC Common Stock to be of record for purposes of receiving HHC's first quarter 1997 dividend, then SNB may, to the extent lawfully permitted, declare and pay dividends for the purpose of allowing SNB's shareholders to receive 25% of the normal and customary annual dividend in an amount not to exceed $.125 per outstanding share of SNB Common Stock.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), direct or indirect, of SNB Common Stock for (i) each person who is the beneficial owner of more than five percent of any class of the outstanding voting securities of SNB; (ii) each director of SNB, and each executive officer of SNB, and (iii) all directors and executive officers of SNB as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

 NAME AND ADDRESS                              AMOUNT AND NATURE OF          PERCENT
 OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP          OF CLASS
                                                OF SNB COMMON STOCK
--------------------------------------------------------------------------------------
 Ronald A. Curet                                      12,508                  2.74%
 607 Delmar Blvd.
 Hammond, LA 70403

 Larry H. Delatte                                     20,000                  4.38%
 19113 Weinberger Road
 Ponchatoula, LA 70454

 Reginald Harper                                         935                    *
 17132 Natures Trace
 Hammond, LA 70403

 Dennis P. Hebert                                      2,000                    *
 P. O. Box 343
 Ponchatoula, LA 70454

 Verna S. Magee                                        4,000                    *
 904 West Colorado
 Hammond, LA 70401

 Joseph Rinaudo, Jr.                                  20,004                  4.38%
 P. O. Box 1930
 St. Francisville, LA 70775

 Raymond Schafer                                       9,000                  1.97%
 14625 Highway 22 West
 Ponchatoula, LA 70454

 Floyd H. Stark                                          200                    *
 144 6th Street
 Ceredo, WV 25507

 Alexandre Theriot, Jr.                               19,435                  4.26%
 710 Maple Drive
 Denham Springs, LA 70726

                                                       4,800                  1.05%
 H. Owen Vinyard                                      ------                 -----
 20459 Highway 190 East
 Hammond, LA 70401
                                                      92,882                 20.35%
 ALL DIRECTORS AND EXECUTIVE                          ======                 =====
 OFFICERS AS A GROUP (10 PERSONS)

------------------------------

*  Indicates less than one percent.

                    SNB MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following is management's discussion and analysis of the significant changes in income and expenses in relation to the changes in financial position for the six months ended June 30, 1996 and 1995. This information should be read in conjunction with the financial statements and notes relating thereto.

SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995

NET INCOME

         Net income for the six month period ended June 30, 1996 was $258,140, as compared to $278,198 for June 30, 1995, a decrease of $20,058 or 7.2%. The decrease was attributable to an 85,813 increase in income taxes in the current period. Income before income taxes increased $65,755 during the first six months of 1996 as compared to 1995 due primarily to an increase in net interest income.

NET INTEREST INCOME

         Net interest income for the six months ended June 30, 1996 was $873,977 compared to $804,709 in 1995. Interest rates rose slightly during 1996.

         Total interest income for the six month period ended June 30, 1996 was $1,466,950, an increase of $187,044 over the same period in 1995. This increase was due partly to an increase in volume and partly to an increase in rates.

         Loans as of June 30, 1996, as compared to June 30, 1995, increased $3,201,687 or 15.6% to $23,750,562. Interest and fees on loans increased $191,953 or 19.3% to $1,185,072 for the six months ended June 30, 1996 from $993,119 for the six months ended June 30, 1995.

         Securities and other interest bearing assets (excluding loans) as of June 30, 1996 increased $938,930 or 11.8% compared to the similar time period in 1995. Interest income on these assets decreased $4,909 in the first six months of 1996 as compared to 1995, primarily attributed to lower yields on short-term investments.

         Interest bearing deposits increased by $4,119,114 or 17.6% from June 30, 1995 to June 30, 1996. Interest expense increased $117,776 or 24.8% from 1995 to 1996 due partly to the increase in volume of deposits and partly to rising interest rates.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         An adequate level of the allowance for loan losses is determined by reviewing the quality of the loan portfolio, actual loan loss experience, and current and future economic conditions and their effect on the market area served by SNB. The provision for possible loan losses is the amount charged to earnings in order to maintain an adequate level in the allowance.

         Other significant factors considered in determining the level of the allowance are the growth or decline in the loan portfolio, the composition of the portfolio, differing risks associated with each type of loan, the current and prospective financial condition of borrowers, and the level of past due and nonperforming loans. Management reviews the loan portfolio to identify potential losses and to determine that the level of allowance adequately reflects the potential loss exposure. Problem credits are reviewed more frequently to determine potential changes in the allowance. Since actual losses may vary from current assessments, any necessary adjustments to the allowance are recorded in the periods in which they become known.

         There was no provision for loan losses charged to expense for either the first six months of 1996 or 1995. A summary of the activity in the allowance for loan losses is as follows:

                                                                     SIX MONTHS ENDED JUNE 30
                                                              --------------------------------------
                                                                1996                         1995
                                                              ---------                    ---------
         Balance at Beginning of Year                         $ 423,631                    $ 567,315

         Loans Charged-Off                                      (56,025)                        (307)

         Recoveries of Loans Previously Charged-Off              13,430                        1,484

         Addition to Allowance Charged to Expense                 -                            -
                                                              ---------                    ---------

         Balance at End of Period                             $ 381,036                    $ 568,492
                                                              =========                    =========


OTHER INCOME

         Total Other Income for the time period under consideration increased $25,091 or 11.7%. Service Charges on Deposit Accounts increased $23,715 to $204,125 for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995.

OTHER EXPENSES

         Total Other Expenses have increased $28,604, totaling $769,399 for the first six months of 1996. Increases in other real estate expense, occupancy expense, and other operating expenses were offset slightly by a decrease in salaries and employee benefits.

APPLICABLE INCOME TAXES

         Applicable income taxes for the first six months of 1996 were $86,046 representing an effective rate of 25%. Income taxes for the respective period of 1995 were insignificant. The increase in tax expense during 1996 is mainly attributable to the decrease in the deferred tax asset due to the utilization of net operating loss carryforwards from the previous year.

YEARS ENDED DECEMBER 31, 1995 AND 1994

NET INCOME

         Net income for the year ended December 31, 1995 was $711,833 compared to $463,938 for 1994, an increase of $247,895 or 53.43%. SNB's increase in net income for 1995 was mainly attributable to rising interest rates, increased loan demand, and a credit provision for loan losses.

         Return on average assets was 2.13% and return on average equity was 20.62% for 1995, compared to 1.47% and 15.28% respectively, for 1994.

NET INTEREST INCOME

         Net interest income for 1995 was $1,633,601 compared to $1,531,185 in 1994. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with changes in market interest rates. Interest rates rose slightly during 1995. Total interest income for 1995 was $2,668,354 as compared to $2,311,995 for 1994, a $356,359 or 15.41% increase. Loan balances increased from $20,350,298 on December 31, 1994 to $21,564,475 on December 31, 1995. The increase in loan balances and climbing interest rates accounted for the increase in interest income on loans in the amount of $355,488. Interest expense on deposits was $1,034,753 in 1995, an increase of $253,943 from 1994. Interest-bearing deposits increased to $23,982,873, or 5.6%, in 1995. This volume increase, and increases in interest rates on deposit accounts accounted for the overall increase in interest expense and a slightly smaller net interest spread in 1995 as compared to 1994.

         SNB's Net Interest Spread and Margin are shown below. Net Interest Spread is the difference between the yield on earning assets and the cost of funding. Net Interest Margin is net interest income as a percent of average earning assets.

                                                  1995              1994
                                                  ----              ----
         Net Interest Spread                      4.55%             4.79%
         Net Interest Margin                      5.45%             5.41%

INTEREST EARNING ASSETS

         Earning assets averaged $29,982,564 for 1995, an increase of $1,680,548, or 5.9%, compared to the 1994 average of $28,302,016. For 1995 loans averaged $20,983,962, a $2,703,486 increase, or 14.79% over the balance reported in 1994. Loans accounted for 70% and 64.6% of average earning assets in 1995 and 1994, respectively. SNB actively pursues loans to customers in SNB's service area.

         The increase in loan demand attributed to the decrease in average securities from $8,102,040 in 1994 to $6,578,275 in 1995. Funds are invested primarily in U.S. Treasury Securities and Securities of Other U. S. Government Agencies.

         Average interest-bearing deposits in other banks increased $257,608 or 72.40% from $355,802 in 1994 to $613,410 in 1995. This shift allowed funds to be readily available for increased loan demand.

INTEREST-BEARING LIABILITIES

         Interest-bearing liabilities in 1995 averaged $23,807,332, an increase of $736,053, or 3.2%, as compared to the 1994 average.

         Savings and NOW accounts averaged $5,513,722 a decrease of $255,653, or 4.4%, as compared to the 1994 average. Insured money market accounts decreased $320,229, or 8.2% from the 1994 average. These decreases were more than offset by the increase in certificates of deposit. Average certificates of deposits increased to $14,685,932 in 1995 from $13,373,997 in 1994, a
$1,311,935 or 9.81% increase. This shift to higher interest rate certificates of deposit accounted for the increase in costs of funds of 97 basis points from 1994 to 1995.

INTEREST RATE SENSITIVITY

         SNB's interest rate sensitivity is modeled in the GAP Analysis Table. The Table depicts a management measurement of the balance sheet interest rate sensitivity GAP at December 31, 1995. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. SNB also utilizes other measurement techniques to analyze interest rate sensitivity. The Table indicates SNB is positioned, at December 31, 1995, at a negative gap through the 365 day range. In a rising interest rate situation within the 365 day range, SNB would theoretically reprice more liabilities than assets; therefore, decreasing net interest income.


                               GAP ANALYSIS TABLE
                             (DOLLARS IN THOUSANDS)

<Caption
                          0-180      181-365       1-3         3+    NON INTEREST
                           DAYS        DAYS       YEARS       YEARS    BEARING      TOTAL
                         --------    --------    --------   --------   --------    --------
Assets:
 Reserve Funds Sold      $    430    $   --      $   --     $   --     $   --      $    430
 Securities                   998        --         3,731      2,988       --         7,717
 Loans                      4,721       1,894      11,453      3,496       --        21,564
 Other Assets                --          --          --         --        4,887       4,887
                         --------    --------    --------   --------   --------    --------
   Total Assets          $  6,149    $  1,894    $ 15,184   $  6,484   $  4,887    $ 34,598

Liabilities:
 Money Market            $  2,844    $   --      $   --     $   --     $   --      $  2,844
 Savings & NOW              5,539        --          --         --         --         5,539
 Certificates              12,336         709       1,719        836       --        15,600
 Other Liabilities and
Capital                      --          --          --         --       10,615      10,615
                         --------    --------    --------   --------   --------    --------
   Total Liabilities
    and Capital          $ 20,719    $    709    $  1,719   $    836   $ 10,615    $ 34,598
                         --------    --------    --------   --------   --------    --------

Periodic Gap             $(14,570)   $  1,185    $ 13,465   $  5,648   $ (5,728)
                         ========    ========    ========   ========   ========

Cumulative Gap           $(14,570)   $(13,385)   $     80   $  5,728
                         ========    ========    ========   ========



ALLOWANCE AND PROVISION FOR LOAN LOSSES

         An adequate level of the allowance for loan losses is determined by reviewing the quality of the loan portfolio, actual loan loss experience and current and future economic conditions and their effect on the market area served by SNB. The provision for possible loan losses is the amount charged to earnings in order to maintain an adequate level in the allowance.

         Other significant factors considered in determining the level of the allowance are the growth or decline in the loan portfolio, the composition of the portfolio, differing risks associated with each type of loan, the current and prospective financial condition of borrowers, and the level of past due and nonperforming loans. Management reviews the loan portfolio to identify potential losses and to determine that the level of allowance adequately reflects the potential loss exposure.
Problem credits are reviewed more frequently to determine potential changes in the allowance. Since actual losses may vary from current assessments, any necessary adjustments to the allowance are recorded in the periods in which they become known.

         The allowance totaled $423,631 at the end of 1995 as compared to $567,315 at December 31, 1994. The balance in the allowance reflects management's continued evaluation of the potential risk of the loans in the current portfolio. Based upon management's review of the loan portfolio at December 31, 1995 and upon improving economic conditions in the area, $134,000 of the allowance was reversed into income during the year ended December 31, 1995. The allowance as a percentage of loans outstanding was 1.90% at year end 1995 and 2.8% at year end 1994. Management believes that the allowance is adequate to absorb potential losses in the loan portfolio.

         SNB's net charge offs were $9,684 and $28,748 for 1995 and 1994. The ratio of net charge offs to average loans outstanding during 1995 and 1994 was insignificant.

NON-PERFORMING ASSETS

         Non-performing assets include non-accrual loans, impaired loans and other real estate. Loans are placed on non-accrual when they become 90 days past due as to principal or interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due.

         Other Real Estate is carried at the lower of cost or fair value. Other Real Estate decreased from $286,310 at December 31, 1994 to $113,003 at December 31, 1995, a 60.5% decrease. Management continues to convert these non-performing assets to investable funds at a value which management feels is beneficial to the earnings of SNB.

OTHER INCOME

         Other income for 1995 was $440,102, an increase of $44,981 or 11.38% over the prior year results of $395,121. Exclusive of security transactions, other income increased $36,435.

         Service charges on deposit accounts were $380,849 for 1995, an increase of 4.5% over 1994. Service charges on deposit accounts were $364,424 in 1994. The primary reason for the increase in 1995 is the increase in number of deposit accounts.

         Other operating income for 1995 was $57,256 compared to the 1994 total of $37,246. Included in other operating income are fees from bankcard services, safe deposit box rentals and other operating fees.

OTHER EXPENSES

         Other expenses totaled $1,535,539 in 1995, a 3.1% increase over the 1994 total of $1,489,907. Salaries and employee benefits increased $37,536, or 5.8%, to $683,984 for 1995 when compared to $646,448 for 1994. Net occupancy expense was $166,614 for 1995, versus $171,077 for 1994. Other operating expenses totaled $638,323 for 1995 compared to $685,878 for 1994, a decrease of $47,555, or 6.9%.

         Net other real estate expense was $46,618 for 1995. Net other real estate expense provided a benefit of $13,496 in 1994. Net other real estate expense is the operating expense of other real estate and repossessed assets less the income generated by other real estate and the net gains from the sales of other real estate and repossessed assets.

APPLICABLE INCOME TAXES

         Applicable income taxes provided a benefit of $39,669 and $27,539 for 1995 and 1994, respectively. The benefit is mainly attributable to prior net operating losses of SNB.

OFF-BALANCE-SHEET ACTIVITIES

         In the normal course of business SNB enters into agreements which, for accounting purposes, are not recorded in the financial statements. These loan commitments and lines of credit are commitments to customers to extend credit at specified rates, duration and purpose. The commitments adhere to normal lending policy and credit reviews. Available commitments at December 31, 1995 were $2,880,328. This amount includes unfunded loan commitments aggregating $2,854,828 and letters of credit of $25,500. At December 31, 1994 available commitments were $2,013,090, comprised of unfunded loan commitments in the amount of $1,983,090 and letters of credit of $30,000.

REGULATORY MATTERS

         SNB's records were examined by a regulatory agency during 1995. Management is not aware of any current recommendations by these authorities which would have a material impact on capital, asset quality, management, earnings or liquidity of SNB.

CAPITAL EXPENDITURES

         SNB made capital improvements to its main office during 1995. SNB purchased $553,769 of bank premises and equipment. Included in this amount is the completion of the new main office site.

CAPITAL

         The following table summarizes specific capital ratios of SNB at December 31, 1995 and 1994:

                                                                MINIMUM
                                                                REGULATORY
                                            1995       1994     GUIDELINES
                                            ----       ----     ----------
         Risk-Based Capital Ratios:
              Tier 1 Capital               16.83%     16.12%            4.0%
              Total Capital                18.09%     17.39%            8.0%
              Leverage Ratio               10.83%     10.67%    4.00 - 5.00%
              Stockholders' Equity         10.34%      9.60%

         Various regulatory authorities have attempted to reduce the number of bank failures by adopting Risk-Based Capital requirements for banks. These guidelines risk weight all of a bank's assets and off-balance-sheet activities. A bank's required capital is the risk-weighted total of its assets and off-balance-sheet activities multiplied by a specified capital percentage. As shown in the table, SNB's Risk-Based Capital ratios significantly exceed the minimum regulatory guidelines.

         Dividends are payable only out of retained earnings and current earnings. The amount of dividends paid by SNB may be restricted by law and require regulatory approval. SNB was restricted from paying dividends until the deficit in retained earnings was eliminated. Reference is made to Note B of notes to SNB's 1995 financial statements regarding the Quasi-Reorganization. As of January 1, 1996, SNB had retained earnings of $193,831 after paying a dividend of $228,258 in 1995 to its shareholders.

LIQUIDITY

         Liquidity management is the process of ensuring that SNB's assets and liabilities are appropriately structured. SNB's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to insure its ability to meet current and future depositor requirements and loan funding commitments. SNB does not anticipate difficulties in meeting funding obligations.

INVESTMENT SECURITIES

         Amortized cost, fair value and weighted average yields of securities as of December 31, 1995 are summarized as follows:



                      ------------------------------------------------------------------
                                       GROSS           GROSS
                       AMORTIZED    UNREALIZED      UNREALIZED       FAIR
                          COST         GAINS          LOSSES         VALUE        YIELD*
                      -----------   -----------    -----------    -----------     ------
U.S. Treasury
 Securities:
  One Year or Less    $   997,240   $     1,198    $      --      $   998,438       6.24%

 Over 1 through
   5 Years              1,781,674          --           (8,705)     1,772,969       5.03
                      -----------   -----------    -----------    -----------       ----
                      $ 2,778,914   $     1,198    $    (8,705)   $ 2,771,407       5.48%
                      ===========   ===========    ===========    ===========       ====

Securities of Other
 U.S. Government
  Agencies:
   Over 1 through
    5 Years           $ 3,528,772   $     5,120    $   (39,963)   $ 3,493,929       6.07%
                      -----------   -----------    -----------    -----------       ----
                      $ 3,528,772   $     5,120    $   (39,963)   $ 3,493,929       6.07%
                      ===========   ===========    ===========    ===========       ====

Mortgage-Backed
 Securities:
  Over 1 through
   5 Years            $   319,203   $     8,516    $      --      $   327,719       7.72%
                      -----------   -----------    -----------    -----------       ----
                      $   319,203   $     8,156    $      --      $   327,719       7.72%
                      ===========   ===========    ===========    ===========       ====

Other Securities:
 Over 1 Through 5
  Years               $   959,410   $      --      $    (6,358)   $   953,052       7.02%

 Over 10 Years             85,817            43           --           85,860       7.24
                      -----------   -----------    -----------    -----------       ----
                      $ 1,045,227   $        43    $    (6,358)   $ 1,038,912       7.04%
                      ===========   ===========    ===========    ===========       ====

 Equity Securities    $    99,300   $      --      $      --      $    99,300        -- %
                      -----------   -----------    -----------    -----------       ----
                      $    99,300   $      --      $      --      $    99,300        --
                      ===========   ===========    ===========    ===========       ====


*Weighted Average Yield.

LOAN PORTFOLIO

         An analysis of the loan portfolio at December 31, 1995 and 1994, is as follows:

                                                          1995                1994
                                                      -----------          -----------
         Real Estate Loans - Mortgage                 $17,181,410          $16,999,372
         Commercial and Industrial Loans                1,945,607            1,218,715
         Loans to Individuals                           2,429,088            2,100,507
         All Other Loans                                    8,370               31,704
                                                      -----------          -----------
             Total Loans                              $21,564,475          $20,350,298
         Allowance for Loan Losses                       (423,631)            (567,315)
                                                      -----------          -----------
                                                      $21,140,844          $19,782,983
                                                      ===========          ===========


         The following is the detail of maturities and sensitivity of loans to change in interest rates at December 31, 1995 and 1994:

INTEREST RATE              MATURITY               1995                1994
-------------      ----------------------     -----------          -----------
  Floating             1 Year or Less         $   792,080          $ 2,942,606
  Floating         Over 1 Through 5 Years       1,101,973               -
  Fixed                1 Year or Less          10,795,018            7,633,363
  Fixed            Over 1 Through 5 Years       8,548,372            9,204,875
  Fixed                Over 5 Years               100,879              277,072
  Nonaccrual             Various                  226,153              292,382
                                              -----------          -----------
                                              $21,564,475          $20,350,298
                                              ===========          ===========


Note: The information necessary for a breakdown of maturity of the various types of loans is not readily available. SNB has no foreign loans.

NON-PERFORMING LOANS

         The following table presents information on the amount of non-performing loans at December 31, 1995 and 1994:

                                                        1995                 1994
                                                     -----------          -----------
Loans accounted for on a non-accrual basis           $   226,153          $   292,382

Loans contractually past due ninety days
  or more as to principal or interest
  payments                                                 -                    -

Loans whose terms have been renegotiated
  to provide a reduction or deferral of
  interest or principal due to a deteri-
  oration in the financial position of
  the borrower                                             -                    -
                                                     -----------          -----------
                                                     $   226,153          $   292,382
                                                     ===========          ===========

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes the allowance for loan losses:

                                                        Year Ended December 31
                                                  ----------------------------------
                                                     1995                   1994
                                                  -----------            -----------
Amount of Loans Outstanding at End of
  Period                                          $21,564,475            $20,350,298
                                                  ===========            ===========


Daily Average Amount of Loans                     $20,983,962            $18,280,476
                                                  ===========            ===========


                                  (CONTINUED)

Balance of Allowance for Loan Losses
  at Beginning of Year

                                                   $   567,315         $   596,063

                                                       Year Ended December 31
                                                  --------------------------------
                                                       1995               1994
                                                   -----------         -----------
Loans Charged Off:
  Real Estate                                      $    -              $   (49,650)
  Commercial, Industrial and Agricultural               (2,914)             (2,000)
  Individuals and Others                                (7,040)             (8,000)
                                                   -----------         -----------
                                                   $    (9,954)        $   (59,650)
Recoveries of Loans Previously Charged Off:
  Real Estate                                      $    -              $    11,714
  Commercial, Industrial and Agricultural               -                   15,462
  Individuals and Others                                   270               3,726
                                                   -----------         -----------
    Total Recoveries                               $       270         $    30,902
                                                   -----------         -----------
    Net Loans Charged Off                          $    (9,684)        $   (28,748)
Additions to Allowance Charged to Expense          $  (134,000)        $    -
                                                   -----------         -----------
Balance at End of Year                             $   423,631         $   567,315
                                                   ===========         ===========

Ratio of Net Charge-Offs to Total Loans
  Outstanding                                              .04%                .14%
                                                   ===========         ===========
Ratio of Net Charge-Offs to Average Loans
  Outstanding                                              .05%                .15%
                                                   ===========         ===========



         The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

         The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

         The allowance for loan losses has been allocated according to the type of loan described:

                                December 31, 1995               December 31, 1994
                            -------------------------    ------------------------------------
                                         PERCENT OF                             PERCENT OF
                                          LOANS IN                              LOANS IN
                                        EACH CATEGORY                         EACH CATEGORY
                                           TO TOTAL                              TO TOTAL
                            ALLOWANCE       LOANS           ALLOWANCE             LOANS
                            ---------  --------------    --------------    ------------------
Real Estate                 $337,525        79.7%           $473,900                 83.5%
Commercial, Industrial
  and Agricultural            38,220         9.0              33,975                  6.0
Individuals and Others        47,886        11.3              59,440                 10.5
                            --------      ------            --------               ------
                            $423,631      100.00%           $567,315               100.00%
                            ========      ======            ========               ======

     Management reviews the Allowance for Loan Losses on a monthly basis. As discussed above, historical loss experience is considered as well as economic factors that effect the local economy. Specific risk factors that are inherent with certain types of lending are also considered. Past experience shows that the greatest exposure is in the area of real estate loans which represent approximately 80% of the loan portfolio. After reviewing these factors and reviewing the loan portfolio through internal procedures, it is management's opinion that an allowance of $423,631 is adequate at December 31, 1995.

     Management's Internal Watch List identifies loans requiring special supervision because of unexpected changes in various risk conditions. The Watch List may include both accruing and nonaccrual loans. The List categories resemble the regulators classification methods.

The categories and the similar regulatory classifications are: Loss, Doubtful, Substandard and OLEM (Other Loans Especially Mentioned). OLEM loans require special observation to determine if current conditions warrant a reclassification.

                                   WATCH LIST

                      LOSS     DOUBTFUL    SUBSTANDARD     OLEM
                     ------    --------    -----------   -------
     12/31/95        $  -      $100,000     $323,134     $90,603


     The Watch List is routinely evaluated and may vary dramatically based upon the borrower's status as well as industry and economic trends.


DEPOSITS

     The average daily balances and average rates paid on deposits for the reported years are listed below:

                                      1995                   1994
                             ----------------------   ------------------------
                               AVERAGE     AVERAGE      AVERAGE       AVERAGE
                               BALANCE    RATE PAID     BALANCE      RATE PAID
                             -----------  ---------   -----------    ---------
Noninterest Bearing
  Demand Deposits             $ 5,804,415     -  %     $ 5,226,446       -  %
Savings and NOW
  Accounts                      5,513,722    3.26%       5,769,375      3.11%
Insured Money Market
  Accounts                      3,607,678    2.91%       3,927,907      2.82%
Certificates of
  Deposit                      14,685,932    5.10%      13,373,997      3.67%
                              -----------              -----------
Total Deposits                $29,611,747              $28,297,725
                              ===========              ===========


         Maturities of time deposits of $100,000 or more at December 31, 1995, are summarized below:


             3 Months or Less                           $  400,000

             Over 3 through 12 Months                      504,736

             Over 12 Months                              1,400,000
                                                        ----------
                                                        $2,304,736
                                                        ==========


RETURN ON EQUITY AND ASSETS

         The table below summarizes significant financial ratios for the years ended December 31, 1995 and 1994:

                                                       1995          1994
                                                    -----------    -----------

Average Total Assets                                $33,379,329    $31,607,254


Average Stockholders' Equity                        $ 3,452,764    $ 3,035,336


Net Income                                          $   711,833    $   463,938


Earnings per Share-Common                           $      1.56    $      1.02


Cash Dividends Paid per Share                       $       .50    $        --


Return on Average Total Assets                             2.13%          1.47%


Return on Average Stockholders' Equity                    20.62%         15.28%


Dividend Payout Ratio                                     32.05%            --%


Average Equity to Average Assets                          10.34%          9.60%

                        CERTAIN STATISTICAL INFORMATION

         The following tables present historical statistical information concerning SNB's balance sheet items, investment securities, loan portfolio, loan loss experience, deposits and return on equity and assets for the periods indicated, and do not purport to be indicative of results that may be obtained in the future.



               AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS

                 for the years ended December 31, 1995 and 1994


                                                                                1995
                                                            -----------------------------------------
                                                                             INTEREST       AVERAGE
                                                                AVERAGE       INCOME/        YIELD/
                                                                BALANCE       EXPENSE         RATE
                                                            ------------- --------------- -----------
          ASSETS
Interest-Bearing Deposits in Other
   Banks                                                    $   613,410       $   37,391      6.09%
Reserve Funds Sold                                            1,806,917          106,967      5.92
Securities                                                    6,578,275          419,498      6.38
Loans(1)                                                     20,983,962        2,104,498(2)  10.03
                                                            -----------       ----------     -----
       Total Earning Assets                                 $29,982,564       $2,668,354      8.90%



Allowance for Loan Losses                                      (556,634)
Nonearning Assets                                             3,953,399
                                                            -----------
       Total Assets                                         $33,379,329
                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings and NOW Accounts                                    $ 5,513,722       $  179,662      3.26%
Insured Money Market Accounts                                 3,607,678          105,285      2.91
Certificates of Deposit                                      14,685,932          749,806      5.10
                                                            -----------       ----------     -----
       Total Interest Bearing
          Liabilities                                       $23,807,332       $1,034,753      4.35%
                                                                              ----------     -----

Demand Deposits                                               5,804,415
Other Liabilities                                               314,818
Stockholders' Equity                                          3,452,764
                                                            -----------
       Total Liabilities and
          Stockholders' Equity                              $33,379,329
                                                            ===========

Net Interest Income                                                           $1,633,601
                                                                              ==========
Net Interest Income - Spread                                                                  4.55%
                                                                                             =====

Net Interest Income as a % of Total Earning Assets                                            5.45%
                                                                                             =====

(1) Balances include non-performing loans.
(2) Interest income includes loan fees of $156,094 and $116,289 for 1995 and 1994, respectively.

                1994
--------------------------------------
                  INTEREST    AVERAGE
  AVERAGE          INCOME/     YIELD/
  BALANCE          EXPENSE      RATE
--------------------------------------
  $   355,802    $   20,397    5.73%

    1,563,698        62,828    4.01
    8,102,040       479,760    5.92
   18,280,476     1,749,010(2) 9.57
  -----------    ----------    ----
  $28,302,016    $2,311,995    8.17%


     (565,251)
    3,870,489
  -----------
  $31,607,254
  ===========


  $ 5,769,375    $  179,223    3.11%
    3,927,907       110,760    2.82
   13,373,997       490,827    3.67
  -----------    ----------    ----
  $23,071,279    $  780,810    3.38%
                 ----------    ----


    5,226,446
      274,193
    3,035,336
  -----------

  $31,607,254
  ===========

                 $1,531,185
                 ==========

                               4.79%
                               =====

                               5.41%
                               =====

                            Southeast National Bank

                             INTEREST DIFFERENTIAL


                 for the years ended December 31, 1995 and 1994




                                               1995 OVER 1994
                                        ------------------------------
                                             CHANGE
                                         ATTRIBUTABLE TO      TOTAL
                                        ------------------   INCREASE
                                         VOLUME     RATE    (DECREASE)
                                        --------  --------  ----------
Interest Earning Assets:
   Interest-Bearing Deposits in
       Other Banks                       $ 15,237  $  1,757   $ 16,994
   Reserve Funds Sold                      12,012    32,127     44,139
   Securities                             (93,870)   33,608    (60,262)
   Loans                                  265,061    90,427    355,488
                                         --------  --------   --------
          Total Interest Income          $198,440  $157,919   $356,359
                                         --------  --------   --------


Interest Bearing Liabilities:
   Savings and NOW Accounts              $ (8,083) $  8,522   $    439
   Insured Money Market
       Accounts                            (9,020)    3,545     (5,475)
   Certificates of Deposit                 57,939   201,040    258,979
                                         --------  --------   --------
          Total Interest Expense         $ 40,836  $213,107   $253,943
                                         --------  --------   --------


Increase in Interest Differential        $157,604  $(55,188)  $102,416
                                         ========  ========   ========





Note: The change in interest due to both volume and rate changes has been allocated equally between volume and rate.

                               MANAGEMENT OF SNB

BOARD OF DIRECTORS

         Certain information concerning the Board of Directors of SNB, as provided by each of the directors, is set forth below. Directors of SNB are elected at each annual meeting of the shareholders of SNB to hold office until the next annual meeting of such entity and until their respective successors are elected and qualified.

                                                            Principal Occupation for
                                        SNB                 the Past Five Years and
 Name and Age                      Director Since:          Certain Other Directorships
 -----------------------  --------------------------------- --------------------------------------
 Ronald A. Curet (67)                    1984                Attorney at Law

 Larry H. Delatte (53)                   1988                Owner, Delatte Metals, Inc.

 Reginald Harper (43)                    1995                Banker

 Dennis P. Hebert (70)                   1985                Retired State Representative

 Verna S. Magee (74)                     1984                Chairperson of the Board, SNB

 Joseph Rinaudo, Jr. (66)                1986                Real Estate Appraiser

 Raymond Schafer (75)                    1986                Retired

 Floyd H. Stark (75)                     1996                Banker

 Alexandre Theriot, Jr. (59)             1988                President, Alex Theriot, Jr., & Assoc.

 H. Owen Vinyard (70)                    1984                Dairy Farmer

EXECUTIVE OFFICERS OF SNB

         Executive officers of SNB are appointed by and serve at the pleasure of the Board of Directors of SNB. The executive officer(s) of SNB and certain information about them, are set forth below.

                                                                       Principal Occupation for the
                                                                       Past Five Years and Certain
 Name and Age                        Position                          Other Directorships
 ----------------------------------- --------------------------------- ---------------------------------------
 Reginald R. Harper (43)             President & CEO                   Banker

COMPENSATION PURSUANT TO PLANS

         SNB adopted the Southeast National Bank 401(k) Plan (the "401(k) Plan") effective January 1, 1993, which conforms to the requirements of Section 401(k) of the Code and is administered through Nationwide Life Insurance Company. The amount of contribution by each participant is discretionary with the participant, but may not be less than 2% nor more than 10% of the participant's compensation. Total deferrals in any calendar year cannot exceed $9,500 (which limit was established in 1988 and is subject to certain cost of living changes). While participation in the 401(k) Plan is voluntary, any eligible employee who has completed one year of service (defined in the 401(k) Plan as 1,000 hours of service) is eligible to participate in the 401(k) Plan.

         Employee contributions are fully vested. Participants become vested in SNB contributions in accordance with the vesting schedule set forth in the 401(k) Plan, which provides for vesting of 20 percent after 2 years of service, 40 percent vesting after 3 years of service, 60 percent vesting after 4 years of service, 80 percent vesting after 5 years of service, and 100 percent vesting after 6 years of service. The Plan administrator will direct the trustee to pay benefits to participants under either a single lump sum payment or equal installments over a period of not more than the participant's assumed life expectancy at the time of distribution. Generally, withdrawals cannot be processed until after the participant reaches age 59 1/2 or upon the participant's death, disability, termination of employment or reasons of proven financial hardship. The 401(k) Plan also allows the participant to apply for a loan as long as certain criteria are met.

TRANSACTIONS WITH MANAGEMENT

         SNB had during the past two years, and expects to have in the future, loan transactions in the ordinary course of business with directors and officers of SNB, and shareholders owning in excess of five percent of SNB's Common Stock, relatives of such persons and corporations and firms of which they are officers or in which they or their immediate families have at least a 10 percent equity interest. Such loans amounted to approximately $135,000 at December 31, 1995, constituting 0.63% of SNB's total loans as of such date and 3.54% of SNB's shareholders' equity as of such date. These transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features.

                       CERTAIN INFORMATION CONCERNING HHC

GENERAL

         HHC is a multi-bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.3 billion at June 30, 1996. HHC operates a total of 70 banking offices and 102 automated teller machines in the States of Mississippi and Louisiana through two wholly owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, organized in 1899 ("Hancock Bank MS") and Hancock Bank of Louisiana, Baton Rouge, Louisiana, organized in August 1990 ("Hancock Bank").

         As of June 30, 1996, the authorized capital stock of HHC consists of 20,000,000 shares of HHC Common Stock of which, 9,021,901 shares are issued and outstanding and no shares are held in its treasury. Assuming consummation of the Bank Merger without any SNB's or SNB's shareholders exercising their dissenters rights, HHC will have approximately 9,572,800 shares of Common Stock issued and outstanding after the Closing, assuming the acquisition of Community State Bank, Independence, Louisiana, has been consummated.

         Both Hancock Bank MS and Hancock Bank are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. Hancock Bank MS and Hancock Bank's operating strategy is to provide their customers with the financial sophistication and breath of products of a regional bank while successfully retaining the local appeal and level of service of a community bank.

MERGER AND ACQUISITION HISTORY

         HHC has expanded its market area through a series of mergers and branch and deposit acquisitions. Beginning with the 1985 acquisition of the Pascagoula-Moss Point Bank in Pascagoula, Mississippi ("PMP"), HHC has assumed approximately $799.8 million in deposit liabilities and acquired approximately $891.7 million in assets through acquisitions or purchase and assumption transactions involving six (6) commercial banks, one (1) savings association and one (1) savings association branch. At the time of the PMP acquisition, PMP had total assets of approximately $132 million and total deposit liabilities of approximately $114 million.

         The majority of HHC's acquisition activity occurred in 1990 and 1991 and then again in 1994 and 1995. In June of 1990, Metropolitan National Bank ("MNB") was merged into Hancock Bank MS. At the time of its acquisition, MNB had total assets of approximately $98.8 million and total deposit liabilities of approximately $95.1 million. Also in June of 1990, pursuant to a Purchase and Assumption Agreement, Hancock Bank MS acquired the Poplarville, Mississippi branch of Unifirst Bank for Savings from the Resolution Trust Corporation ("RTC"). The acquisition increased HHC's total assets by approximately $7.8 million and its total deposit liabilities by approximately $7.4 million. In August 1990, HHC formed Hancock Bank for the purpose of assuming the deposit liabilities and acquiring the consumer loan portfolio, corporate credit card portfolio and non-adversely classified securities portfolio of AmBank, Baton Rouge, from the FDIC. As a result of the transaction, Hancock Bank acquired fifteen (15) branch locations in the greater Baton Rouge area, approximately $337.5 million in assets and approximately $300.9 million in deposit liabilities. In August 1991, Hancock Bank MS acquired certain assets and deposit liabilities of Peoples Federal Savings Association, Bay Saint Louis, Mississippi, from the RTC. As a result of the transaction, HHC acquired assets of approximately $39.0 million and deposit liabilities of approximately $38.5 million.

         In April 1994, HHC acquired First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("First State Bank"). First State Bank was merged with Hancock Bank under the pooling-of-interests accounting method. The acquisition of First State Bank expanded HHC's market share in East Baton Rouge Parish by increasing HHC's total assets by approximately $82 million and total deposit liabilities by approximately $70 million. Additionally, effective January 31, 1995, Washington Bancorp, Inc. and its subsidiary bank, Washington Bank & Trust Company, Franklinton, Louisiana ("Washington") merged with and into HHC and Hancock Bank, respectively, with all six (6) facilities of Washington becoming branches of Hancock Bank. At the time of the acquisition, Washington had total assets of approximately $90 million and total deposits of approximately $77 million. On January 13, 1995, HHC also merged with First Denham Bancshares, Inc., Denham Springs, Louisiana. Its wholly owned subsidiary, First National Bank of Denham Springs ("FNB Denham") remained a separate subsidiary of HHC. At the time of acquisition, FNB Denham had total assets of approximately $108 million and total deposits of approximately $96.5 million. Effective August 15, 1996, HHC merged FNB Denham with and into Hancock Bank and the six (6) offices of FNB Denham became branches of Hancock Bank.

         HHC and Hancock Bank have entered into an Agreement and Plan of Reorganization dated June 19, 1996 with Community Bancshares, Inc. ("CBI") and Community State Bank, Independence, Louisiana ("Community"). Under the proposed transaction, CBI would be merged with an into HHC and Community would be merged with and into Hancock Bank with the four (4) offices of Community becoming branches of Hancock Bank. The proposed merger is expected to be consummated in the fourth quarter of 1996. At June 30, 1996, Community had approximately $91.1 million in total assets and $79.4 million in total deposits.

         HHC's regulatory capital at June 30, 1996, both on a historical basis and after giving pro forma effect to the Bank Merger, as of that date, substantially exceeds all current minimum regulatory requirements.

INDEMNIFICATION

         The HHC Articles of Incorporation and Bylaws provide for indemnification by HHC, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons. See "DESCRIPTION OF HHC CAPITAL STOCK -- Indemnification of Directors, Officers and Employees" and "COMPARISON RIGHTS OF SHAREHOLDERS -- Indemnification."

CHANGES IN CONTROL

         Certain provisions of the HHC Articles of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of HHC. The classification of the HHC Board of Directors would delay any attempt by dissatisfied shareholders or anyone who obtains a controlling interest in the HHC Common Stock to elect a new board of directors. The classes of directors serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for HHC shareholders to effect a change in the majority of the HHC directors because replacement of a majority of the directors will normally require two annual meetings of shareholders. Accordingly, this provision may have the effect of discouraging hostile attempts to gain control of HHC.

         The HHC Articles of Incorporation contain in Article Fifth provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving HHC and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting to approve a merger, consolidation or dissolution of HHC or a disposition of all or substantially all of HHC's assets. Article Fifth raises the required affirmative vote to 80 percent of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Shareholder" (as defined) is a party to the transaction or its percentage equity interest in HHC will be increased by the transaction. Two-thirds of the whole Board of Directors may, in all such cases, determine not to require such 80 percent affirmative vote, but only if a majority of the directors making such determination are "Continuing Directors" (as defined). Such determination may only be made prior to the time the Substantial Shareholder in question achieves such status.

         A "Substantial Shareholder" generally is defined under Article Fifth as the "beneficial owner" of more than 10 percent of the outstanding shares of stock of HHC entitled to vote in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares as to which the Substantial Shareholder in question has sole or shared voting or investment power. However, for purposes of Article Fifth, a Substantial Shareholder is also deemed to own beneficially shares owned, directly or indirectly, by an "affiliate" or "associate" of the Substantial Shareholder, as well as (i) shares which it or any such "affiliate" or "associate" has a right to acquire, (ii) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Shareholder and (iii) shares beneficially owned by any other person with whom the Substantial Shareholder or any of his "affiliates" or "associates" acts as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of HHC.

         A "business combination" subject to Article Fifth includes, but is not limited to, the following: a merger or consolidation involving HHC or any of its subsidiaries and a Substantial Shareholder; a sale, lease or other disposition of a "substantial part" of the assets of HHC or any of its subsidiaries (i.e., assets constituting in excess of 10 percent of the book value of the total consolidated assets of HHC) to a Substantial Shareholder; an issuance of equity securities of HHC or any of its subsidiaries to a Substantial Shareholder for consideration aggregating $5 million or more; a liquidation or dissolution of HHC; and a reclassification or recapitalization of securities of HHC or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Shareholder in any class of equity securities of HHC or such subsidiary.

         Article Fifth may not be amended or repealed without the affirmative vote of 80 percent or more of the votes entitled to be cast by all holders of voting shares (which 80 percent vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder).

         The super majority voting provisions embodied in Article Fifth may have the effect of discouraging any takeover or change in control of HHC. If the holders of a majority of HHC's outstanding common stock desire a takeover or change in control, and if such takeover or change in control is opposed by HHC management, the existing Articles of Incorporation of HHC possibly could be used to thwart the desires of such majority.

         Article Fourth of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors (but in no event less than nine). This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board. It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available. It should be noted that, under the Mississippi BCA, the Board may only increase or decrease by 80 percent or less the number of directors last approved by the stockholders; the stockholders must approve any proposal by the Board to increase or decrease by more than 30 percent the number of directors last approved by the stockholders.

         Article Fourth may not be amended or repealed without the approval of the holders of 2/3 of the outstanding Common Stock.

         These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of HHC which may (or may not) be in the best interest of the majority of the stockholders.

ADDITIONAL INFORMATION

         Additional information concerning HHC's business, and information concerning the principal holders of HHC Common Stock, the directors and executive officers of HHC, executive compensation, and certain relationships and related transactions is contained in the Annual Report on Form 10-K of HHC for the year ended December 31, 1995 (the "HHC 10- K"), in the Joint Proxy Statement for the February 22, 1996 Annual Meeting of Shareholders of HHC (incorporated into the HHC 10-K by reference), and the Form 10-Q of HHC for the quarter ended June 30, 1996. All of such information is hereby incorporated into this Prospectus/Proxy Statement by reference. See "DOCUMENTS INCORPORATED BY REFERENCE."


                        DESCRIPTION OF HHC CAPITAL STOCK

AUTHORIZED AND OUTSTANDING STOCK

         The Articles of Incorporation as amended (the "Articles") of HHC authorize the issuance of 20,000,000 shares of Common Stock having a par value of 3.33 per share. As of the date of this Prospectus/Proxy Statement, there were 9,021,901 shares of common stock outstanding.

VOTING RIGHTS

         The Holders of HHC Common Stock are each entitled to one vote per share on all matters brought before shareholders.

DIVIDEND RIGHTS

         The holders of Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to HHC for payment of dividends on the Common Stock are derived from dividends paid by its subsidiaries. The payment of dividends by HHC is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) HHC would not be able to pay its debts as they become due in the usual course of business; or (2) HHC's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if HHC were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

         Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

PREEMPTIVE RIGHTS

         The holders of HHC Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock that may be issued.

FULLY PAID AND NONASSESSABLE

         The shares of HHC Common Stock presently outstanding are, and those shares of HHC Common Stock to be issued in connection with the Bank Merger will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

LIQUIDATION RIGHTS

         In the event of liquidation, dissolution or winding-up of HHC, whether voluntary or involuntary, the holders of HHC Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

LIMITATION OF LIABILITY OF DIRECTORS

         The HHC Articles provide that a director shall not be liable to HHC or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an international infliction of harm on HHC or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or (iv) an intentional violation of criminal law.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         HHC's Articles provide for indemnification of officers, directors and employees in connection with a proceeding including reasonable expenses (attorney's fees) to the fullest extent permitted by the MBCA in effect from time to time and also provide for indemnification against liability to HHC, liability for improperly receiving a personal benefit and/or liability for any other reason, provided that such person's conduct did not constitute gross negligence or wilful misconduct as determined by a board of directors or committee designated by the board, by special legal counsel, by the shareholders or by a court.

         The HHC Articles also provide for advances to persons for reasonable expenses if the person furnishes a written undertaking to repay the advance if these actions are adjudged to be grossly negligent or wilful misconduct and a determination is made that the facts known would not preclude indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HHC pursuant to the foregoing provisions, HHC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT

         The registered transfer agent and registrar for HHC Common Stock is Hancock Bank MS, Gulfport, Mississippi.

CHANGES IN CONTROL

         See "CERTAIN INFORMATION CONCERNING HHC -- Changes in Control."

                       COMPARISON RIGHTS OF SHAREHOLDERS


         If the shareholders of SNB approve the Merger Agreement and the Merger is subsequently consummated, all shareholders of SNB other than those exercising dissenter's rights, will become shareholders of HHC. The rights of shareholders of SNB who receive HHC Common Stock in connection with the Merger will be governed by the Articles of Association, as amended, and Bylaws, as amended, of HHC, rather than the Articles of Incorporation and Bylaws of SNB. The rights of HHC's shareholders are governed by the Articles of Association of HHC, the Bylaws of HHC and the laws of the State of Mississippi, including the
Mississippi Business Corporation Act (the "MBCA").   The rights of SNB's
shareholders are governed by the Articles of Association of SNB, the Bylaws of SNB and the National Bank Act, Title 12, United States Code, Chapters 1 and 2. The following is a brief summary of the principal differences between the rights of shareholders of HHC and the shareholders of SNB. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of HHC; the Articles of Association and Bylaws of SNB; as well as the National Bank Act, Louisiana Banking Laws, the Louisiana Business Corporation Law and the MBCA.

AUTHORIZED CAPITAL

         SNB has 500,000 shares of authorized Common Stock having a par value
of $5.00 per share and no authorized preferred stock.   SNB currently may, with
the approval of the Comptroller and by vote of shareholders holding a majority of the outstanding shares of Common Stock of SNB, authorize preferred stock in one or more series and amend its articles of association for this purpose.

         HHC has 20,000,000 shares of authorized Common Stock having a par value of $3.33 per share.

BOARD OF DIRECTORS

         Consistent with the National Bank Act, the Board of Directors of SNB may be composed of not more than twenty- five and not less than five shareholders of SNB. Pursuant to Section 72 of the National Bank Act, every director must, during his whole term of service, be a citizen of the United States, and at least a majority of the directors must have resided in the State of Louisiana, or within one hundred miles of the location of the office of the association for at least one year immediately preceding their election, and during their continuance in office. Consistent with the National Bank Act, the Articles provide that each director shall own a minimum of $1,000 par value of stock. Any director who ceases to be the owner of the required number of shares of stock or who becomes in any other manner disqualified, is required under the National Bank Act to vacate his place. The SNB Board currently
consists of 10 members.    The directors of SNB are elected each year at the
annual meeting of the shareholders.

         The Board of Directors of HHC may consist of not less than nine persons, as set from time to time by the Board of Directors, and currently consists of nine members. The HHC Board of Directors is divided into three classes, as nearly equal in number as possible, with members of each class to serve for three years and with one class being elected each year.

         The Bylaws of SNB provide that a majority of the directors constitutes a quorum at any meeting, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.
The Articles and Bylaws of SNB are silent regarding the compensation of directors, including the compensation of those directors serving on a committee.

         Except as provided otherwise in the Articles of Incorporation of HHC, a majority of the number of directors that constitutes the whole Board of Directors constitutes a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the Board of Directors. The Bylaws of HHC provide that the Board of Directors may fix the compensation of directors, including for serving on committees.

REMOVAL OF DIRECTORS

         The Articles and Bylaws of SNB do not have any provisions regarding the removal of directors. A director of HHC may be removed from office only for cause, by the affirmative vote of a majority of directors present.

VACANCIES IN THE BOARD OF DIRECTORS

         The Bylaws of SNB provide that when any vacancy occurs on the Board of Directors, the remaining members of the Board according to the laws of the United States may appoint a director to fill the vacancy at any regular meeting of the Board, or at a special meeting called for that purpose. Moreover, the Articles of Incorporation of SNB provide that a director elected to fill a vacancy shall hold office until the next regular election, or until his, or their successors, shall be elected and qualified.

         The Bylaws of HHC provide that vacancies occurring on the Board of Directors for any reason must be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum. The person filling the vacancy must serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated for the class of directors of which the directorship is a part.

AMENDMENT OF THE ARTICLES OF INCORPORATION

         Consistent with the National Bank Act, the Articles of Incorporation of SNB may be modified, altered or changed by a majority vote of all outstanding stock, at any regular or special meeting of the stockholders, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The National Bank Act requires that any national banking association with the approval of the Comptroller of the Currency, and by a vote of shareholders owning two-thirds of the stock of such association, increase or decrease its capital stock. Special meetings may be called by the Board of Directors or by any three or more shareholders holding not less than twenty-five percent (25%) of the entire stock of the association.

         The affirmative vote of the holders of a majority of votes entitled to be cast at a shareholders meeting is required to amend any provision of the HHC Articles of Incorporation unless the amendment would amend the Articles relating to certain changes in control, in which case eighty percent (80%) or more of the votes entitled to be cast is required or unless the amendment would amend the Articles relating to size, composition and removal of the HHC Board of Directors, in which case the approval of the holders of not less than two-thirds (2/3) of the outstanding shares of common stock is required.

AMENDMENT OF BYLAWS

         The Bylaws of SNB may be amended or repealed at any meeting of the Board of Directors by a vote of a majority of the whole numbers of directors.

         Although certain provisions of HHC's Bylaws relating to changes in control and the size, composition and removal of the HHC Board of Directors require a vote of eighty percent (80%) of the total voting power and a vote of two-thirds (2/3) of the outstanding common stock, respectively, the remaining provisions of HHC's Bylaws may be amended or repealed by the Board of Directors, if a quorum is present, by the affirmative vote of majority of directors present or by the shareholders if a quorum exists and the votes cast favoring the action exceed the votes cast opposing the action.

SPECIAL MEETINGS OF SHAREHOLDERS

         Under the Bank's Articles and Bylaws a special shareholders meeting may be called by the Board of Directors or any three or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of the Bank. Under HHC's Bylaws, a special meeting of the shareholders may be called, for any purpose or purposes, unless otherwise prescribed by statute, by the President or by the Board of Directors, and shall be called by the President at the request of the holders of not less than one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the meeting. A request for a special joint meeting must be signed and dated by the shareholder(s) requesting the special joint meeting and must state the purpose of the meeting, and be delivered to the Corporation's Secretary. Business transacted at a special joint meeting of the shareholders is confined to the purpose(s) stated in the notice.

PREEMPTIVE RIGHTS

         SNB's Articles grant SNB's shareholders preemptive rights to subscribe to such additional shares of common stock except that the holders of common stock shall not have any preemptive rights to subscribe for any shares of common stock for all or any part of 100,000 shares of authorized but unissued common stock to be issued from time to time by SNB pursuant to the sale thereof, or for any lawful purpose to be used exclusively for the implementation of any stock option plan.

         The holders of HHC Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of HHC Common Stock that may be issued.

REPORTS TO SHAREHOLDERS

         The HHC Common Stock is registered under the Exchange Act, and, therefore, HHC is required to provide annual reports containing audited financial statements to shareholders and to file such other reports with the SEC and solicit proxies in accordance with the rules of the SEC. HHC also provides reports to its shareholders on an interim basis containing unaudited financial information. SNB Common Stock is not registered under the Exchange Act and the Bank does not provide its shareholders with annual reports containing audited financial statements of SNB.

DIVIDENDS

         The National Bank Act provides that the Board of Directors of a national banking association may quarterly, semiannually, or annually declare dividends of so much of the undivided profits of the association subject to the limitations of the National Bank Act, except that until the surplus fund of such association shall equal its common capital, no dividends shall be declared there has been carried to the surplus fund not less than one-tenth part of the association's net income of the preceding half year in the case of quarterly or semiannual dividends, or not less than one-tenth part of its net income of the preceding two consecutive half-year periods in the case of annual dividends.
No dividends may be declared or paid unless SNB has unimpaired surplus equal to fifty percent of the outstanding capital stock of SNB. SNB's unimpaired surplus cannot be reduced below fifty percent by the payment of the dividend. Prior approval of the Comptroller of the Currency may be required if the total of all dividends declared and paid by the association during any one year would exceed the total of its net income of that year combined with the retained net income from the immediately preceding two years.

         The sources of funds for payments of dividends by HHC is its subsidiaries. Because the primary subsidiaries of HHC are financial institutions, payments made by such subsidiaries of HHC to its shareholders are limited by law and regulations of bank regulatory authorities.

         The MBCA provides that no distribution, including dividend distributions, may be made if, after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

VOTING RIGHTS

         In all elections of SNB directors, each shareholder shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit; and in deciding all other questions at meetings of shareholders, each shareholder shall be entitled to one vote on each share of stock held by him. The holders of HHC Common Stock are each entitled to one vote per share on all matters brought before the shareholders.

REDEMPTION AND RETIREMENT

         A national banking association is generally prohibited from purchasing (redeeming) shares of its own capital stock unless such purchase is necessary to prevent loss upon a debt previously contracted in good faith. Any stock so purchased or acquired must be sold or disposed of at public or private sale within six months of its purchase.

         Under Mississippi law, a corporation is permitted to purchase or redeem shares of its own Stock except where upon doing so, the corporation would not be able to pay its debts as they become due in the usual course of business. This prohibition also applies to where the corporation's total assets would be less than the sum of the corporation's total liabilities, plus, unless the Articles of incorporation permit otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those whose shares are purchased or redeemed, if the corporation were to be dissolved at the time of such purchase or redemption. Mississippi law permits a Board of Directors to base its determination as to whether such purchase or redemption is prohibited either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable under the circumstances.

STOCKHOLDERS' INSPECTION RIGHTS

         Pursuant to the National Bank Act, the president and cashier of every national banking association shall cause to be kept at all times a full and correct list of the names and residences of all the shareholders in the association, and the number of shares held by each, in the office where its business is transacted. Such list shall be subject to the inspection of all the shareholders and creditors of the association, and the officers authorized to assess taxes under State authority, during business hours of each day in which business may be legally transacted. A copy of such list, verified by the oath of such president or cashier, shall be transmitted to the Comptroller of the Currency within ten days of any demand therefor made by him.

         Under the MBCA any shareholder may inspect the shareholders' list if the demand is made in good faith and for a proper purpose. Such shareholder must describe his purpose and establish that the list is directly connected to his purpose. Moreover, the stockholders' list must be available for inspection by any shareholder beginning two days after notice of a shareholder's meeting is given and continuing until the meeting takes place.

LIMITATION OF LIABILITY OF DIRECTORS

         SNB's Articles provide that no director shall be liable to the Bank or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of duty of loyalty to SNB or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful dividend or any other unlawful distribution, payment or transaction from which the director received an improper personal benefit. SNB's Articles further provide that if the Louisiana Business Corporation Law is thereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of each director and officer of the corporation shall be limited or eliminated to the full extent permitted by the Louisiana Business Corporation Law.

         The HHC Articles provide that a director shall not be liable to HHC or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an international infliction of harm on HHC or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or (iv) an intentional violation of criminal law.

INDEMNIFICATION

         SNB's Articles provide for indemnification of directors, officers or employees for reasonable expenses incurred in connection with a proceeding provided that no person shall be indemnified for any proceeding as to which he or she is found guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the association.
SNB's Articles further provide that no person shall be indemnified for any proceeding which has been made the subject of a compromise settlement except with court approval, or approval of a majority of the outstanding shares of the association or a majority of disinterested directors.

         SNB's Articles further provide that SNB may purchase insurance to indemnify its officers to the extent provided for in the Articles.

         The MBCA provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         The MBCA further authorizes a corporation to make further indemnity for actions that do not constitute gross negligence or wilful misconduct if authorized by the corporation's Articles of Incorporation. The HHC Articles provide for indemnification to the fullest extent permitted by the MBCA and specifically provide for the further indemnity authorized by the MBCA.

         Under Mississippi law, the corporation may pay, prior to final disposition, the expenses (including attorneys' fees) incurred by a director or officer in defending a proceeding. Under Mississippi law, expenses incurred by an officer or director in defending any action may be advanced prior to final disposition upon receipt of an undertaking by the director or officer of the corporation to repay such advances if it is ultimately determined that he is not entitled to indemnification. Under Mississippi law, however, a determination must be made that the facts known to those making the determination would not preclude indemnification. Mississippi law does not require the undertaking to be secured and the undertaking may be accepted without reference to financial ability to make the repayment. The HCC Articles however, provide that the request does not need to be accompanied by the affirmation otherwise required by the MBCA.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling HHC pursuant to the foregoing provisions, HHC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SUPER MAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS

         Certain transactions involving SNB as a national banking association, including liquidation, merger, consolidation, conversion, sale of substantially all assets and amendments to the Articles of Association which would increase or decrease authorized capital, require the affirmative vote of holders of at least two-thirds of the outstanding shares of SNB's Common Stock.

         HHC's Articles contain provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving HHC and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of HHC or a disposition of all or substantially all of HHC's assets. The Articles require the affirmative vote of 80 percent of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Stockholder" (as defined) is a party to the transaction or its percentage equity interest in HHC will be increased by the transaction. A majority of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80 percent affirmative vote. The required 80 percent approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder. In addition, such 80 percent affirmative vote will not be required if certain price criteria and procedural requirements are satisfied. See "CERTAIN INFORMATION CONCERNING HHC -- Changes in Control" and "DESCRIPTION OF HHC CAPITAL STOCK -- Changes in Control" for a fuller discussion of this provision and for definitions of such terms.

APPRAISAL RIGHTS

         The National Bank Act provides for dissenters rights for conversion of National Banks into state banks, consolidations of national banks in the same state and mergers of national banks into national banks. See "Dissenters' Rights."

         The MBCA provides appraisal rights to shareholders in any of the following corporate actions: (1) a merger if shareholder approval is required or if the corporation is a subsidiary that merges with its parent; (2) a plan of share exchange if the corporation is being acquired and the shareholder is entitled to vote; and (3) a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the shareholders will receive the proceeds within one (1) year after the date of sale.


                                 LEGAL MATTERS

         Certain legal matters in connection with the HHC Common Stock being offered hereby will be passed upon by Watkins Ludlam & Stennis, P.A., 633 North State Street, Jackson, Mississippi, counsel for HHC.


                                    EXPERTS

         The financial statements of SNB as of and for the years ended December 31, 1995 and 1994 contained in this Prospectus/Proxy Statement have been audited by Durnin & James and Hannis T. Bourgeois & Co., L.L.P., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of HHC incorporated in this Prospectus/Proxy Statement by reference from the HHC Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

         At the time of the preparation of this Prospectus/Proxy Statement, SNB had not been informed of any matters to be presented by or on behalf of SNB or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of SNB and return it at once in the enclosed envelope.

                       INDEX TO SNB FINANCIAL STATEMENTS




Unaudited Financial Statements - Six Months Ended June 30, 1996 and 1995

         Condensed Balance Sheets   . . . . . . . . . . . . . . . . . . .   F-2

         Statements of Income   . . . . . . . . . . . . . . . . . . . . .   F-3

         Statements of Changes in Stockholders' Equity  . . . . . . . . .   F-4

         Statements of Cash Flows . . . . . . . . . . . . . . . . . . . .   F-5

         Notes to Condensed Financial Statements  . . . . . . . . . . . .   F-7

Audited Financial Statements - Years Ended December 31, 1995 and 1994

         Independent Auditors' Report . . . . . . . . . . . . . . . . . .   F-8

         Condensed Balance Sheets . . . . . . . . . . . . . . . . . . . .   F-9

         Statements of Income . . . . . . . . . . . . . . . . . . . . . .  F-10

         Statements of Changes in Stockholders' Equity  . . . . . . . . .  F-11

         Statements of Cash Flows . . . . . . . . . . . . . . . . . . . .  F-12

         Notes to Financial Statements  . . . . . . . . . . . . . . . . .  F-14

                            Southeast National Bank
                            CONDENSED BALANCE SHEETS

                                     ASSETS
                                     ------

                                                                                   (UNAUDITED)
                                                                                     JUNE 30,           DECEMBER 31,
                                                                                      1996                 1995
                                                                                    -----------         -----------
Cash and Due from Banks                                                             $ 2,147,822         $ 2,693,265
Interest-Bearing Deposits in Other Banks                                                492,000             492,000
Reserve Funds Sold                                                                      200,000             430,000
Securities - Held to Maturity (Fair Value $3,303,528 and $2,717,629)                $ 3,385,793         $ 2,703,351
 Available for Sale (Amortized Cost $5,343,934 and $5,068,065)                        5,260,689           5,013,638
                                                                                    -----------         -----------
                                                                                    $ 8,646,482         $ 7,716,989
Loans -                                                                             $23,750,562         $21,564,475
 Less:  Allowance for Loan Losses                                                      (381,036)           (423,631)
                                                                                    -----------         -----------
                                                                                    $23,369,526         $21,140,844
Bank Premises and Equipment                                                           1,457,070           1,471,713
Other Real Estate                                                                       288,003             113,003
Accrued Interest Receivable                                                             309,142             270,561
Other Assets                                                                            171,609             269,178
                                                                                    -----------         -----------
   Total Assets                                                                     $37,081,654         $34,597,553
                                                                                    ===========         ===========

                                                       LIABILITIES
                                                       -----------
Deposits -
 Noninterest Bearing                                                                $ 5,512,994         $ 6,466,325
 Interest Bearing                                                                    27,461,532          23,982,873
                                                                                    -----------         -----------
                                                                                    $32,974,526         $30,449,198
Accrued Interest Payable                                                                221,232             244,159
Other Liabilities                                                                        73,120              94,796
                                                                                    -----------         -----------
   Total Liabilities                                                                $33,268,878         $30,788,153

                                                   STOCKHOLDERS' EQUITY
                                                   --------------------
Common Stock - $5 par value; autorized
  500,000 shares; issued 456,518 shares                                             $ 2,282,590         $ 2,282,590
Surplus                                                                               1,439,637           1,368,907
Unrealized Gain (Loss) on Securities
 Available for Sale - Net                                                               (62,433)            (35,928)
Retained Earnings, Since April 1, 1995
  ($1,256,016 Deficit Eliminated on March 31, 1995)                                     152,982             193,831
                                                                                    -----------         -----------
   Total Stockholders' Equity                                                       $ 3,812,776         $ 3,809,400
                                                                                    -----------         -----------

   Total Liabilities and Stockholders' Equity                                       $37,081,654         $34,597,553
                                                                                    ===========         ===========


* The balance sheet at December 31, 1995, has been taken from the audited balance sheet at that date.

See notes to condensed financial statements.

                            Southeast National Bank

                         CONDENSED STATEMENTS OF INCOME

                for the six months ended June 30, 1996 and 1995

                                                              (UNAUDITED)
                                                           SIX MONTHS ENDED
                                                                JUNE 30,
                                                    ---------------------------
                                                       1996             1995
                                                    -----------     -----------
Interest Income:
   Interest and Fees on Loans                       $ 1,185,072     $   993,119
   Interest on Securities                               246,280         206,517
   Other Interest Income                                 35,598          80,270
                                                    -----------     -----------
          Total Interest Income                     $ 1,466,950     $ 1,279,906
Interest Expense on Deposits                            592,973         475,197
                                                    -----------     -----------
          Net Interest Income                       $   873,977     $   804,709
Provision for Loan Losses                                     -               -
                                                    -----------     -----------
          Net Interest Income after
            Provision for Loan Losses               $   873,977     $   804,709
Other Income:
   Service Charges on Deposit Accounts              $   204,125     $   180,410
   Gain (Loss) on Securities                             -                1,997
   Other Operating Income                                35,483          32,110
                                                    -----------     -----------
          Total Other Income                        $   239,608     $   214,517
                                                    -----------     -----------
          Income before Other Expenses              $ 1,113,585     $ 1,019,226
Other Expenses:
   Salaries and Employee Benefits                   $   313,179     $   324,379
   Net Occupancy and Equipment Expense                   87,183          74,984
   Net Other Real Estate Expense                         28,491           9,921
   Other Operating Expenses                             340,546         331,511
                                                    -----------     -----------
          Total Other Expenses                      $   769,399     $   740,795

                                                    -----------     -----------
          Income before Income Taxes                $   344,186     $   278,431
Applicable Income Tax                                    86,046             233
                                                    -----------     -----------
          Net Income                                $   258,140     $   278,198
                                                    ===========     ===========

Per Share:
   Net Income                                       $      0.56     $      0.60
                                                    ===========     ===========

   Dividends                                        $       .50     $         -
                                                    ===========     ===========


See notes to condensed financial statements.

                            Southeast National Bank

            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                for the six months ended June 30, 1996 and 1995



                                                        (UNAUDITED)
                                                      SIX MONTHS ENDED
                                                           JUNE 30,
                                                --------------------------------
                                                   1996                 1995
                                                -----------          -----------
Common Stock:
   Balance - Beginning and End of Period        $ 2,282,590         $  2,282,590
                                                ===========         ============

Surplus:
   Balance - Beginning of Period                $ 1,368,907         $  2,282,590

   Quasi-Reorganization                               -               (1,256,016)

   Transfer From Retained Earnings                   70,730               -
                                                -----------         ------------

   Balance - End of Period                      $ 1,439,637         $  1,026,574
                                                ===========         ============

Net Unrealized Gain (Loss) on
  Securities Available for Sale:
     Balance - Beginning of Period              $   (35,928)        $   (334,430)
         Net Change in Unrealized Gain
            (Loss) on Securities Available
            for Sale                                (26,505)             245,204
                                                -----------         ------------

     Balance - End of Period                    $   (62,433)        $    (89,226)
                                                ===========         ============

Retained Earnings (Deficit):
   Balance - Beginning of Period                $   193,831         $ (1,203,427)

   Quasi-Reorganization                              -                 1,256,016

   Net Income                                       258,140              278,198

   Transfer to Surplus                              (70,730)               -

   Dividends Paid to Shareholders                  (228,259)               -
                                                -----------         ------------

   Balance - End of Period                      $   152,982         $    330,787
                                                ===========         ============



See notes to condensed financial statements.

                            Southeast National Bank

                       CONDENSED STATEMENTS OF CASH FLOWS

                for the six months ended June 30, 1996 and 1995

                                                                (UNAUDITED)
                                                              SIX MONTHS ENDED
                                                                   JUNE 30,
                                                         ---------------------------
                                                            1996           1995
                                                         ------------    -----------
Cash Flows From Operating Activities:
   Net Income                                            $   258,140     $   278,198
   Adjustments to Reconcile Net Income
    to Net Cash Provided by Operating
     Activities:
         Provision for Depreciation and
            Amortization                                      42,116          35,065
         Net Amortization (Accretion) on
            Securities                                        42,584          74,107
         (Gain) Loss on Sale of Securities                    -               (1,997)
         (Gain) Loss on Sale of Equipment                     -               (8,533)
         (Increase) Decrease in Interest
            Receivable                                       (38,581)         37,810
         (Increase) Decrease in Other Assets                  97,569          23,804
         Increase (Decrease) in Interest Payable             (22,927)         36,178
         Increase (Decrease) in Other Liabilities            (21,676)         17,198
                                                         -----------     -----------
              Net Cash Provided by Operating
               Activities                                $   357,225     $   491,830

Cash Flows From Investing Activities:
   Net (Increase) Decrease in Reserve
       Funds Sold                                        $   230,000    $   (300,000)
   Purchases of Securities                                (2,498,582)     (1,029,480)
   Proceeds from Sales and Maturities of
       Securities                                          1,500,000         503,543
   Net (Increase) Decrease in Loans                       (2,403,682)       (197,400)
   Purchases of Premises and Equipment                       (27,473)       (453,713)
   Proceeds from Sales of Premises and
       Equipment                                               -             100,000
                                                         -----------     -----------
             Net Cash Used in Investing
               Activities                                $(3,199,737)   $ (1,377,050)



                                  (CONTINUED)

                                                          (UNAUDITED)
                                                        SIX MONTHS ENDED
                                                             JUNE 30,
                                                   ---------------------------
                                                      1996            1995
                                                   -----------     -----------
Cash Flows From Financing Activities:
   Dividends Paid to Shareholders                  $  (228,259)    $    -
   Net Increase (Decrease) in Demand
     Deposits, NOW Accounts and Savings
     Accounts                                        1,760,804       1,435,019
   Net Increase (Decrease) in Certificates
       of Deposit                                      764,524        (403,132)
                                                   -----------     -----------
             Net Cash Provided by
               Financing Activities                $ 2,297,069     $ 1,031,887
                                                   -----------     -----------
Increase (Decrease) in Cash and Due
   from Banks                                      $  (545,443)    $   146,667
Cash and Due from Banks - Beginning of Period        2,693,265       2,244,367
                                                   -----------     -----------

Cash and Due from Banks - End of Period            $ 2,147,822     $ 2,391,034
                                                   ===========     ===========

Supplemental Disclosures of Cash Flow
   Information:
       Noncash Investing Activities:
          Other Real Estate Acquired in
            Settlement of Loans                    $   175,000     $    -
                                                   ===========     ===========
       Change in Unrealized Gain (Loss)
            on Securities Available for Sale       $   (28,818)    $   245,204
                                                   ===========     ===========
       Change in Deferred Tax Effect on
            Unrealized Gain (Loss) on Securities
             Available for Sale                    $     2,313     $     -
                                                   ===========     ===========
    Cash Payments for:
         Interest Paid on Deposits                 $   615,900     $   439,019
                                                   ===========     ===========





See notes to condensed financial statements.

                            Southeast National Bank

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                             June 30, 1996 and 1995

Note A - Summary of Significant Accounting Policies -

       The accompanying Unaudited Condensed Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the annual financial statements and notes thereto of Southeast National Bank included elsewhere herein.

Note B - Proposed Merger

       On July 31, 1996, SNB entered into an Agreement and Plan of Reorganization with Hancock Bank and HHC, pursuant to which SNB will be merged with and into Hancock Bank of Louisiana. The proposed merger is subject to various conditions, including approval by shareholders of SNB and by certain regulatory agencies. The agreement contemplates that the shareholders of SNB will receive approximately $3.7 million in cash and shares of HHC Common Stock valued at approximately $3.9 million, all subject to adjustment under certain circumstances. The merger is expected to be consummated during the first quarter of 1997.

                                January 26, 1996

                          Independent Auditors' Report


To the Board of Directors
Southeast National Bank
Hammond, Louisiana


       We have audited the accompanying Balance Sheets of Southeast National Bank as of December 31, 1995 and 1994, and the related Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southeast National Bank as of December 31, 1995 and 1994, and the results of its operations, changes in its stockholders' equity and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Respectfully submitted,


DURNIN & JAMES                               HANNIS T. BOURGEOIS & CO., L.L.P.

                            Southeast National Bank

                                 BALANCE SHEETS

                           December 31, 1995 and 1994

                                     ASSETS

                                                                     1995                  1994
                                                                  -----------           -----------
Cash and Due from Banks - Note C                                  $ 2,693,265           $ 2,244,367
Interest-Bearing Deposits in Other Banks                              492,000               686,000
Reserve Funds Sold                                                    430,000               600,000
Securities - Note D:
   Held to Maturity (Fair Value $2,717,629
       and $1,225,568)                                            $ 2,703,351           $ 1,284,329
  Available for Sale (Amortized Cost
    $5,068,065 and $5,164,623)                                      5,013,638             4,830,192
                                                                  -----------           -----------
                                                                  $ 7,716,989           $ 6,114,521
Loans - Note E                                                    $21,564,475           $20,350,298
   Less:  Allowance for Loan Losses - Note F                         (423,631)             (567,315)
                                                                  -----------           -----------
                                                                  $21,140,844           $19,782,983
Bank Premises and Equipment - Note G                                1,471,713             1,127,121
Other Real Estate                                                     113,003               286,310
Accrued Interest Receivable                                           270,561               239,607
Other Assets                                                          269,178               199,403
                                                                  -----------           -----------

       Total Assets                                               $34,597,553           $31,280,312
                                                                  ===========           ===========

                                                LIABILITIES

Deposits - Note H:
   Noninterest Bearing                                            $ 6,466,325           $ 5,319,845
   Interest Bearing                                                23,982,873            22,697,626
                                                                  -----------           -----------
                                                                  $30,449,198           $28,017,471
Accrued Interest Payable                                              244,159               126,689
Other Liabilities                                                      94,796               108,829
                                                                  -----------           -----------
       Total Liabilities                                          $30,788,153           $28,252,989

                                            STOCKHOLDERS' EQUITY

Common Stock - $5 par value; authorized
  500,000 shares; issued 456,518 shares - Note I                  $ 2,282,590           $ 2,282,590
Surplus - Note B                                                    1,368,907             2,282,590
Unrealized Gain (Loss) on Securities
  Available for Sale - Net                                            (35,928)             (334,430)
Retained Earnings, Since April 1, 1995
   ($1,256,016 Deficit Eliminated
   on March 31, 1995) - Note B                                        193,831            (1,203,427)
                                                                  -----------           -----------
       Total Stockholders' Equity                                 $ 3,809,400           $ 3,027,323
                                                                  -----------           -----------
       Total Liabilities and Stockholders'
      Equity                                                      $34,597,553           $31,280,312
                                                                  ===========           ===========

The accompanying notes are an integral part of these financial statements.

                            Southeast National Bank

                              STATEMENTS OF INCOME

                 for the years ended December 31, 1995 and 1994




                                                                           1995                1994
                                                                        -----------         -----------
Interest Income:
   Interest and Fees on Loans                                           $ 2,104,498         $ 1,749,010
   Interest on Securities                                                   419,498             479,760
   Other Interest Income                                                    144,358              83,225
                                                                        -----------         -----------
          Total Interest Income                                         $ 2,668,354         $ 2,311,995
Interest Expense on Deposits - Note H                                     1,034,753             780,810
                                                                        -----------         -----------
          Net Interest Income                                           $ 1,633,601         $ 1,531,185
Provision for Loan Losses - Note F                                         (134,000)             -
                                                                        -----------         -----------
          Net Interest Income after Provision
          for Loan Losses                                               $ 1,767,601         $ 1,531,185
Other Income:
   Service Charges on Deposit Accounts                                  $   380,849         $   364,424
   Gain (Loss) on Securities - Note D                                         1,997              (6,549)
   Other Operating Income                                                    57,256              37,246
                                                                        -----------         -----------
          Total Other Income                                            $   440,102         $   395,121
                                                                        -----------         -----------
          Income before Other Expenses                                  $ 2,207,703         $ 1,926,306
Other Expenses:
   Salaries and Employee Benefits - Note J                              $   683,984         $   646,448
   Net Occupancy and Equipment Expense                                      166,614             171,077
   Net Other Real Estate Expense                                             46,618             (13,496)
   Other Operating Expenses - Note K                                        638,323             685,878
                                                                        -----------         -----------
          Total Other Expenses                                          $ 1,535,539         $ 1,489,907
                                                                        -----------         -----------
          Income before Income Taxes                                    $   672,164         $   436,399
Applicable Income Tax - Note L                                              (39,669)            (27,539)
                                                                        -----------         -----------
      Net Income                                                        $   711,833         $   463,938
                                                                        ===========         ===========


Per Share:
   Net Income                                                           $      1.56         $      1.02
                                                                        ===========         ===========

   Dividends                                                            $       .50         $    -
                                                                        ===========         ===========




The accompanying notes are an integral part of these financial statements.

                            Southeast National Bank

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 for the years ended December 31, 1995 and 1994



                                                                         1995                   1994
                                                                     -----------             -----------
Common Stock:
   Balance - Beginning and End of Year                               $ 2,282,590             $  2,282,590
                                                                     ===========             ============

Surplus:
   Balance - Beginning of Year                                       $ 2,282,590              $ 2,282,590

   Quasi-Reorganization - Note B                                      (1,256,016)                  -

   Utilization of Tax Benefit Subsequent
   to Quasi-Reorganization - Note B                                       88,907                   -

   Transfer From Retained Earnings                                       253,426                   -
                                                                     -----------             ------------
   Balance - End of Year                                             $ 1,368,907             $  2,282,590
                                                                     ===========             ============

Net Unrealized Gain (Loss) on Securities
Available for Sale:
     Balance - Beginning of Year                                     $  (334,430)            $     -
         Net Change in Unrealized Gain (Loss)
         on Securities Available for Sale                                298,502                (334,430)
                                                                     -----------             -----------

     Balance - End of Year                                           $   (35,928)            $  (334,430)
                                                                     ===========             ============

Retained Earnings (Deficit):
   Balance - Beginning of Year                                       $(1,203,427)            $(1,667,365)

   Quasi-Reorganization - Note B                                       1,256,016                   -

   Utilization of Tax Benefit Subsequent
   to Quasi-Reorganization - Note B                                      (88,907)                  -

   Net Income                                                            711,833                 463,938

   Transfer to Surplus                                                  (253,426)                  -

   Dividends Paid to Shareholders                                       (228,258)                  -
                                                                     -----------             -----------

   Balance - End of Year                                             $   193,831             $(1,203,427)
                                                                     ===========             ===========


The accompanying notes are an integral part of these financial statements.

                            Southeast National Bank

                            STATEMENTS OF CASH FLOWS

                 for the years ended December 31, 1995 and 1994



                                                                      1995               1994
                                                                   -----------        -----------
Cash Flows From Operating Activities:
   Net Income                                                      $   711,833        $   463,938
Adjustments to Reconcile Net Income
   to Net Cash Provided by Operating
   Activities:
       Provision (Credit) for Deferred Tax                             (39,902)           (27,539)
       Provision (Credit) for Loan Losses                             (134,000)            -
       Provision for Writedowns on Other
       Real Estate                                                      -                   9,999
       Provision for Depreciation and
          Amortization                                                  81,158             66,802
       Amortization (Accretion) on
       `  Securities                                                    11,198              9,476
       (Gain) Loss on Sale of Securities                                (1,997)             6,549
          (Gain) Loss on Sale of Other Real Estate                      31,387            (26,943)
       (Gain) Loss on Sale of Equipment                                 20,931             12,187
          (Increase) Decrease in Interest
       Receivable                                                      (30,954)           (40,991)
          (Increase) Decrease in Other Assets                          (11,373)            24,395
          Increase (Decrease) in Interest
   Payable                                                             117,470             10,522
        Increase (Decrease) in Other
        Liabilities                                                    (14,033)           (16,597)
                                                                   -----------        -----------
    Net Cash Provided by Operating
       Activities                                                  $   741,718        $   491,798

Cash Flows From Investing Activities:
   Net (Increase) Decrease in Reserve
    Funds Sold                                                     $   170,000        $   250,000
   Net (Increase) Decrease in Interest
    Bearing Deposits in Other Banks                                    194,000           (590,911)
   Purchases of Securities                                          (1,993,967)        (1,991,182)
   Proceeds from Sales and Maturities
     of Securities                                                     662,300          3,506,375
   Net (Increase) Decrease in Loans                                 (1,223,861)        (2,588,959)
   Purchases of Premises and Equipment                                (561,681)          (174,946)
   Proceeds from Sales of Premises and
    Equipment                                                          115,000              5,530
   Proceeds from Sales of Other Real Estate                            141,920            343,810
                                                                   -----------        -----------
             Net Cash Used in Investing
            Activities                                             $(2,496,289)       $(1,240,283)



                                  (CONTINUED)

                                                                      1995               1994
                                                                   -----------        -----------
Cash Flows From Financing Activities:
   Payment of Dividends                                            $  (228,258)       $    -
   Net Increase (Decrease) in Demand
     Deposits, NOW Accounts and Savings
     Accounts                                                          126,823            799,081
   Net Increase (Decrease) in Certificates
    of Deposit                                                       2,304,904          (162,860)
                                                                   -----------        -----------
             Net Cash Provided by Financing
                Activities                                         $ 2,203,469        $   636,221
                                                                   -----------        -----------
Increase (Decrease) in Cash and Due
   from Banks                                                      $   448,898        $ (112,264)
Cash and Due from Banks - Beginning of Year                          2,244,367          2,356,631
                                                                   -----------        -----------

Cash and Due from Banks - End of Year                              $ 2,693,265        $ 2,244,367
                                                                   ===========        ===========


Supplemental Disclosures of Cash Flow
   Information:
       Noncash Investing Activities:
          Other Real Estate Acquired in
            Settlement of Loans                                    $    -             $   141,782
                                                                   ===========        ===========


       Change in Unrealized Gain (Loss)
            on Securities Available for Sale                       $   280,002        $ (334,430)
                                                                   ===========        ===========

          Change in Deferred Tax Effect on
            Unrealized Gain (Loss) on Securities
            Available for Sale                                     $    18,500        $    -
                                                                   ===========        ===========


    Cash Payments for:
         Interest Paid on Deposits                                 $   917,283        $   770,288
                                                                   ===========        ===========





The accompanying notes are an integral part of these financial statements.

                            Southeast National Bank

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1995 and 1994


Note A - Summary of Significant Accounting Policies -

              The accounting principles followed by Southeast National Bank are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

       Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Securities

              Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Investments in Debt and Equity Securities," which requires the classification of securities as held to maturity, trading, or available for sale.

              Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives.


              Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The Bank does not engage in trading activities.



       Loans

              Loans are stated at principal amounts outstanding, less unearned income and allowance for loan losses. Interest on commercial loans is accrued daily based on the principal outstanding.

              The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Interest income is subsequently recognized only to the extent cash payments are received.

       Allowance for Loan Losses

              The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

              The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

       Bank Premises and Equipment

              Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial and accelerated methods for tax purposes.

              The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

              Expenditures for maintenance and repairs are charged to operations as incurred. Cost of major additions and improvements are capitalized.

       Other Real Estate

              Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to other operating expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

       Income Taxes

              The provision for income taxes is based on income as reported in the financial statements after tax free interest income is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

              Deferred taxes are provided on a liability method in accordance with SFAS No. 109 whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable
       temporary   differences.  Temporary differences are the differences
       between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

              The Bank files a federal income tax return, and is exempt from filing a state income tax return in accordance with state statutes.

       Statements of Cash Flows

              For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks (including cash items in process of clearing).

       Earnings Per Common Share

              The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 456,518 in 1995 and 1994.

       Current Accounting Developments

              In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments". This statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the Balance Sheet. As it relates to the Bank, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 was adopted by the Bank for the fiscal year ended December 31, 1995. Reference should be made to Note N regarding the adoption of this statement.

              The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which became effective for years beginning after December 15, 1994. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The Financial Accounting Standards Board has also issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". SFAS No. 118 allows a creditor to use existing methods for recognizing interest income on impaired loans. Reference should be made to Note E regarding the application of these statements.

Note B - Quasi-Reorganization -

              The shareholders of the Bank on June 22, 1995 approved an election to effect a quasi-reorganization of the Bank as of April 1, 1995. A quasi-reorganization is an accounting procedure based on the concept that when a bank has previously suffered losses, but has subsequently corrected its problems, it should be allowed to restate its records as if it has been reorganized. This procedure allowed the Bank to reorganize its equity capital by transferring amounts from surplus to the retained earnings account to remove the deficit without undergoing a legal reorganization. The reorganization was granted after proper regulatory approval. The Bank's assets and liabilities approximated fair value at the date of reorganization. As a result of the Quasi-Reorganization, $1,256,016 was transferred from surplus to retained earnings.

              Prior to the reorganization the Bank had a net operating loss carry forward as explained in Note L. Accounting principles require that the utilization of tax benefits from Pre-Quasi-Reorganization amounts shall be reclassified from retained earnings to surplus. In accordance with this requirement the Bank has reclassified $88,907 as presented in the Statements of Changes in Stockholders' Equity. Under ordinary accounting practice, the Bank would have charged this benefit directly to surplus, which would have decreased net income by $88,907 or $.20 per share. In future years, any tax benefits from the present net operating loss carryforward will be accounted for as described above.

Note C - Cash and Due from Banks -

              The Bank is required to maintain average cash reserve balances. The amounts of those reserves at December 31, 1995 and 1994, were approximately $128,000 and $117,000, respectively.

Note D - Securities -

       Amortized cost and fair values of securities being held to maturity as of December 31, 1995 and 1994 are summarized as follows:

                                                       1995
                                --------------------------------------------------
                                                GROSS        GROSS
                                 AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                    COST        GAINS        LOSSES       VALUE
                                -----------  -----------  -----------  -----------
   U.S. Treasury
     Securities                 $  498,620   $    599     $   -        $  499,219
   Securities of
       Other U.S.
       Government
       Agencies                  1,799,711      5,120         -         1,804,831
   Mortgage-Backed
       Securities                  319,203      8,516         -           327,719
   Other Debt Securities            85,817         43         -            85,860
                                ----------   --------     --------     ----------
              Total             $2,703,351   $ 14,278     $   -        $2,717,629
                                ==========   ========     ========     ==========


                                                    1994
                               --------------------------------------------------
                                              GROSS        GROSS
                               AMORTIZED    UNREALIZED   UNREALIZED     FAIR
                                  COST         GAINS        LOSSES       VALUE
                               ----------   ----------   ----------    ----------
   Securities of
       Other U.S.
       Government
       Agencies                $  796,925   $     --     $  (53,915)   $  743,010
   Mortgage-Backed
       Securities                 386,136          861         --         386,997
   Other Debt Securities          101,268         --         (5,707)       95,561
                               ----------   ----------   ----------    ----------
          Total                $1,284,329   $      861   $  (59,622)   $1,225,568
                               ==========   ==========   ==========    ==========


       The amortized cost and fair values of securities being held to maturity as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                           AMORTIZED      FAIR
                                                             COST         VALUE
                                                          -----------  ----------
          Within One Year                                 $  498,620   $  499,219
          One to Five Years                                1,885,528    1,890,691
                                                          ----------   ----------
                                                          $2,384,148   $2,389,910
                                                          ==========   ==========

       Securities being held to maturity with a carrying amount of $552,027 and $483,124 at December 31, 1995 and 1994, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

       Amortized cost and fair values of securities available for sale as of December 31, 1995 and 1994 are summarized as follows:

                                               1995
                           --------------------------------------------------
                                          GROSS        GROSS
                           AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                              COST         GAINS        LOSSES       VALUE
                           ----------   ----------   ----------    ----------
   U.S. Treasury
       Securities          $2,280,294   $      599   $   (8,705)   $2,272,188
   Securities of
       Other U.S.
       Government
       Agencies             1,729,061         --        (39,963)    1,689,098
   Other Debt Securities      959,410         --         (6,358)      953,052
   Equity Securities           99,300         --           --          99,300
                           ----------   ----------   ----------    ----------
          Total            $5,068,065   $      599   $  (55,026)   $5,013,638
                           ==========   ==========   ==========    ==========


                                               1994
                           --------------------------------------------------
                                          GROSS        GROSS
                           AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                              COST         GAINS        LOSSES       VALUE
                           ----------   ----------   ----------    ----------
   U.S. Treasury
       Securities          $2,290,531   $    1,369   $ (132,105)   $2,159,795
   Securities of
       Other U.S.
       Government
       Agencies             1,007,462         --        (97,462)      910,000
   Other Debt Securities    1,729,630         --       (106,233)    1,623,397
   Equity Securities          137,000         --           --         137,000
                           ----------   ----------   ----------    ----------
              Total        $5,164,623   $    1,369   $ (335,800)   $4,830,192
                           ==========   ==========   ==========    ==========


   The amortized cost and fair values of securities available for sale as of December 31, 1995 by contractual maturity are shown below. Equity securities are not included in the following maturity schedule.


                                                   AMORTIZED       FAIR
                                                      COST        VALUE
                                                  -----------  -----------
   Within One Year                                $  498,621   $  499,219
   One to Five Years                               1,781,674    1,772,969
   Five to Ten Years                                 959,410      953,052
   After Ten Years                                 1,729,060    1,689,098
                                                  ----------   ----------
                                                  $4,968,765   $4,914,338
                                                  ==========   ==========

       Securities available for sale with a carrying amount of $3,746,963 and $2,451,826 at December 31, 1995 and 1994, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

       The Bank has invested in Federal Reserve Bank stock which is included in Equity Securities and is reflected at the net lower of cost or market in these financial statements. The cost of these securities were $99,300 and $137,000, respectively, at December 31, 1995 and 1994.

       Gross realized gains and losses from the sale of securities for the years ended December 31, 1995 and 1994 are as follows:

                             1995       1994
                           ---------  ---------
          Realized Gains    $ 1,997    $  --

          Realized Losses      --       (6,549)
                            -------    -------
                            $ 1,997    $(6,549)
                            =======    =======

Note E - Loans -

 An analysis of the loan portfolio at December 31, 1995 and 1994, is as follows:

                                               1995         1994
                                            -----------  -----------
          Real Estate Loans - Mortgage      $17,181,410   $16,999,372
          Commercial and Industrial Loans     1,945,607     1,218,715
          Loans to Individuals                2,429,088     2,100,507
          All Other Loans                         8,370        31,704
                                            -----------   -----------
              Total Loans                   $21,564,475   $20,350,298
                                            ===========   ===========

       The Bank had loans on a non-accrual basis totaling approximately $226,153 and $292,382 at December 31, 1995 and 1994. The Bank recognized $-0- in interest income relating to these loans during the years ended December 31, 1995 and 1994. Had the loans been performing, approximately $18,117 and $20,329 of additional interest income would have been recognized for the years ended December 31, 1995 and 1994. Loans contractually past due 90 days or more, in addition to loans on non- accrual, were $-0- at December 31, 1995 and 1994.

       Impaired loans having recorded investments of approximately $226,000 at December 31, 1995 have been recorded in accordance with SFAS No. 114 as amended by SFAS No. 118. The total allowance for loan losses related to these loans was $100,000 at December 31, 1995.

       The Bank is permitted to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. The amount of such related party loans was $146,696 and $102,586 at December 31, 1995 and 1994. An analysis of the aggregate of these loans for 1995 and 1994 is as follows:

                                         1995         1994
                                       ---------    ---------
         Balance - Beginning of Year   $ 102,586    $ 119,292
         New Loans                       221,454       32,595
         Repayments                     (177,344)     (49,301)
                                       ---------    ---------
         Balance - End of Year         $ 146,696    $ 102,586
                                       =========    =========

Note F - Allowance for Loan Losses -

       Following is a summary of the activity in the allowance for loan losses:

                                             1995          1994
                                           ---------     ---------
         Balance - Beginning of Year       $ 567,315     $ 596,063
           Current Provision from Income    (134,000)         --
           Recoveries of Amounts
          Previously Charged Off                 270        30,902
           Amounts Charged Off                (9,954)      (59,650)
                                           ---------     ---------
         Balance - End of Year             $ 423,631     $ 567,315
                                           =========     =========
         Ratio of Allowance for
           Loan Losses to Non-
           Performing Loans at
           End of Year                         93.69%       194.03%
         Ratio of Allowance for Loan
           Losses to Loans Outstanding
           at End of Year                       1.97%         2.79%
         Ratio of Net Loans Charged
           Off to Average Loans
           Outstanding for the Year              .05%          .15%


Note G - Bank Premises and Equipment -

       Bank premises and equipment costs and the related accumulated depreciation at December 31, 1995 and 1994, are as follows:

                                                ACCUMULATED
                                    ASSET COST  DEPRECIATION     NET
                                    ----------  ------------  ----------
    December 31, 1995:
          Land                      $  460,150   $     --     $  460,150
          Bank Premises              1,000,242      150,972      849,270
          Furniture and Equipment      764,315      612,496      151,819
          Leasehold Improvements        20,954       10,480       10,474
                                    ----------   ----------   ----------
                                    $2,245,661   $  773,948   $1,471,713
                                    ==========   ==========   ==========





                                                   ACCUMULATED
                                       ASSET COST  DEPRECIATION      NET
                                       ----------  ------------   ----------
    December 31, 1994:
          Land and Land Improvements   $  460,150   $     --     $  460,150
          Bank Premises                   679,066      255,801      423,265
          Furniture and Equipment         695,336      571,932      123,404
          Leasehold Improvements           20,954        8,778       12,176
          Construction in Progress        108,126         --        108,126
                                       ----------   ----------   ----------
                                       $1,963,632   $  836,511   $1,127,121
                                       ==========   ==========   ==========

       The provision for depreciation charged to operating expenses was $81,158 and $66,802 for the years ended December 31, 1995 and 1994.

       During 1994, the Bank started construction on a new building for its main office operations. All costs associated with construction of the building through December 31, 1994, are included in construction in progress. The building was completed in 1995, at a total cost of $600,829. Funding for the construction and new equipment was provided by internal operations.

Note H - Deposits -

       Following is a detail of deposits:

                                                             1995            1994
                                                          ----------       ----------
          Demand Deposit Accounts                        $ 6,466,325      $ 5,319,845
          NOW and Super NOW accounts                       2,671,179        2,644,501
          Money Market Accounts                            2,844,671        3,975,492
          Savings Accounts                                 2,867,348        2,782,862
          Certificates of Deposit Over $100,000            2,304,736        1,406,777
          Other Certificates of Deposit                   13,294,939       11,887,994
                                                         -----------      -----------
                                                         $30,449,198      $28,017,471
                                                         ===========      ===========

       Interest expense on certificates of deposit over $100,000 for the year ended December 31, 1995 and 1994, amounted to $40,320 and $76,950.

       Public fund deposits at December 31, 1995 and 1994, were approximately $1,266,961 and $1,761,860, respectively.

Note I - Stockholders' Equity and Regulatory Matters -

       Dividends are payable only out of retained earnings and current earnings. The amount of dividends paid by the Bank may be restricted by law and require regulatory approval. The Bank was restricted from paying dividends until the deficit in retained earnings was eliminated. Reference should be made to Note B regarding the Quasi- Reorganization. As of January 1, 1996, the Bank had retained earnings of $193,831 after paying a dividend of $228,258 in 1995 to its shareholders.

       The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as required by banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 16.83% and 18.09%, respectively. The Bank's Leverage Ratio at December 31, 1995, was 10.83%.


Note J - Profit Sharing Plan -

       During 1993, the Bank adopted a Salary Deferral Plan qualified under Internal Revenue Code Section 401(k) for all employees who are 21 years of age, have at least one year of service and work at least 1,000 hours in the current year. As part of the plan, the Bank has, at its discretion, the ability to match the contributions as a percentage of the amounts contributed. For 1995 and 1994, the Bank elected to make contributions in the amount of $16,995 and $9,617, respectively.

   Note K - Other Operating Expenses -

       An analysis of Other Operating Expenses for the years ended December 31, 1995 and 1994, is as follows:

                                                      1995            1994
                                                    ---------     ----------
          Ad Valorem Taxes                         $   33,983     $   34,306
          Computer Service Fees                       169,485        150,439
          Legal and Professional Fees                  24,951         47,913
          Regulatory Assessments                       20,078         80,924
          Other                                       389,826        372,296
                                                   ----------     ----------
                                                   $  638,323     $  685,878
                                                   ==========     ==========

Note L - Federal Income Taxes -

       The applicable income tax for financial reporting purposes historically differs from the amount computed by applying the federal statutory tax rate of 34% to income before income taxes due to increases and decreases in timing differences and utilization of a prior net operating loss carryforward.

       At December 31, 1995, the Bank had, for tax purposes, a net operating loss carryforward of approximately $704,000 which begins expiring in the year 2003.

       Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.

                                             1995         1994
                                           ---------    ---------
         Income Taxes Based on Statutory
           Rate - 34% in 1995 and 1994     $ 228,536    $ 148,376
         Tax Exempt Income                      --         (1,956)
         Other - Net                        (133,958)      65,632
          Net Operating Loss Utilized       (134,247)    (239,591)
                                           ---------    ---------
                                           $ (39,669)   $ (27,539)
                                           =========    =========


                                                        1995        1994
                                                       --------    --------
       Components of the Provision for Income Taxes:

         Provision for Current Taxes                   $    233    $   --
         Provision for Deferred Taxes                   (39,902)    (27,539)
                                                       --------    --------
                                                       $(39,669)   $(27,539)
                                                       ========    ========

       A deferred income tax asset of $230,000 and $171,598 is included in other assets at December 31, 1995 and 1994.

         The deferred tax provision (benefit) for 1995 consists of the following timing differences:

                                                   1995        1994
                                                ----------  ----------

   Net Operating Loss Carryforward              $ 134,247    $ 239,591
   Depreciation Expense for Tax
       Reporting in Excess of Amount
       for Financial Reporting                     (3,098)       7,000
   Provision for Loan Losses for
       Financial Reporting in Excess
         of Amount for Tax Reporting               45,246         --
   Other Real Estate Write-Offs for
       Financial Reporting in Excess
         of Amount for Tax Reporting               50,500        2,000
                                                ---------    ---------
   Provision (Benefit) for Deferred Taxes       $ 226,895    $ 248,591
   Adjustment of Valuation Allowance              266,797)    (276,130)
                                                ---------    ---------
       Provision (Benefit) for Deferred Taxes   $ (39,902)   $ (27,539)
                                                =========    =========

         The net deferred tax asset and liability consist of the following components at December 31, 1995 and 1994:

                                                       1995        1994
                                                     ----------  ----------

   Depreciation                                      $ (20,902)   $ (24,000)
   Provision for Loan Losses                            20,754       66,000
   Other Real Estate                                     8,500       59,000
   Unrealized Loss on Securities Available
     for Sale                                           18,500      113,706
   Net Operating Loss Carryforward                     237,148      371,395
                                                     ---------    ---------
        Total Deferred Tax Asset (Liability)         $ 264,000    $ 586,101
   Deferred Tax Asset Not Recognized                   (34,000)    (414,503)
                                                     ---------    ---------
        Net Deferred Tax Asset (Liability)           $ 230,000    $ 171,598
                                                     =========    =========


       At December 31, 1995 and 1994, the Bank recorded a valuation allowance of $34,000 and $414,503, respectively, on the total deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and net operating loss carryforwards are expected to be available to reduce taxable income.

Note M - Off-Balance-Sheet Instruments -

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Balance Sheets.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

       In the normal course of business the Bank has made commitments to extend credit of $2,880,328 at December 31, 1995. This amount includes unfunded loan commitments aggregating $2,854,828 and letters of credit of $25,500.

Note N - Fair Value of Financial Instruments -

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

       Securities - Fair value of securities held to maturity and available for sale is based on quoted market prices or dealer notes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

       Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss which was used to measure the credit risk, is subtracted from loans.

          Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

       Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments to extend credit and standby letters of credit were not significant.

       The estimated approximate fair values of the Bank's financial instruments as of December 31, 1995 are as follows:

                                                1995
                                       --------------------------
                                        CARRYING        FAIR
                                         AMOUNT         VALUE
                                       ------------ -------------
   Financial Assets:
     Cash and Short-Term Investments   $ 3,615,265   $ 3,615,265

     Securities                          7,716,989     7,731,267

     Loans-Net                          21,140,844    21,198,836
                                       -----------   -----------
                                       $32,473,098   $32,545,368
                                       ===========   ===========
   Financial Liabilities:
     Deposits                          $30,449,198   $30,279,757
                                       ===========   ===========

Note Q - Concentrations of Credit -

       All of the Bank's business activities are with customers in the Bank's market area, which consists primarily of Tangipahoa and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals and small businesses secured by real estate.

Note P - Commitments -

       The Bank has entered into leasing agreements for a parcel of land and other operating equipment. These agreements, which are treated as operating leases, expire in various years through 2014. Future minimum rental payments required under these operating leases follow:

              December 31,
              ------------
                 1996                            $  22,800
                 1997                               22,800
                 1998                               23,400
                 1999                               23,400
                 2000 and Thereafter               436,200
                                                 ---------
                                                 $ 528,600
                                                 =========

Note Q - Litigation and Contingencies -

       The Bank is a defendant in a lawsuit filed by one of its customers requesting the Bank to rescind a sale of real estate from the Bank to the customer. The basis of this action is the discovery of gasoline contamination caused by leaking underground tanks. Legal counsel has advised that the Bank is now presented with the choice of abandoning the property at a write-off of about $250,000 and expense of about $50,000, or taking the property back at an as yet undetermined cost. As of December 31, 1995 the Bank has classified the $226,153 loan. In addition, the Bank has accrued an additional $54,614 in anticipation of future expenses as of December 31, 1995.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


    THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of the 31st day of July, 1996, is made between SOUTHEAST NATIONAL BANK, Hammond, Louisiana, a national banking association ("SNB"), HANCOCK BANK OF LOUISIANA, Baton Rouge, Louisiana, a Louisiana banking corporation ("Hancock Bank") and HANCOCK HOLDING COMPANY, Gulfport, Mississippi, a Mississippi corporation ("HHC").

    The Boards of Directors of SNB, Hancock Bank and HHC have duly approved this Agreement and have authorized the execution hereof by their respective President. SNB has directed that this Agreement be submitted to a vote of its shareholders, in accordance with Section 214a of Title 12 of the United States Code ("U.S.C."), and the terms of this Agreement.

    In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of SNB with and into Hancock Bank and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Agreement" shall mean this Agreement and Plan of Reorganization by and between SNB, Hancock Bank and HHC and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

         1.2 "Business Day" shall mean a day on which Hancock Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

         1.3 "SNB" means Southeast National Bank, a national banking association duly chartered on July 23, 1984, organized, and existing under and pursuant to the laws of the United States of America; maintaining its principal place of business at 1855 S. Morrison Boulevard in Hammond, Tangipahoa, Louisiana.

         1.4 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at a place and on a date that is mutually agreed to by the parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, or such later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger (as defined in Section 2.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

         1.5 "Effective Date" Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Bank Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Louisiana Office of Financial Institutions (the "OFI") for filing pursuant to and in accordance with the provisions of Section 6:352 of the Louisiana Banking Laws ("LBL"). The Bank Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

         1.6 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

         1.7 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

         1.8 "HHC" means Hancock Holding Company, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

         1.9 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

         1.10 "OCC" means that agency of the United States of America known as the Office of the Comptroller of the Currency having regulatory authority over SNB or any successor United States governmental agency exercising such regulatory authority.

         1.11 "OFI" means the Office of Financial Institutions of the State of Louisiana having regulatory authority over Hancock Bank or any successor Louisiana governmental agency exercising such regulatory authority.

         1.12 "Party" shall mean HHC, Hancock Bank or SNB and "Parties" shall mean HHC, Hancock Bank and SNB.

         1.13 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         1.14 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.



                                   ARTICLE 2

                         THE MERGER AND RELATED MATTERS

         2.1 Merger. On the Effective Date, SNB shall be merged with and into Hancock Bank under the Articles of Incorporation of Hancock Bank, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in, Section 6:355 of the LBL (the "Bank Merger") and the Bank Merger Agreement in substantially the form of Exhibit A hereto (the "Bank Merger Agreement"). For federal income tax purposes, it is intended that the Bank Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)1(A) and Section 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Bank Merger will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

         2.2 Effect of Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of SNB shall cease and Hancock Bank shall continue as the surviving corporation. The name of Hancock Bank, as the surviving corporation, shall by virtue of the Bank Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by SNB, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by SNB prior to such merger; and Hancock Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of SNB shall remain unimpaired, and Hancock Bank, on the Effective Date of the Bank Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.


                                   ARTICLE 3

                              CONVERSION OF STOCK

         3.1     Conversion of SNB Stock.

                 a. On the Effective Date, each share of the Common Stock, $3.33 par value, of HHC ("HHC Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of Common Stock, $3.33 par value, of HHC.


                 b. The aggregate amount of consideration to be received by the holders of Common Stock, $5.00 par value of SNB ("SNB Common Stock") shall be $7,624,000 or $16.70 per share based on 456,518 shares of SNB Common Stock issued and outstanding. Of the aggregate consideration, up to $3,891,135 shall be paid in the form of HHC Common Stock based on a value of $37.25 per share and the balance in cash, provided the maximum aggregate amount of cash to be paid, including cash in lieu of fractional shares, cash paid to those SNB stockholders who would otherwise receive 25 or fewer shares of HHC Common Stock, and cash paid to dissenting stockholders who perfect their rights, (the "Cash Element") shall not exceed $3,735,760 (49% of the aggregate consideration). Assuming no SNB stockholders perfect their right to dissent, on the Effective Date, each share of SNB Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.2345 shares of HHC Common Stock and $7.9652 in cash (collectively, the "SNB Exchange Ratio"), provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not receive HHC Common Stock but rather shall be entitled to receive $16.70 in cash for each share of SNB Common Stock. In the event: (i) there are SNB stockholders who perfect their right to dissent or (ii) there is a change in the amount of fractional shares or the number of SNB stockholders who would otherwise receive 25 or fewer shares after the date of this Agreement, the stock portion of the SNB Exchange Ratio will be increased and the cash portion decreased proportionately to ensure that the maximum aggregate amount of the Cash Element does not exceed $3,735,760, but in no event shall the purchase price be less than $16.70 per share.

                 c. As a result of the Bank Merger and without any action on the part of the holder thereof, all shares of SNB Common Stock, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of SNB Common Stock, shall thereafter cease to have any rights with respect to such shares of SNB Common Stock, except the right to receive, without interest, the HHC Common Stock and cash in accordance with Section 3.1(b) and cash for fractional shares of HHC Common Stock in accordance with Section 3.2(e) upon the surrender of such Certificate.

                     d. Each share of SNB Common Stock issued and held in SNB's treasury, at the Effective Date shall, by virtue of the Bank Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.


             3.2     Exchange of Certificates Representing SNB Common Stock.

                     a. As of the Effective Date, HHC shall deposit, or shall cause to be deposited, with Hancock Bank Trust Department, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of SNB Common Stock for exchange in accordance with this Article 3, certificates representing the shares of HHC Common Stock and cash (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of SNB Common Stock.


                     b. Promptly after the Effective Date, HHC shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under 12 U.S.C. Section 214a and has not subsequently lost, withdrawn or forfeited such rights) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HHC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HHC Common Stock and cash, and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of HHC Common Stock and (y) a check representing the amount of cash and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to Section 3.1(b), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of SNB Common Stock which is not registered in the transfer records of SNB, a certificate representing the proper number of shares of HHC Common Stock, together with a check for the cash component of the SNB Exchange Ratio and/or cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such SNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.


                     c. Notwithstanding any other provisions of this Agreement, no dividends on HHC Common Stock shall be paid with respect to any shares of SNB Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.


                     d. On or after the Effective Date, there shall be no transfers on the stock transfer books of SNB of the shares of SNB Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Date, Certificates are presented to HHC, they shall be canceled and exchanged for certificates for shares of HHC Common Stock and cash, as appropriate, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3. Certificates surrendered for exchange by any person constituting an "affiliate" of SNB for purposes of Rule 145(c) under the Securities Act of 1933 (the "Securities Act") shall not be exchanged until HHC has received a written agreement from such person as provided in Section 4.1.


                     e. No fractional shares of HHC Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of HHC Common Stock pursuant to Section 3.1(b), cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of $37.25.


                     f. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of HHC Common Stock) that remains unclaimed by the former stockholders of SNB one year after the Effective Date shall be delivered to HHC. Any former stockholders of SNB who have not theretofore complied with this Article 3 shall thereafter look only to HHC for payment in respect of their shares, in any event without any interest thereon. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions on or before the fifth (5th) anniversary of the Effective Date, HHC shall not have any obligation to deliver the amount to which any such holder would have been entitled in-accordance with the provisions of this Agreement and any such holder shall not be entitled to receive from HHC any amount in substitution and exchange for each share canceled and extinguished in accordance with this Agreement.

                     g. None of HHC the Exchange Agent or any other person shall be liable to any former holder of shares of SNB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.


                     h. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and cash, as appropriate, and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of HHC Common Stock as provided in Section 3.2(c), deliverable in respect thereof pursuant to this Agreement.


             3.3 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Date, SNB or HHC changes the number of shares of SNB Common Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the SNB Exchange Ratio, shall be appropriately adjusted.


                                   ARTICLE 4

                           ACCOUNTING AND TAX MATTERS

             4.1 Affiliates. SNB and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of SNB within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act. SNB shall use its best efforts to cause each person so identified to deliver to HHC, not later than thirty (30) days prior to the Effective Date, a written agreement in substantially the form set forth in Exhibit B attached hereto. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC Common Stock.

             4.2 Accounting Treatment. It is intended by the Parties hereto, that the Bank Merger will qualify for purchase accounting treatment under general accepted accounting principles.

             4.3 Accounting and Tax Representations. Each Party hereto represents and warrants that the statements made with respect to it in the Statement of Representations attached hereto on Schedule 4.3 and made a part hereof, are true and correct as of the date hereof and will be true and correct on the Effective Date.


                                   ARTICLE 5

                         SNB'S COVENANTS AND AGREEMENTS

             5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, SNB covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent of HHC, SNB will not:

                     a. Amend or otherwise change its respective Articles of Incorporation or Bylaws, as each such document is in effect on the date hereof;


                     b. Issue or sell, or authorize for issuance or sale, the shares of SNB or any additional shares of any class of capital stock of SNB;


                     c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating SNB to issue securities;


                     d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, in the event the Closing occurs on a date which will not allow the SNB stockholders who will receive HHC Common Stock to be of record for purposes of receiving HHC's first quarter 1997 dividend, then SNB may, to the extent lawfully permitted, declare and pay dividends for the purpose of allowing SNB stockholders to receive 25% of the normal and customary annual dividend in an amount not to exceed $.125 per outstanding share of SNB Common Stock, based on 456,518 shares of SNB Common Stock issued and outstanding;

                     e. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively;

                     f. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000, provided, however, SNB may purchase a tail on the current SNB directors and officers insurance policy for a three year period which will cover any past liability for acts performed through the Effective Date;

                     g. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of SNB;

                     h. Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto;

                     i. Amend its Articles of Incorporation or Bylaws (except to the extent required in order to effect the Merger as contemplated herein); establish or add any automated teller machines or branch or other banking offices; take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect SNB's ability to perform its covenants and agreements hereunder;

                     j. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                     k. Enter into, extend, or renew any lease for office or other space;

                     l. Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of SNB;

                     m. Grant any increase in compensation to any director, officer, or employee or representative of SNB or Bank except in the ordinary course of business consistent with past practice, provided, however, SNB may: (i) provide for a 3% contribution of payroll to SNB's 401-K Plan in an amount not to exceed $13,300; (ii) declare and pay employee bonuses in an amount not to exceed $12,000 in the aggregate; and (iii) declare and pay director bonuses in an amount not to exceed $1,000 per director;

                     n. Enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of SNB, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC;

                     o. Take any action or omit to take any action which would cause any of SNB's representations or warranties to be untrue or misleading in any material respect or any covenant of SNB under this Agreement incapable of being performed; or

                     p. Agree in writing or otherwise to do any of the foregoing.


             5.2 Preservation of Business. Between the date hereof and the Effective Date, SNB will use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it. Except in the ordinary course of business consistent with prudent business practices, SNB will not extend any new, or renew any existing, loan, credit, lease, or other type of financing. SNB acknowledges that Hancock Bank shall have the right to review on a monthly basis such financings which individually exceed $50,000.

             5.3 Insurance. Pending the Closing, SNB shall cause the real property owned by SNB to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

             5.4 Stockholders' Meeting. SNB will promptly give proper notice of a stockholders' meeting, for the purpose of approving this Agreement. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. SNB and its respective directors and principal stockholders will support and vote in favor of a stockholder resolution approving this Agreement and SNB shall cause each respective director and use its best efforts to have each shareholder owning 5% or more of the SNB Common Stock, directly or beneficially, to execute within 30 days from the date of this Agreement the Joinder of Shareholders in the form attached hereto as Exhibit D.

             5.5 Property Transfers. From time to time, as and when requested by HHC and to the extent permitted by Louisiana law, the officers and directors of SNB last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HHC and/or Hancock Bank title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of SNB, and otherwise to carry out the purposes of this Agreement.





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             5.6     SNB Financial and Other Reports.  SNB shall make available to HHC the following statements and other reports and documents:

                     a. SNB's Consolidated Balance Sheets as of June 30, 1996 and 1995 (unaudited) and December 31, 1995, 1994 and 1993 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 (audited), and Consolidated Statements of Income for the six-month periods ended June 30, 1996 and 1995 (unaudited) ("SNB Financial Statements");


                     b. All correspondence with the OCC, the FDIC, and the Internal Revenue Service from January 1, 1996 through the date of Closing (for inspection, but copying may be restricted by legal limitations); and


                     c. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Bank Merger (subject to any legal limitations).


             5.7 Due Diligence. In order to afford HHC access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of SNB to be acquired as a result of the Bank Merger, SNB shall, upon reasonable notice, afford HHC and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Board of Directors of SNB and all committees thereof), and it shall, upon reasonable notice and to the extent consistent with applicable law, furnish promptly to HHC such information as HHC may reasonably request to perform such review.

             5.8 No Solicitation. Prior to the Effective Date, SNB shall not authorize nor knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by SNB to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, SNB except as contemplated by this Agreement. SNB shall promptly communicate to HHC the identity and terms of any proposal which it may receive with respect to any such transaction.

             5.9 Noncompetition. Except for the current directorship set forth on Schedule 5.9 hereto, each director of SNB agrees that for a period of two years after the Effective Date, they will not, directly or indirectly: (i) serve on the board of directors or in any similar capacity of any financial institution which has an office located in Tangipahoa Parish, Louisiana, and
(ii) participate as an investor in, or an advisor to, any financial institution in the process of organizing with an office located in or proposed to be located in Tangipahoa Parish, Louisiana, provided however, this Section 5.9 shall not be applicable to Reginald R. Harper.


                                   ARTICLE 6

                      SNB'S REPRESENTATIONS AND WARRANTIES

             SNB has prepared that certain Disclosure Statement dated July 31,1996, a copy of which is attached as Schedule 6.0, and HHC hereby acknowledges receipt of said Disclosure Statement. SNB represents and warrants to HHC as follows:

             6.1 Organization and Authority. SNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and SNB has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

             6.2 Authorization. The execution, delivery and performance of this Agreement by SNB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SNB, subject to regulatory approval. No other corporate proceedings on the part of SNB are necessary to authorize consummation of this Agreement, except for the approval of the transaction by SNB's stockholders, and the performance by SNB of the terms hereof. This Agreement is a valid and binding obligation of SNB enforceable against SNB in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

             Neither the execution, delivery or performance of this Agreement by SNB, nor the consummation of the transactions contemplated hereby, nor compliance by SNB with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of SNB under any terms, conditions or provisions of (i) SNB's Charter or Bylaws or other charter documents of SNB or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SNB is a party or by which SNB may be bound, or to which SNB or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to SNB or any of its properties or assets.

             6.3 Capital Structure of SNB. As of the date hereof, the authorized capital of SNB consists solely of 500,000 shares of common stock of the par value of $5.00 each and no preferred stock. As of the date hereof 456,518 shares of such authorized common stock were issued and outstanding. The outstanding shares of capital stock of SNB are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of SNB. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of SNB.

             6.4 Ownership of Other Entities. SNB does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization.

             6.5 SNB Financial and Other Reports. SNB's Financial Statements and Other Reports (i) have been and future Financial Statements and Other Reports will be prepared in accordance with generally accepted accounting principles, consistently applied, (ii) have been and will (as the case may be) present fairly the consolidated results of operations and financial position of SNB for the periods and at the times indicated, and (iii) have been and will (as the case may be) be true and correct in all material respects for the periods and at the times indicated.

             6.6 No Material Adverse Change. Since December 31, 1995, there has been no event or condition of any character (whether actual, or to the knowledge of SNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to SNB would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of SNB, excluding changes in laws or regulations that affect banking institutions generally.

             6.7 Tax Liability. The amounts set up as liabilities for taxes in the SNB Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

             6.8 Tax Returns: Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of SNB have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1995, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to SNB except as reserved against in the SNB Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and SNB's reserves for bad debts at December 31, 1995, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

             6.9     Litigation and Proceedings.  Except as set forth on
Schedule 6.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against SNB that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of SNB taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

             6.10 Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of SNB or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

             6.11    Contingent Liabilities.  Except as disclosed on Schedule
6.11 hereto or as reflected in the SNB Financial Statements and except in the case of unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1996, SNB does not have any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to SNB and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after June 30, 1996, or from any action omitted to be taken during such period that, to the knowledge of SNB, could reasonably be expected to result in any such material obligation or liability.



             6.12    Title to Assets; Adequate Insurance Coverage.

             Except as described on Schedule 6.12:

                     a. As of June 30, 1996, SNB had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the SNB Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the SNB Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1996, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and
             (v) capital leases and leases, if any, to third parties for fair and adequate consideration. SNB owns, or has valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by SNB are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by HHC in such lease of such property.

                     b. With respect to each lease of any real property or a material amount of personal property to which SNB is a party, except for financing leases in which SNB is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Bank Merger will not constitute a default or a cause for termination or modification of such lease.


                     c. SNB has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.


                     d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or business of SNB provides adequate coverage against loss and the fidelity bonds in effect as to which SNB is named insured meet the applicable standards of the American Bankers Association.


             6.13 Liabilities. To the best of SNB's and its officers' and directors' knowledge, all liabilities of SNB were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. SNB has not agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of SNB; and SNB has no knowledge of any claim of ownership to any account other than as shown on the written ownership records of SNB for each account, and SNB has no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

             6.14 Loans. To the best knowledge and belief of its management, each loan reflected as an asset of SNB in the SNB Financial Statements, as of June 30, 1996, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to SNB, except as disclosed in writing to HHC on or prior to the date hereof.

             6.15 Allowance for Loan Losses. The allowances for possible loan losses shown on the consolidated balance sheets of SNB as of June 30, 1996 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1996, and each such allowance has been established in accordance with GAAP.

             6.16 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the SNB Financial Statements under the heading "Investment Securities", and none of the investments made by SNB since June 30, 1996, and none of the assets reflected in the SNB Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of SNB freely to dispose of such investment at any time. With respect to all repurchase agreements to which SNB is a party, SNB has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

             6.17 Registration and Proxy Statements. None of the information supplied or to be supplied by SNB for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by SNB to their stockholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of SNB Common Stock, as may be amended at the time of SNB Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which SNB shall provide for filing with the SEC and any regulatory agency in connection with the Bank Merger will comply with generally accepted accounting principles.

             6.18 Commitments and Contracts. SNB is not a party or subject to any of the following (whether written or oral, express or implied):

                     a. Except as listed on Schedule 6.18a attached hereto and with a complete copy provided to HHC, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by SNB);


                     b. Except as listed on Schedule 6.18b attached hereto and with a complete copy provided to HHC, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or


                     c. Any contract not made in the ordinary course of business containing covenants which limit the ability of SNB to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, SNB may carry on its respective business (other than as may be required by law or applicable regulatory authorities).


             6.19 Employee Plans. To the best of SNB's knowledge and belief , it, and all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by SNB:

                     i   is in compliance with all laws, regulations, reporting
and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                     ii has received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

             6.20 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code, all of which have been fully paid, SNB does not have any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

             6.21 Vote Required. The affirmative vote of the holders of at least two-thirds of the voting power is the only vote of the stockholders of SNB necessary to approve the Bank Merger and related transactions contemplated hereby.

             6.22 Continuity of Interest. To the best knowledge of SNB, there is no plan or intention by the SNB shareholders who own 1% or more of the SNB Common Stock, and to the best of the knowledge of management of SNB, there is no plan or intention on the part of the remaining SNB shareholders to sell, exchange or otherwise dispose of a number of shares of HHC Common Stock, to be received in the Bank Merger that would reduce SNB stockholders' ownership of the HHC Common Stock to a number of shares having a value, as of the date of the Bank Merger, of less than 50% of the value of all of the formerly outstanding SNB Common Stock as of the same date. For purposes of this representation, shares of SNB Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of SNB Common Stock will be treated as outstanding SNB Common Stock on the date of the Bank Merger. Furthermore, shares of SNB Common Stock and shares of HHC Common Stock held by SNB stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Bank Merger are considered in this assumption. See Exhibit D for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

             6.23 Continuity of Business Enterprise. SNB operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

             6.24 Environmental Matters. Except as set forth on Schedule 6.24; neither SNB nor, to the best knowledge of SNB, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by SNB or used by SNB in its business ("SNB Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about SNB Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). SNB has not received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to SNB Properties.

             6.25 Accuracy of Information. To the best of SNB's and its officers' and directors' knowledge, all information furnished by SNB to HHC relating to the assets, liabilities, and this Agreement is accurate, and SNB has not omitted to disclose any information which is or would be material to this Agreement.

             6.26 Compliance with Laws and Contracts. To the best of SNB's and its officers' and directors' knowledge, SNB is not in violation of any laws, regulations, or agreements to which it is a party and has not failed to file any material reports required by any governmental or other regulatory body.

             6.27 Stock Ownership. To the best of SNB's and its officers' and directors' knowledge, no known dispute exists as to the title and/or ownership interest in any shares of SNB Common Stock and SNB's certificate to be issued at Closing will represent the title and/or ownership interest in such shares.


                                   ARTICLE 7

          HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

             HHC represents and warrants to SNB as follows: for purposes of this Agreement, except in Section 7.1 and where the context requires otherwise, any reference to HHC in this Article 7 shall be deemed to include HHC and Hancock Bank and any reference to "material", material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

             7.1 Organization and Authority. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

             7.2 Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of HHC are validly issued and outstanding, fully paid and nonassessable and all of such shares of Hancock Bank are owned directly or indirectly by HHC free and clear of all liens, claims, and encumbrances. The shares of HHC common stock to be issued in connection with the Bank Merger pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

             7.3 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC, subject to regulatory approval. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

             7.4 No Material Adverse Change. Since June 30, 1996, there has been no event or condition of any character (whether actual, or to the knowledge of HHC, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of HHC excluding changes in laws or regulations that affect banking institutions generally.

             7.5 Loans. To the best knowledge and belief of its management, and management of Hancock Bank, each loan reflected as an asset of HHC in the unaudited consolidated balance sheet contained in HHC's quarterly report to shareholders for the period ended June 30, 1996, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to HHC, except as disclosed on Schedule 7.5 hereto.

             7.6 Litigation. Except as disclosed on Schedule 7.6 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of HHC and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

             7.7     Contingent Liabilities.  Except as disclosed on Schedule
7.7 hereto or reflected in the HHC reports filed with the SEC and except in the case of HHC's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1996, neither HHC nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to HHC and its subsidiaries taken as a whole.

             7.8 Allowances for Possible Loan Losses. The allowances for possible loan losses shown on the balance sheet of HHC contained in the HHC reports filed with the SEC as of June 30, 1996, were or will be, as the case may be, adequate in all material respects under the requirements of GAAP to provide for possible loan losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the respective date of such balance sheet and such allowance has been or will have been established in accordance with GAAP. To the knowledge of HHC's management, HHC is not likely to be required to materially increase the provision for loan losses between the date hereof and the Effective Date.

             7.9 Benefit Plans. To the knowledge and belief of HHC's senior management, HHC, each of its subsidiaries and all "employee benefit plans," as defined in Section 3(3) of ERISA, that cover one or more employees employed by HHC or any of its subsidiaries:

                     i    is in compliance with all laws, regulations,
reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                     ii   has received no notification from any agency or
department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes; regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

             7.10 SEC Documents; Financial Statements. HHC has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1993 (the "HHC SEC Documents"). Complete copies of HHC's most recent Annual Report or Form 10-K and HHC's Form 10-Q for the previous two quarters have been provided to SNB. The HHC financial statements included in the HHC SEC Documents have been audited by Deloitte & Touche, LLP, independent auditors (in the case of the HHC audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly the financial position of HHC and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the HHC interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The HHC interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein.

             7.11 Disclosure.. No representations or warranties by HHC or Hancock Bank in this Agreement and no statement contained in the schedules or exhibits or in any certificates to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

             HHC covenants and agrees as follows:

             7.12 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending settlement of this transaction.

             7.13 Due Diligence. In order to afford SNB access to such information as it may reasonably deem necessary to perform its due diligence review with respect to HHC and its assets in connection with the Merger, HHC shall, (a) upon reasonable notice, afford SNB and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish SNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as SNB shall from time to time reasonably request to perform such review, (b) furnish SNB with copies of all reports filed by HHC with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (c) promptly advise SNB of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of HHC, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC, would reasonable be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

             7.14 Registration of Stock. HHC agrees to register the shares to be issued to SNB stockholders pursuant to this Agreement with the Securities and Exchange Commission.

             7.15 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of SNB, namely, financial services, and to use at least a significant portion of SNB's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

             7.16 Indemnification. HHC agrees to indemnify the directors and officers of SNB serving as of the Effective Date for a period of three years from the Effective Date in an aggregate amount not to exceed the deductible on the SNB directors and officers insurance policy tail as contemplated in Section 5.1(f) herein. The persons entitled to indemnification hereunder and their respective heirs, executors, estates and assigns are hereinafter referred to as "Indemnified Person(s)." An Indemnified Person shall give HHC prompt notice of any matter as to which indemnification is provided, shall employ counsel that is reasonably acceptable to HHC (and no more than one counsel for all Indemnified Persons shall be employed in any one matter or series of related matters except to the extent that actual conflicts of interests require otherwise) and shall not settle any such matter unless HHC shall first consent thereto, which consent shall not be unreasonably withheld. The total aggregate indemnification to be provided by HHC pursuant to Section
7.16 hereof shall not exceed, as to all of the Indemnified Persons described herein as a group, an amount equal to the deductible on the SNB directors and officer insurance policy tail.


                                   ARTICLE 8

                             CONDITIONS TO CLOSING

             The obligations of SNB and HHC under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

             8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Bank Merger shall be subject to the following conditions:

                     a. Stockholder Approval. The Merger shall have been approved by the requisite vote of the holders of the outstanding shares of SNB Common Stock at SNB's Stockholders' Meeting.


                     b. Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC or SNB deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of HHC, Hancock Bank or SNB after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.


                     c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.


                     d. No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Bank Merger Agreement or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by the Bank Merger Agreement or this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Bank Merger.


                     e. Tax Opinion. SNB shall have received an opinion from Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by this Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.


             8.2 Conditions to Obligations of SNB to Effect the Bank Merger. The obligations of SNB to effect the Bank Merger shall be subject to the following additional conditions:

                     a. Representations and Warranties. The representations and warranties of HHC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by SNB.


                     b. Performance of Obligations. HHC shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and HHC shall deliver at Closing appropriate certificates setting forth such.


                     c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of HHC and its subsidiaries taken as a whole.

                     d. Legal Opinion. An opinion of Watkins Ludlam & Stennis, P.A., special counsel to HHC, shall be delivered to SNB dated the Closing Date and in form and substance reasonably satisfactory to SNB and its counsel to the effect that:

                          i. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                         ii. Hancock Bank is a Louisiana banking corporation, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                       iii. HHC had and has corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of HHC and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                        iv. All required regulatory approvals have been obtained;

                         v. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC relating to the participation in or consummation of this Agreement by HHC and consummation will not violate any other contract, agreement, charter or bylaw of HHC; and

                        vi. All shares of HHC Common Stock to be issued pursuant to the Bank Merger have been duly authorized and, when issued pursuant to the Bank Merger Agreement, will be validly and legally issued, fully paid and non-assessable and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.


         8.3 Conditions to Obligations of HHC to Effect the Bank Merger. The obligations of HHC to effect the Bank Merger shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of SNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by HHC.

                 b. Performance of Obligations. SNB shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and SNB shall deliver at Closing appropriate certificates setting forth such.

                 c. No Material Adverse Change. There shall not have occurred any material adverse change from the date of this Agreement to the Closing Date in the financial condition, results of operations or business of SNB and its subsidiaries, if any, taken as a whole.

                 d. Legal Opinion. An Opinion of Preis & Laborde, counsel to SNB, shall be delivered to HHC dated the Closing Date, and in form and substance reasonably satisfactory to HHC to the effect that:

                          i. SNB is a national banking association duly or ganized and validly existing and in good standing under the laws of the United States of America, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii. SNB had and has corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of SNB and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iii. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against SNB relating to the participation in or consummation of this Agreement by SNB and consummation will not violate any other contract, agreement, charter or bylaw of SNB; and

                          iv. SNB has complied with all laws and regulations relating to dissenters' rights and all stock in SNB will be acquired by HHC pursuant to the terms of this Agreement.

                                   ARTICLE 9

                                    CLOSING

         9.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and SNB shall mutually designate.

         9.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.

         9.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

                     a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;


                     b.       warranty deeds for the real property;


                     c. commitments for owners title insurance for the real property;

                     d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to HHC of the assets, duties, responsibilities and obligations as referred to herein; and


                     e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.


                                   ARTICLE 10

                               EMPLOYMENT MATTERS

             10.1 Employees. Neither HHC nor Hancock Bank shall be obligated to retain in any capacity any of SNB's officers, directors, or employees or to pay any stipulated compensation to any employees. HHC will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with HHC and Hancock Bank's salary administration program. With regard to any retained employee, HHC and Hancock Bank shall be free of any obligation to honor any past agreement of SNB to such person. If after the Closing Date and prior to the expiration of six months after the Closing Date, the employment of any officer of SNB set forth on Schedule 10.1 hereof is terminated, HHC will cause Hancock Bank to provide such officer sixty days' prior notice of termination and to pay to such officer an amount equal to one weeks' salary (based upon such officer's salary as of the Closing Date less statutory payroll deductions) for every year of employment with a minimum amount equal to thirty days' salary and a maximum amount equal to six months' salary. As to non-officer employees of SNB, in the event of termination as provided above, such non-officer employee shall be entitled to an amount equal to one weeks' salary per year of employment with a minimum amount equal to two weeks' salary and a maximum amount equal to six months' salary. Said amount shall be payable in a lump sum within ten days after the date such termination is effective. Notwithstanding the aforementioned, if the termination results from the malfeasance, misfeasance, felony indictment or conviction, or unsatisfactory job performance of such officer or employee, then HHC and Hancock Bank shall be under no obligation to make such payment or provide such prior notice of termination.

             SNB's group health and life benefit plan will be continued through the Effective Date of the Bank Merger. Thereafter, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan based on the provisions in the plan. The ninety (90) day employment period will be waived for eligible retained employees in accordance with Hancock Bank's plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel, provided such pre-existing medical conditions were covered at Closing under SNB's group health benefit plan.

             10.2 Retirement Plan. SNB currently maintains the Southeast National Bank 401-K Plan through Nationwide Life Insurance Company which will remain operative and in effect through the Effective Date of the Bank Merger (the "Plan"). The Plan will be terminated as of the Effective Date of the Bank Merger and distributed to vested employees of SNB in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. The trustees for the Plan will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the Plan's assets.

    Upon the Effective Date of the Bank Merger, all retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan, Hancock Bank 401-K Plan, and Hancock Bank Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank Profit Sharing Plan, for eligibility purposes for the Hancock Bank 401-K Plan, and for vesting and eligibility purposes for the Hancock Bank Pension Plan.

             10.3 Other Benefit Plans. Other SNB benefit plans will continue through the Effective Date of the Bank Merger. Thereafter, all retained employees will be eligible to participate in all Hancock Bank employment benefit plans not set forth in Sections 10.1 and 10.2 hereof, based on the provisions set forth in the plans with full credit for all prior service.

             10.4 Notices. SNB shall be responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.


                                   ARTICLE 11

                                    REMEDIES

    For purposes of this Agreement, any reference to HHC in this Article 11 shall be deemed to include HHC and Hancock Bank.

             11.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

             11.2 Joint Remedies for Unintentional Breach. Notwithstanding any remedy in Sections 11.3 or 11.4 hereof, in the event this Agreement is terminated pursuant to Section 12.1(c) hereof as a result of an unintentional breach of a warranty, representation, covenant or agreement, then the sole remedy shall be that this Agreement becomes null and void.

             11.3 SNB's Remedies. In the event HHC breaches this Agreement, other than as provided in Section 11.2 hereof, then SNB shall give HHC notice of the breach, and HHC shall have a reasonable amount of time to cure the breach, and HHC shall be liable for such economic damages that are the direct result of any uncured breach, but HHC shall not be liable for consequential or punitive damages. In the event SNB elects to terminate this Agreement as a result of a breach of this Agreement by HHC, then, immediately upon such termination date, HHC shall pay to SNB the sum of $500,000 in the form of a break-up fee for such termination. The break-up fee will not serve as the exclusive remedy to SNB under this Agreement and SNB will be entitled to all other rights and remedies provided by law or in equity.

             11.4 HHC's Remedies. In the event SNB breaches this Agreement, other than as provided in Section 11.2 hereof, then HHC shall give SNB notice of the breach, and SNB shall have a reasonable amount of time to cure the breach, and SNB shall be liable for such economic damages that are the direct result of any uncured breach, but SNB shall not be liable for consequential or punitive damages; provided, however, in the event SNB breaches Section 5.8, then SNB shall be liable to HHC in an amount equal to said economic damages in addition to HHC's and Hancock Bank's out of pocket expenses incurred in connection with the transactions contemplated hereby, including but not limited to its attorney fees and accountant fees. In the event HHC elects to terminate this Agreement as a result of a breach of this Agreement by SNB, then, immediately upon such termination date, SNB shall pay to HHC the sum of $500,000 in the form of a break-up fee for such termination. The break-up fee will not serve as the exclusive remedy to HHC under this Agreement and HHC will be entitled to all other rights and remedies provided by law or in equity

             11.5 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.


                                   ARTICLE 12

                                  TERMINATION

             12.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of SNB as follows:

                     a. Mutual Consent. At any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

                 b. Expiration of Time. By the Board of Directors of HHC in writing or by the Board of Directors of SNB in writing, if the Bank Merger shall have not become effective on or before March 31, 1997, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date;


                 c.           Breach of Representation, Warranty or Covenant.
         By either Party hereto, in the event of a breach by the other Party
         (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the Party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement.


                 d. Regulatory Approval. By either Party hereto, at any time after the FRB, FDIC, OCC, OFI or United States Department of Justice has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Bank Merger and the time-period for all appeals or requests for reconsideration thereof has run.


                 e. Shareholder Approval. By either Party hereto, if the Bank Merger is not approved by the required vote of shareholders of SNB.


                 f. Dissenters. By HHC, if holders of ten percent (10%) or more of the outstanding SNB Common Stock exercise statutory rights of dissent and appraisal pursuant to 12 U.S.C.Section 214a.


                                   ARTICLE 13

                                APPRAISAL RIGHTS

         13.1 Appraisal Rights of SNB. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of SNB who comply with the procedural requirements of 12 U.S.C. Section 214a will be entitled to receive payment of the fair cash value of their shares.


                                   ARTICLE 14

                                 MISCELLANEOUS

         14.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto.

         14.2 Survival of Representations, Warranties and Agreements. None of the representations and warranties made herein shall survive the Effective Date, or the earlier termination of this Agreement pursuant to Article 12 hereof.

         14.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         14.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

         14.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Louisiana.

         14.6 Successors: No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of SNB and HHC. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than SNB and HHC any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of SNB and HHC and for the benefit of no other person.

         14.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

         14.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.



                                     SNB
                                     ---

             Southeast National Bank
             1855 S. Morrison Boulevard
             P.O. Drawer 2488
             Hammond, Louisiana 70404-2488
             Attn: Reggie Harper, President

             Copy to:       Phillip W. Preis, Esq.
                            Preis & Laborde, A Professional Law Corporation 1000 Premier Centre-North Tower
                            450 Laurel Street
                            Baton Rouge, LA  70801

                                      HHC
                                      ---
             Hancock Holding Company
             Post Office Box 4019
             Gulfport, MS 39502
             Attn: Mr. George A. Schloegel, Vice Chairman

             Copy to:       Carl J. Chaney, Esquire
                            Watkins Ludlam & Stennis, P.A.
                            P. O. Box 427
                            Jackson, MS 39205-0427
                            or
                            633 North State Street
                            Jackson, Mississippi 39202


         14.9 Waiver. SNB and HHC may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of SNB or HHC to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by SNB or HHC under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

         14.10 Costs, Fees and Expenses. Except as provided in Article 11 herein, each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel. HHC will be responsible for preparing the applications, regulatory filings and registration statement necessary to obtain approval of the Bank Merger and the issuance of the HHC Common Stock. SNB will be responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its stockholders' meetings and obtaining stockholders' approval of the Bank Merger.

         14.11 Press Releases. SNB and HHC shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit HHC, following notification to SNB, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

         14.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

         14.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                        SOUTHEAST NATIONAL BANK


                                        By: /s/R. R. Harper. Pres & C.E.O.
                                           -------------------------------
                                        Name:  REGINALD R. HARPER
                                        Title: PRESIDENT & CHIEF
                                                  EXECUTIVE OFFICER
Attest:

   /s/Karen M. Granier
----------------------
Name:   KAREN M. GRAINER
     ----------------------

                                            HANCOCK HOLDING COMPANY


                                            By: /s/ Leo W. Seal, Jr.
                                               --------------------------------
                                            Name:  LEO W. SEAL, JR.
                                            Title: PRESIDENT & CEO
Attest:

  /s/ C. Stanley Bailey
---------------------------
Name: C. STANLEY BAILEY
     ----------------------



                                            HANCOCK BANK OF LOUISIANA


                                            By:/s/ Robert E. Easterly
                                               --------------------------------
                                            Name:   ROBERT E. EASTERLY
                                            Title:  CHIEF OPERATING OFFICER

Attest:

     /s/ Jeanie L. Cassano
-----------------------------
Name:   JEANIE L. CASSANO
      -----------------------

                                  EXHIBIT "A"

                             BANK MERGER AGREEMENT

         This Bank Merger Agreement is made and entered into as of the 31st day of July, 1996, between Hancock Bank of Louisiana, Baton Rouge, Louisiana, a state banking corporation ("Hancock Bank") and Southeast National Bank, Hammond, Louisiana, a national banking association ("SNB") (the "Bank Merger Agreement").

                                  WITNESSETH:

         WHEREAS, Hancock Bank and SNB (collectively, the "Constituent Banks") and their respective Boards of Directors deem it advisable that SNB be merged into Hancock Bank (the "Bank Merger") pursuant to the provisions of the Louisiana Banking Laws, Section 214a of Title 12 of the United States Code ("U.S.C.") and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and;

         WHEREAS, the Constituent Banks have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Bank Merger;

         NOW THEREFORE, the Constituent Banks hereby make, adopt and approve this Bank Merger Agreement and prescribe the terms and conditions of the Bank Merger and the mode of carrying the Bank Merger into effect as follows:

                                  ARTICLE ONE

                                The Bank Merger

         Upon the terms and subject to the conditions hereinafter set forth, and in the Plan, on the Effective Date (as defined in Article Two hereof) SNB shall be merged into Hancock Bank and the separate existence of SNB shall cease.

                                  ARTICLE TWO

                            Effective Date and Time

         The Bank Merger shall be effective no earlier than the latter of: (a) the date and time specified or permitted by the Louisiana Office of Financial Institutions ("OFI") in a Certificate of Merger or other written record issued by the OFI; or (b) fifteen (15) days after the time specified in the certificate to be issued by the Federal Deposit Insurance Corporation under its seal approving the Bank Merger, such date to be determined by resolution of the Board of Directors of Hancock Bank (such time and date being herein referred to as the "Effective Time" and the "Effective Date", respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares

         The aggregate amount of consideration to be received by the holders of Common Stock, $5.00 par value of SNB ("SNB Common Stock") shall be $7,624,000 or $16.70 per share based on 456,518 shares of SNB Common Stock issued and outstanding. Of the aggregate consideration, up to $3,891,135 shall be paid in the form of HHC Common Stock based on a value of $37.25 per share and the balance in cash, provided the maximum aggregate amount of cash to be paid, including cash in lieu of fractional shares, cash paid to those SNB stockholders who would otherwise receive 25 or fewer shares of HHC Common Stock, and cash paid to dissenting stockholders who perfect their rights, (the "Cash Element") shall not exceed $3,735,760 (49% of the aggregate consideration). Assuming no SNB stockholders perfect their right to dissent, on the Effective Date, each share of SNB Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.2345 shares of HHC Common Stock and $7.9652 in cash (collectively, the "SNB Exchange Ratio"), provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not receive HHC Common Stock but rather shall be entitled to receive $16.70 in cash for each share of SNB Common Stock. In the event: (i) there are SNB stockholders who perfect their right to dissent, or (ii) there is a change in the amount of fractional shares or the number of SNB stockholders who would otherwise receive 25 or fewer shares after the date of this Agreement, the stock portion of the SNB Exchange Ratio will be increased and the cash portion decreased proportionately to ensure that the maximum aggregate amount of the Cash Element does not exceed $3,735,760, but in no event shall the purchase price be less than $16.70 per share. The exchange of certificates representing HHC Common Stock for certificates formerly representing SNB Common Stock shall be effected as provided in the Plan. No fractional shares of HHC

Common Stock representing such fractional shares will be issued to the holders of SNB Common Stock. Instead, a shareholder otherwise entitled to receive such fractional shares shall be entitled to a cash payment (without interest) as provided in the Plan.




                                  ARTICLE FOUR

                             Effects of Bank Merger

         The Bank Merger shall have the effects set forth in Section 6:355 of the Louisiana Banking Laws and 12 U.S.C. Section 214b. Upon the Effective Date, each branch office maintained by SNB as a branch office immediately before the Bank Merger becomes effective, shall become a branch office of Hancock Bank.

                                  ARTICLE FIVE

                           Filing of Merger Agreement

         If this Merger Agreement is approved by the shareholders of SNB and Hancock Bank, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of the Constituent Banks, and this Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Banks. Thereafter, a multiple original of this Merger Agreement, so certified, signed and acknowledged, shall be delivered to the OFI for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the OFI shall be filed for record in the office of the recorder of mortgages for the parishes of Tangipahoa and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of Tangipahoa and East Baton Rouge and any other parish in which any of the Constituent Banks owns real property on the Effective Date of the Bank Merger.

                                  ARTICLE SIX

                                 Miscellaneous

         The obligations of the Constituent Banks to effect the Bank Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Bank Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Banks or
(b) pursuant to the terms and provisions of the Plan.

         IN WITNESS WHEREOF, this Bank Merger Agreement is signed by a majority of the Directors of each of the Constituent Banks as of the day first above written.



                                    HANCOCK BANK OF LOUISIANA
                                    BY A MAJORITY OF ITS BOARD OF DIRECTORS

                                     /s/ Richard M. Hill
                                    -------------------------------------------

                                     /s/ J. B. Olinde
                                    -------------------------------------------

                                     /s/ Bruce Easterly
                                    -------------------------------------------

                                     /s/ Charles A. Webb, Jr.
                                    -------------------------------------------

                                     /s/ George A. Schloegel
                                    -------------------------------------------


                                    -------------------------------------------


                                    -------------------------------------------


                                    -------------------------------------------

                                    (consisting of a majority of its Directors)
                                    -------------------------------------------

                                     SOUTHEAST NATIONAL BANK
                                     BY A MAJORITY OF ITS BOARD OF DIRECTORS


                                      /s/ R.R. Harper, Pres. & C.E.O.,
                                     ------------------------------------------

                                      /s/ H. Owen Vinyard
                                     ------------------------------------------

                                      /s/ Joe Rinaudo, Jr.
                                     ------------------------------------------

                                      /s/ Verna S. Magee
                                     ------------------------------------------

                                      /s/ Raymond E. Schafer
                                     ------------------------------------------

                                      /s/ Alex Theriot
                                     ------------------------------------------

                                      /s/ Ronald A. Curet
                                     ------------------------------------------

                                      /s/ Dennis P. Herbert
                                     ------------------------------------------

                                      /s/ Larry Delatte
                                     ------------------------------------------


                                     ------------------------------------------


                                     ------------------------------------------


                                     ------------------------------------------


                                     ------------------------------------------

                                     consisting of a majority of its Directors)
                                     ------------------------------------------

                                  EXHIBIT "B"

                          FORM OF AFFILIATE AGREEMENT

                                      DATE


Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

         This letter agreement is given in connection with the closing of the proposed merger (the "Merger") of Southeast National Bank ("SNB") with and into Hancock Bank of Louisiana ("Hancock Bank"). I am aware and acknowledge that, as a member of the Board of Directors or an executive officer or the beneficial owner of a substantial amount of the outstanding common stock of SNB, I may be an "affiliate" of SNB as that term is defined in the Securities Act of 1933 (the "Securities Act") and the rules and regulations thereunder.

         I understand that resales or other dispositions of shares of the common Stock, $3.33 par value, of Hancock Holding Company (the "HHC Common Stock") to be acquired by me as a result of the Merger may be governed by Rules 144 and 145 promulgated under the Securities Act.

         I have no plan or intention to sell, exchange, transfer by gift or otherwise dispose of a number of said securities to be received in the Merger that would reduce SNB stockholders' ownership of the HHC Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding SNB Common Stock as of the same date.

         I understand that the certificates for shares of Hancock Holding Company received pursuant to the Merger will bear a restrictive legend, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

         "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933 (the "Act") applies. The shares represented by this certificate may not be sold, assigned or otherwise disposed of, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement, dated as of ____________________, 199_ between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

         On the basis of the foregoing, and in consideration of the delivery to me of the HHC Common Stock into which my SNB Common Stock will be converted, I agree that I will not, directly or indirectly, sell, exchange, transfer by gift or otherwise dispose of any of the HHC Common Stock held by me in violation of the Securities Act or the rules or regulations promulgated thereunder.



                                              Sincerely,

                                  EXHIBIT "C"


                     CERTIFICATE OF SOUTHEAST NATIONAL BANK
               RELATING TO SECTION 368 OPINION ON THE BANK MERGER


         This Certificate has been requested by the law firm of Watkins Ludlam & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger (the "Bank Merger") of Southeast National Bank ("SNB") with and into Hancock Bank of Louisiana ("Hancock Bank") as such transaction is described in that certain Agreement and Plan of Reorganization By and Among Hancock Holding Company ("HHC"), Hancock Bank and SNB dated as of July __, 1996 (the "Merger Agreement"). Watkins Ludlam & Stennis, P. A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated [____________________, 1996 (date of closing)] (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

         The following representations are being made in connection with the Bank Merger:

         1. The fair market value of the HHC Common Stock and cash (or, where a Bank shareholder is entitled to receive cash only, the cash) received in the Bank Merger exchange by each SNB shareholder (collectively, the "Hancock Bank Consideration") will be approximately equal to the fair market value of the SNB Common Stock surrendered in the exchange.

         2. The aggregate fair market value of the HHC Common Stock portion of the Hancock Bank Consideration will, on the Effective Date of the Bank Merger, constitute at least fifty-one percent (51%) of the total fair market value of the Hancock Bank Consideration exchanged in the Bank Merger.

         3. To the best of the knowledge of management of SNB, there is no plan or intention by the shareholders of SNB who own one percent (1%) or more of the SNB Common Stock, and to the best of the knowledge of management of SNB there is no plan or intention on the part of the remaining shareholders of SNB, to sell, exchange, or otherwise dispose of a number of shares of HHC Common Stock received in the Bank Merger that would collectively reduce the SNB shareholders' ownership of HHC Common Stock to a number of shares having a value, as of the date of the Bank Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of SNB as of the same date. For purposes of this representation, shares of SNB Common Stock exchanged for cash in lieu of fractional shares of HHC Common Stock, exchanged for cash or other property, or surrendered by dissenters will be treated as outstanding shares of SNB Common Stock on the date of the Bank Merger. Moreover, shares of SNB Common Stock and shares of HHC Common Stock held by SNB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Bank Merger will be considered as part of this representation.

         4. SNB will transfer and Hancock Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by SNB immediately prior to the Bank Merger. For purposes of this representation, amounts paid by SNB to dissenters, assets used by SNB to pay its reorganization expenses, amounts paid by SNB to shareholders who receive cash or other property in connection with the Bank Merger, and all redemptions and distributions (except for regular, normal dividends) made by SNB immediately preceding the Bank Merger, are included as assets of SNB held immediately prior to the Bank Merger.

         5. The liabilities of SNB assumed by Hancock Bank and the liabilities, if any, to which the transferred assets of SNB are subject, were incurred by SNB in the ordinary course of its business.

         6. SNB and the shareholders of SNB will pay their respective expenses, if any, incurred in connection with the Bank Merger (subject to representation 14 below).

         7. There is no intercorporate indebtedness existing between HHC and SNB or between Hancock Bank and SNB that was issued, acquired, or will be settled at a discount.

         8. SNB is not an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

         9. SNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         10. The fair market value of the assets of SNB transferred to Hancock Bank will equal or exceed the sum of the liabilities assumed by Hancock Bank, plus the amount of the liabilities, if any, to which the transferred assets are subject.

         11.     No stock of Hancock Bank will be issued in the Bank Merger.

         12. The payment of cash in lieu of fractional shares of HHC Common Stock is solely for the purpose of avoiding the expense and inconvenience to HHC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Bank Merger to the SNB shareholders instead of issuing fractional shares of HHC Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Bank Merger to the SNB shareholders in exchange for their shares of SNB Common Stock. The fractional share interests of each SNB shareholder will be aggregated, and no SNB shareholder will receive cash (in payment for fractional share interests) in an amount equal to or greater than the value of one (1) full share of HHC Common Stock.

         13. None of the compensation received by any shareholder-employee of SNB pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of SNB Common Stock; none of the shares of HHC Common Stock received by any shareholder-employee of SNB pursuant to the Bank Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of SNB pursuant to any employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         14. Hancock Bank will pay or assume only those expenses of SNB that are solely and directly related to the Bank Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

         SNB hereby certifies that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, ______________, 1996, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.

                                                   SOUTHEAST NATIONAL BANK
                                                   By:
                                                      -------------------------
                                                   Title:
                                                         ----------------------



                 CERTIFICATE OF HANCOCK HOLDING COMPANY AND
                    HANCOCK BANK OF LOUISIANA RELATING TO
                   SECTION 368 OPINION ON THE BANK MERGER


         This Certificate has been requested by the law firm of Watkins Ludlam & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger (the "Bank Merger") of Southeast National Bank ("SNB") with and into Hancock Bank of Louisiana ("Hancock Bank") as such transaction is described in that certain Agreement and Plan of Reorganization By and Among Hancock Holding Company ("HHC"), Hancock Bank and SNB dated as of July __, 1996 (the "Merger Agreement"). Watkins Ludlam & Stennis, P. A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated [____________________, 1996 (date of closing)] (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

         The following representations are being made in connection with the Bank Merger:

         1. Prior to the Bank Merger, HHC will be in control of Hancock Bank within the meaning of section 368(c)(1) of the Code.

         2. Following the Bank Merger, Hancock Bank will not issue additional shares of its stock that would result in HHC losing control of Hancock Bank within the meaning of section 368(c)(1) of the Code.

         3. HHC has no plan or intention to reacquire any of the HHC Common Stock issued in the Bank Merger.

         4. HHC has no plan or intention to liquidate Hancock Bank; to merge Hancock Bank with and into another corporation; to sell or otherwise dispose of the stock of Hancock Bank; or to cause Hancock Bank to sell or otherwise dispose of any of the assets of SNB acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         5. Following the Bank Merger, Hancock Bank will continue the historic business of SNB or use a significant portion of SNB's historic business assets in a business.

         6. HHC, Hancock Bank, SNB, and the shareholders of SNB will pay their respective expenses, if any, incurred in connection with the Bank Merger (subject to representation 9 below).

         7. There is no intercorporate indebtedness existing between HHC and SNB or between Hancock Bank and SNB that was issued, acquired, or will be settled at a discount.

         8. Neither HHC nor Hancock Bank is an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

         9. Hancock Bank will pay or assume only those expenses of SNB that are solely and directly related to the Bank Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

         10.     No stock of Hancock Bank will be issued in the Bank Merger.

         11. The payment of cash in lieu of fractional shares of HHC Common Stock is solely for the purpose of avoiding the expense and inconvenience to HHC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Bank Merger to certain of the SNB shareholders instead of issuing fractional shares of HHC Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Bank Merger to the SNB shareholders in exchange for their shares of SNB Common Stock. The fractional share interests of each SNB shareholder of record will be aggregated, and no SNB shareholder, will receive cash (in payment of fractional share interests) in an amount equal to or greater than the value of one (1) full share of HHC Common Stock.

         12. The fair market value of the HHC Common Stock portion of the total consideration paid by Hancock Bank in the Bank Merger will, on the Effective Date, constitute at least fifty-one percent (51%) of the fair market value of the total consideration paid by Hancock Bank in the Bank Merger.

         HHC and Hancock Bank hereby certify that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, ________________, 1996, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                                                   HANCOCK HOLDING COMPANY

                                                   By:
                                                       ------------------------
                                                   Title:
                                                          ---------------------

                                                   HANCOCK BANK OF LOUISIANA

                                                   By:
                                                       ------------------------
                                                   Title:
                                                          ---------------------

                                  EXHIBIT "D"

                        FORM OF JOINDER OF SHAREHOLDERS


         The undersigned shareholder of Southeast National Bank ("SNB"), in consideration of the benefits to be derived by SNB and its shareholders pursuant to an Agreement and Plan of Reorganization dated July ____, 1996 (the "Agreement") by and between SNB, Hancock Holding Company ("HHC") and Hancock Bank of Louisiana ("Hancock Bank") (the defined terms in which are used herein as defined therein) and the expenses to be incurred by HHC in connection therewith, hereby agrees with HHC as follows:

         1. Such shareholder, acting solely in such shareholder's capacity as such, agrees and undertakes to vote or cause to be voted all shares of SNB Common Stock as to which such shareholder has voting power at any meeting or meetings (including any and all adjournments thereof) before which the Agreement or any similar agreement may come for consideration by SNB shareholders, in favor of the approval of the Agreement and the Bank Merger Agreement, and against any similar agreement, unless HHC then is in breach or default in any material respect with respect to any covenant, representation or warranty as to it contained in the Agreement to an extent that would permit SNB to terminate the Agreement pursuant to Section 12.1 of the Agreement. Such shareholder further agrees not to transfer any of the shares of SNB Common Stock over which such shareholder has dispositive power or grant any proxy thereto (except any such proxy approved by HHC) until the earlier of the Effective Date or the date that the Agreement has been terminated pursuant to its provisions, except (i) for transfers by operation of law and (ii) for transfers in connection with which the transferee shall agree in writing with HHC to be bound by this Joinder as fully as the undersigned. In the case of any transfer by operation of law, the provisions of this Joinder of Shareholders are intended to be binding upon and to inure to the benefit of such transferee, and such transferee shall be bound thereby.

         2. The provisions of this Joinder of Shareholders shall be enforceable through an action by HHC for damages at law or a suit for specific performance or other appropriate extraordinary relief, the signatory shareholder acknowledging that remedies at law for breach or default under this Joinder of Shareholders might be or become inadequate.

         All provisions hereof shall survive the Effective Date of the Bank Merger.

         This Joinder of Shareholders is dated                    , 1996.
                                               -------------------



                                            ------------------------------------

                                  EXHIBIT "E"


                             CASHIER'S CERTIFICATE


         I certify that I am the Cashier of Hancock Bank of Louisiana ("Hancock Bank") located in Baton Rouge, Louisiana, and that I have been appointed and that I am presently serving in that capacity in accordance with the Bylaws of Hancock Bank.

         I further certify that the Agreement and Plan of Reorganization dated as of July 31, 1996 (the "Agreement") by and among Southeast National Bank, Hammond, Louisiana; Hancock Holding Company, Gulfport, Mississippi; and Hancock Bank of Louisiana, Baton Rouge, Louisiana, a wholly owned subsidiary of Hancock Holding Company, does not amend the Articles of Incorporation of Hancock Bank of Louisiana as the surviving bank, and the shares of Hancock Holding Company common stock to be issued under the Agreement do not exceed fifteen percent (15%) of the shares of Hancock Holding Company or Hancock Bank of Louisiana outstanding immediately prior to effectiveness of the Merger, and thus pursuant to Louisiana Revised Statutes 6:352(6), the approval of the Agreement by Hancock Holding Company's stockholders or Hancock Bank's stockholders is not required.

         IN WITNESS WHEREOF, I have hereupon set the seal of this Bank, this the 25 day of October, 1996.



                                       HANCOCK BANK OF LOUISIANA


                                       By: /s/ Charles Ray Pourciau
                                          -------------------------------------
                                          Vice President,              Cashier
                                          ---------------

                                   APPENDIX B


                     [CHAFFE & ASSOCIATES, INC. LETTERHEAD]





November 1, 1996

The Board of Directors
Southeast National Bank
1855 S. Morrison Boulevard
P. O. Box 2488
Hammond, LA  70404-2488

Gentlemen and Mrs. Magee:

   We understand that Southeast National Bank ("SNB"), on the one hand, and Hancock Holding Company ("HHC") and its wholly-owned subsidiary, Hancock Bank of Louisiana ("Hancock Bank"), on the other hand, have entered into an Agreement and Plan of Reorganization by and among these parties, dated as of July 31, 1996 (the "Agreement") which provides, among other things, for the merger of SNB into Hancock Bank. Pursuant to the Agreement and subject to certain possible adjustments, each issued and outstanding share of SNB common stock, $5.00 par value per share (the "SNB Common Stock"), excluding shares held by stockholders who perfect their dissenter's rights of appraisal, shall be converted into the right to receive 0.2345 shares of HHC common stock, $3.33 par value per share (the "HHC Common Stock") and $7.9652 cash; provided, however, each holder of SNB Common Stock who would otherwise receive 25 or fewer shares of HHC Common Stock shall not receive HHC Common Stock but rather shall be entitled to receive $16.70 in cash for each share of SNB Common Stock (the "Exchange Ratio"). No franctional share of HHC Common Stock shall be issued, and in lieu of such fractional share, a shareholder will receive a cash amount equal to such fractional portion of $37.25. If the maximum aggregate amount of cash to be paid, including cash in lieu of fractional shares, cash paid to those SNB shareholders who would otherwise receive 25 or fewer shares of HHC Common Stock and cash paid to dissenting shareholders who perfect their rights (the "Cash Element"), would exceed 49% of the aggregate consideration, the Exchange Ratio shall be adjusted proportionally to ensure that the Cash Element does not exceed $3,735,760. The terms and conditions of the proposed transaction and the Exchange Ratio are more fully described in the Agreement.

   You have asked our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of SNB.

   Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes states that it is competent to provide an opinion as to the fairness of the Exchange Ratio contemplated herein. Neither Chaffe nor any of its officers or employees has an interest in SNB or HHC Common Stocks. The fee received for the preparation and delivery of this opinion is not dependent or contingent upon any transaction.

   In connection with rendering its opinion, Chaffe, among other things: (i) reviewed SNB's draft Proxy Statement/HHC's Prospectus for this proposed transaction as of November 1, 1996, in substantially the

The Board of Directors                                          November 1, 1996
Southeast National Bank                                                   Page 2


form to be sent to stockholders, including a copy of the Agreement; (ii) reviewed and analyzed certain publicly- available financial statements and other information of SNB and HHC, respectively; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning SNB, prepared by the management of SNB, including budget projections; (iv) discussed the past and current operations and financial condition, and the prospects of SNB and HHC with senior executives of SNB and HHC, respectively; (v) reviewed the historical prices and trading volumes of the shares of HHC Common Stock and SNB Common Stock; (vi) compared the financial performance of SNB and HHC, and the prices and trading activity of the SNB Common Stock and HHC Common Stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the proposed transaction; (viii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings, and (ix) performed such other studies and analyses as we deemed appropriate to this opinion.

   In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information, and all other information reviewed by it for purposes of its opinion. Chaffe did not make or obtained an independent review of SNB's or HHC's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on SNB and HHC for information as to the adequacy of their respective loan loss reserves and values of other real estate owned. With respect to SNB's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of SNB of future financial performance of SNB. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the holders of SNB Common Stock.

   Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of SNB Common Stock.

Very truly yours,

CHAFFE & ASSOCIATES, INC.

-----------

GFGL:mb

                                   APPENDIX C


                             12 U.S.C. Section 214a

PROCEDURE FOR CONVERSION, MERGER, OR CONSOLIDATION; VOTE OF STOCKHOLDERS

         Section 214a (Act of August 17, 1950, Sec. 2). A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

APPROVAL OF BOARD OF DIRECTORS; PUBLICATION OF NOTICE OF STOCKHOLDERS' MEETING;
        WAIVER OF PUBLICATION; NOTICE BY REGISTERED OR CERTIFIED MAIL

         (a) The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks; Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         (b) A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraiser is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                    PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS/PROXY STATEMENT

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation provide for indemnification to the fullest extent allowed by law. The Articles of the Registrant provide in Article Sixth certain provisions regarding the extent to which the Registrant will provide indemnification and advancement of expenses to its directors, officers, employees and agents as well as persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively referred as "Eligible Persons").

         The Registrant's Bylaws currently contain a provision requiring the Registrant to indemnify any director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

         Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act ("MBCA") mandates that the Registrant indemnify any director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with such proceeding (the "Mandatory Provision"). The MBCA permits the Registrant to indemnify a director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the director's conduct was in good faith, (2) in the case of conduct in his official capacity, the director reasonably believed his conduct was in the best interests of the Registrant,
(3) in the case of conduct not in his official capacity, the director reasonably believed his conduct was not opposed to the best interests of the Registrant, (4) in the case of any criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Registrant, the director is not adjudged liable to the Registrant, and (6) in the case of third-party claims, the director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The MBCA also provides that unless the Registrant's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Registrant in a proceeding by or in the right of the Registrant, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provided, however, that if the director was adjudged liable to the Registrant, his indemnification is limited to reasonable expenses. The MBCA permits the Registrant to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The MBCA also permits the Registrant to indemnify officers, employees and agents of the Registrant to the same extent permitted for directors. Finally, the MBCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

         Article Sixth of the Registrant's Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the MBCA and, as permitted by the MBCA, requires the Registrant to indemnify Eligible Persons beyond the scope of such provisions. The Registrant must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Registrant in a suit brought by or in the right of the Registrant or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Sixth also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterested Party would not preclude indemnification.

         Article Sixth further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Sixth may not be taken away or diminished by an amendment in the event of a change in control of the Registrant.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS

 2 Agreement and Plan of Reorganization dated July 31, 1996 among Hancock Holding Company, Southeast National Bank and Hancock Bank of Louisiana (included as Appendix A to the Prospectus/Proxy Statement).

 3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).

 3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference).

 3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).

 3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).

 3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).

 3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).

 4.1 Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (No. 33-11831), and incorporated herein by reference).

5 Opinion of Watkins Ludlam & Stennis, P.A. as to the legality of the shares being registered.

8 Opinion of Watkins Ludlam & Stennis, P.A. regarding certain tax matters.

21 Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

23.1*    Consent of Deloitte & Touche LLP.

23.2*    Consent of Hannis T. Bourgeois & Co., L.L.P. and Durnin & James.

23.3     Consent of Watkins Ludlam & Stennis, P.A. (included in Exhibits 5 and
         8).

23.4     Consent of Chaffe and Associates, Inc.


24* Power of Attorney (included on the signature page of the Registration Statement).

27*      Financial Data Schedule.

99       Form of Proxy for Southeast National Bank.


* Previously filed.

ITEM 22.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c)      (1)     The undersigned Registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, this 4th day of November, 1996.





                                             HANCOCK HOLDING COMPANY
                                             (Registrant)

                                             By:/s/ Leo W. Seal, Jr.
                                                -------------------------------
                                                Leo W. Seal, Jr.,
                                                President and Chief Executive
                                                Officer

                                             By:/s/ C. Stanley, Bailey
                                                -------------------------------
                                                C. Stanley Bailey
                                                Executive Vice President and
                                                Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                        Title                               Date
----------                                        -----                               ----
By: /s/ Joseph F. Boardman, Jr.*                  Chairman of the                    November 4, 1996
    ----------------------------                      Board and Director
     Joseph F. Boardman, Jr.

By: /s/ Thomas W. Milner, Jr.*                    Director                           November 4, 1996
    ----------------------------
    Thomas W. Milner, Jr.

By: /s/ Dr. Homer C. Moody, Jr.*                  Director                           November 4, 1996
    ----------------------------
    Dr. Homer C. Moody, Jr.

By: /s/ James B. Estabrook, Jr.                   Director                           November 4, 1996
    ----------------------------
    James B. Estabrook, Jr.

By: /s/ Victor Mavar*                             Director                           November 4, 1996
    ----------------------------
    Victor Mavar

By: /s/ Charles H. Johnson*                       Director                           November 4, 1996
    ----------------------------
    Charles H. Johnson

By: /s/ L.A. Koenenn, Jr.*                        Director                           November 4, 1996
    ----------------------------
    L. A. Koenenn, Jr.

By: /s/ Leo W. Seal, Jr.                          President, Chief Executive         November 4, 1996
    ----------------------------                      Officer and Director
    Leo W. Seal, Jr.

By: /s/ George A. Schloegel                       Vice Chairman of the               November 4, 1996
    ----------------------------                       Board and Director
    George A. Schloegel

By: /s/ George A. Schloegel
    ----------------------------
    Attorney in fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                       DESCRIPTION


 2 Agreement and Plan of Reorganization dated July 31, 1996 among Hancock Holding Company, Southeast National Bank and Hancock Bank of Louisiana (included as Appendix A to the
               Prospectus/Proxy Statement). . . . . . . . . . . . . . . . . .

 3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference) . . . . . . . . . . . . . . . . . . . . . . . . .
               .

 3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-11831), and incorporated herein by reference)  . . . . . . . . . . . . . . . . . . . . . . . .

 3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 (filed as
               Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference). . .

 3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference)  . . . . . . . . .

 3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 (filed as
               Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference) . . .

 3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference)  . . . . . . . . . . . .

 4 Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (No.
               333-11831), and incorporated herein by reference).  . . . . . .

5              Opinion of Watkins Ludlam & Stennis, P.A. as to the legality of the shares being registered  . . . . . . . . . . . . . . . . .

8              Opinion of Watkins Ludlam & Stennis, P.A. regarding certain tax matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.1*          Consent of Deloitte & Touche LLP . . . . . . . . . . . . . . .

23.2*          Consent of Hannis T. Bourgeois & Co., L.L.P. and Durnin & James

23.3           Consent of Watkins Ludlam & Stennis, P.A. (included in Exhibits
               5 and 8).  . . . . . . . . . . . . . . . . . . . . . . . . . .


23.4           Consent of Chaffe and Associates, Inc. . . . . . . . . . . . .


24*            Power of Attorney (included on the signature page of the
               Registration Statement) . . . . . . . . . . . . . . . . . . . .

27*            Financial Data Schedule  . . . . . . . . . . . . . . . . . . .

99             Form of Proxy for Southeast National Bank  . . . . . . . . . .


* Previously filed.